Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated as of

May 16, 2021

by and among

SEAPORT GLOBAL ACQUISITION CORP.,

SEAPORT MERGER SUB LLC,

REDWOOD HOLDCO, LP

and

REDWOOD INTERMEDIATE, LLC

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS	3

1.01 Definitions	3

1.02 Terms Defined Elsewhere in This Agreement	15

1.03 Construction	17

1.04 Knowledge	18

Article II TRANSACTIONS	18

2.01 Amendment and Restatement of Company LLC Agreement	18

2.02 The Merger	18

2.03 Effects of the Merger	19

2.04 Closing	19

2.05 Governing Documents	19

2.06 Officers of the Surviving Company	19

Article III EFFECTS OF THE MERGER	20

3.01 Effect on Company Common Units	20

3.02 Equitable Adjustments	20

3.03 Withholding	21

3.04 Payment of Expenses	21

3.05 Post-Closing Contribution	22

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT	23

4.01 Organization	23

4.02 Due Authorization	23

4.03 No Conflict	23

4.04 Governmental Authorities; Consents	23

4.05 Litigation and Proceedings	24

4.06 No Additional Representations and Warranties	24

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	24

5.01 Organization of the Company	24

5.02 Due Authorization	25

5.03 No Conflict	25

5.04 Governmental Authorities; Consents	26

5.05 Bankruptcy	26

i

5.06 Capitalization	26

5.07 Financial Statements	27

5.08 Undisclosed Liabilities	28

5.09 Litigation and Proceedings	29

5.10 Compliance with Laws	29

5.11 Intellectual Property and Data Privacy and Security	30

5.12 Contracts; No Defaults	33

5.13 Employees; Company Benefit Plans	35

5.14 Taxes	38

5.15 Brokers’ Fees	40

5.16 Insurance	40

5.17 Real Property	40

5.18 Environmental Matters	40

5.19 Absence of Changes	41

5.20 Affiliate Agreements	42

5.21 Proxy Statement	42

5.22 No Additional Representations and Warranties	42

Article VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB	42

6.01 Corporate Organization	43

6.02 Due Authorization	43

6.03 No Conflict	44

6.04 Litigation and Proceedings	45

6.05 Compliance with Laws	45

6.06 Employee Benefit Plans	46

6.07 Governmental Authorities; Consents	46

6.08 Financial Ability; Trust Account	46

6.09 Taxes	47

6.10 Brokers’ Fees	48

6.11 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	49

6.12 Business Activities; Absence of Changes	50

6.13 Proxy Statement	52

6.14 No Outside Reliance	52

6.15 Capitalization	52

6.16 Nasdaq Stock Market Quotation	54

6.17 Contracts; No Defaults	54

6.18 Title to Property	55

6.19 Investment Company Act	55

6.20 Affiliate Agreements	55

6.21 Takeover Statutes and Charter Provisions	55

6.22 PIPE Investment Amount; Subscription Agreements	55

6.23 No Additional Representations and Warranties	56

Article VII COVENANTS OF THE COMPANY	56

7.01 Conduct of Business	56

7.02 Inspection	60

7.03 HSR Act and Regulatory Approvals	60

7.04 [Reserved.]	61

7.05 No Claim Against the Trust Account	61

7.06 Proxy Solicitation; Other Actions	61

7.07 Tax Indemnity	63

Article VIII COVENANTS OF ACQUIROR	63

8.01 HSR Act and Regulatory Approvals	63

8.02 Indemnification and Insurance	65

8.03 Conduct of Acquiror During the Interim Period	66

8.04 Trust Account	69

8.05 Inspection	69

8.06 Acquiror Nasdaq Listing	69

8.07 Acquiror Public Filings	69

8.08 Financing	69

8.09 Additional Insurance Matters	70

8.10 Director and Officer Appointments	70

8.11 Bylaws	71

8.12 Acquiror A&R Charter	71

8.13 Restatement of Financial Statements	71

Article IX JOINT COVENANTS	71

9.01 Support of Transaction	71

9.02 Preparation of Proxy Statement; Special Meeting	71

9.03 Tax Matters	73

9.04 Confidentiality; Publicity	73

9.05 Post-Closing Cooperation; Further Assurances	74

9.06 Acquiror Omnibus Incentive Plan	74

9.07 Termination of Affiliate Agreements	74

9.08 Section 16 Matters	74

9.09 Exclusivity	75

9.10 Tax Receivable Agreement	75

Article X CONDITIONS TO OBLIGATIONS	75

10.01 Conditions to Obligations of All Parties	75

10.02 Additional Conditions to Obligations of Acquiror	76

10.03 Additional Conditions to the Obligations of the Company and Parent	77

Article XI TERMINATION/EFFECTIVENESS	78

11.01 Termination	78

11.02 Effect of Termination	79

Article XII MISCELLANEOUS	80

12.01 Waiver	80

12.02 Notices	80

12.03 Assignment	81

12.04 Rights of Third Parties	81

12.05 Expenses	82

12.06 Governing Law	82

12.07 Captions; Counterparts	82

12.08 Schedules and Exhibits	82

12.09 Entire Agreement	82

12.10 Amendments	82

12.11 Severability	83

12.12 Jurisdiction; WAIVER OF TRIAL BY JURY	83

12.13 Enforcement	83

12.14 Non-Recourse	84

12.15 Nonsurvival of Representations, Warranties and Covenants	84

12.16 Acknowledgements	85

Exhibits

Exhibit A	–	Form of Subscription Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Lock-Up Agreement
Exhibit D	–	Form of Amended and Restated Registration Rights Agreement
Exhibit E	–	Form of Stockholders Agreement
Exhibit F	–	Form of Acquiror Omnibus Incentive Plan
Exhibit G	–	Form of Amended and Restated Bylaws of Acquiror
Exhibit H	–	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit I	–	Material Terms of Tax Receivable Agreement
Exhibit J	–	Amended and Restated Company LLC Agreement
Exhibit K	–	Material Terms of Second Amended and Restated Company LLC Agreement

Annexes

Annex A	–	Use of Proceeds

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of May 16, 2021, is entered into by and among Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, as of the date of this Agreement, Parent owns 100% of the issued and outstanding equity interests of the Company;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub, Parent and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement, in each case, in accordance with applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to Acquiror and the Company the Company Member Approval;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the parties subscribing for Acquiror Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (the “Subscription Agreements”), each substantially in the form set forth on Exhibit A, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of Acquiror Common Stock at $10.00 per share in a private placement or placements of Acquiror Common Stock, to be consummated concurrently with the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company and certain Acquiror Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Support Agreements”), substantially in the form attached hereto as Exhibit B, providing that, among other things, the Acquiror Stockholders party to the Support Agreements will vote their shares of Acquiror Common Stock in favor of this Agreement and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, Parent and certain Acquiror Stockholders have entered into certain Lock-Up Agreements, dated as of the date hereof (the “Lock-Up Agreements”), substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the consummation of the Transactions, Acquiror, Sponsor, certain Acquiror Stockholders and certain holders of partnership interests of Parent shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit D;

WHEREAS, in connection with the consummation of the Transactions, Acquiror, certain Acquiror Stockholders and Parent, shall enter into that certain Stockholders Agreement (the “Stockholders Agreement”), substantially in the form set forth on Exhibit E;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an omnibus incentive plan substantially in the form attached hereto as Exhibit F (the “Acquiror Omnibus Incentive Plan”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”) in the form set forth on Exhibit G;

WHEREAS, immediately prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”) in the form set forth on Exhibit H;

WHEREAS, in connection with the consummation of the Transactions, Acquiror, Sponsor, Parent and the Company shall enter into a tax receivable agreement that substantially incorporates the terms set forth on Exhibit I (the “Tax Receivable Agreement”);

WHEREAS, on the Closing Date, prior to the consummation of the Merger, the Company shall amend and restate the Company LLC Agreement to be substantially in the form attached hereto as Exhibit J (the “Amended and Restated Company LLC Agreement”); and

WHEREAS, each of the parties intends that the Merger and the contribution of Aggregate Cash Proceeds, taken as a whole, shall be treated under the principles of Situation 2 of IRS Revenue Ruling 99-5, 1999-1 C.B. 434, as a conversion of the Company from an entity that is disregarded as an entity separate from its owner to a partnership; accordingly, under the principles of IRS Revenue Ruling 99-5, the Merger and the contribution of Aggregate Cash Proceeds, taken as a whole, shall be treated as (i) a contribution of all of the assets of the Company by the regarded owner of Parent to the Company and (ii) a contribution of the Aggregate Cash Proceeds by Acquiror to the Company (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, Parent and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01          Definitions. As used herein, the following terms shall have the following meanings:

“Acquired Company Units” means ten (10) Company Common Units.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Class B Common Stock” means Class B Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means Class A Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Outstanding Shares” means a number equal to the sum of (a) the quotient of (i) the Aggregate Cash Raised, divided by (ii) ten (10), plus (b) the Aggregate Common Stock Consideration.

“Acquiror Related Party” means any of (i) Acquiror’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors, or (ii) any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the Persons described in clause (i); provided that “Acquiror Related Party” shall not include Acquiror or Merger Sub.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Redemption” means the right of the Acquiror Stockholders to redeem all or a portion of their Acquiror Common Stock (in connection with the Transactions or otherwise) as set forth in the Acquiror Organizational Documents.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Action” means any pending or completed claim, demand, action, litigation, suit, assessment, audit, investigation, arbitration or proceeding, civil, criminal, legal, judicial, investigative or administrative proceeding (whether at law or in equity) or arbitration, whether formal or informal, including any appeals.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that (other than for purposes of Section 4.06, Section 5.20, Section 5.22, Section 6.14, Section 9.04(b), Article XI and Section 12.14 and the definition of Company Related Party) in no event shall Parent, the Company or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (other than any such investment fund holding any direct or indirect equity or ownership interests in Parent) nor shall any portfolio company or investment fund affiliated with Apollo Global Management, Inc. (other than any such investment fund holding any direct or indirect equity or ownership interests in Parent) be considered to be an Affiliate of Parent, the Company or any of their respective Subsidiaries.

“Aggregate Cash Proceeds” means an amount equal to (a) the Aggregate Cash Raised, minus (b) the Outstanding Company Expenses, minus (c) the Outstanding Acquiror Expenses, minus (d) the Company Audited Financials Expenses, minus (e) the Company Broker Expenses, minus (f) the Acquiror Broker Expenses.

“Aggregate Cash Raised” means an amount equal to (a) the aggregate cash proceeds available for release to Acquiror from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the Acquiror Stockholder Redemptions), plus (b) the amount of the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing.

“Aggregate Common Stock Consideration” means the aggregate number of shares of Acquiror Class B Common Stock (deemed to have a value of ten dollars ($10.00) per share) issued pursuant to Section 3.01.

“Aggregate Company Units” means a number of Company Common Units equal to the quotient obtained by dividing (i) the Net Equity Value, by (ii) 10.

“Alternative Transaction” means any of the following transactions involving the Company or Acquiror, as applicable (other than the transactions contemplated by this Agreement and the Subscription Agreements): (a) any merger, acquisition consolidation, recapitalization, share exchange, Business Combination or other similar transaction, public investment or public offering, or (b) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other equity interests of the Company or Acquiror in a single transaction or series of transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” means “business combination” as such term is used in Section 203 of the DGCL.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated as of November 27, 2020.

“Closing Date Cash” means an amount equal to the aggregate amount of cash of the Company as of the close of business on the day prior to the Closing Date.

“Closing Date Indebtedness” means an amount equal to the aggregate amount of Indebtedness outstanding under the Company Credit Agreement as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any dependent or beneficiary thereof) of the Company, its Subsidiaries or any ERISA Affiliate, including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, severance, vacation, paid time off, holiday, cafeteria, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, which are now maintained, sponsored or contributed to by the Company, a Subsidiary of the Company or any ERISA Affiliate, or under which the Company, a Subsidiary of the Company or any ERISA Affiliate has any material Liability or obligations.

“Company Board” means the board of directors of the Company.

“Company Common Units” means the units of the Company designated (a) as “Common Units” pursuant to the Amended and Restated Company LLC Agreement and (b) from and after the Effective Time, as “Common Units” pursuant to the Second Amended and Restated Company LLC Agreement.

“Company Credit Agreement” means the Credit Agreement, dated as of October 20, 2017, among the Company, Redbox Automated Retail, LLC, the lenders party thereto from time to time and HPS Investment Partners, LLC, as administrative agent and collateral agent, as amended and restated by the Incremental Assumption and Amendment Agreement dated as of September 7, 2018, the Amendment No. 2 to Credit Agreement dated as of September 30, 2020, the Amendment No. 3 to Credit Agreement dated as of December 28, 2020 and the Incremental Assumption and Amendment Agreement No. 4 dated as of January 29, 2021 and as further amended, restated or otherwise modified on or prior to the Closing Date.

“Company IP” means all Company Registered IP and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 29, 2020.

“Company Member Approval” means the approval and adoption of this Agreement and the Transactions by the written consent of Parent in its capacity as the sole member of the Company, pursuant to the Company’s organizational documents and Section 18-209 of the DLLCA.

“Company Membership Interests” means the membership interests of the Company pursuant to the Company LLC Agreement.

“Company Registered IP” means the Registered IP owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Related Party” means (i) Parent, the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or (ii) any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the Persons described in clause (i).

“Company Representations” means the representations and warranties of the Company and its Subsidiaries expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company’s Required Funds” means eighty six million dollars ($86,000,000).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 27, 2021, between Acquiror and Redbox Automated Retail, LLC.

“Contracts” means any and all contracts, agreements, deeds, arrangements, subcontracts, licenses, leases, purchase orders, commitments and understandings of any kind to which a Person or any of its assets or properties is bound and all amendments thereof, in each case, which is legally binding (other than any Company Benefit Plans).

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions, variations or mutations thereof or related or associated health conditions, epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “non-essential business order,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Delaware Law” means the DGCL, the DLPA and the DLLCA, as applicable.

“Designated Contract” means any Contract in effect on the date hereof between the Company and any of its Subsidiaries, on the one hand, and any studio or retail partner, on the other hand.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“DLPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Claim” means any written claim, proceeding, complaint or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Laws or Permits relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include, without limitation, the following U.S. statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Film Financing Credit Agreement” means the Credit, Security, Guaranty and Pledge Agreement, dated as of December 29, 2020, among Redbox Entertainment, LLC, Redbox Holdings, LLC, the guarantors party thereto from time to time, the lenders party thereto from time to time and MUFG Union Bank, N.A., as administrative agent, as amended, rested or otherwise modified on or prior to the Closing Date.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Fraud” means, with respect to a party this Agreement, an actual and intentional fraud in the making of any representation or warranty set forth in Article IV (Representations and Warranties of Parent), Article V (Representations and Warranties of the Company) or Article VI (Representations and Warranties of Acquiror and Merger Sub) (as applicable), or in any Transaction Document or in any certificate delivered pursuant hereto or thereto, as applicable; provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if such party had actual knowledge that such representation and warranty made by such party was actually materially breached when made and with the express intention that the party or parties to whom such representation and warranty was made would rely thereon to their detriment.

“Fully Diluted Company Units” means a number of Company Common Units equal to the sum of (a) the Aggregate Company Units, plus (b) the number of Acquiror Outstanding Shares.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, subdivision, agency or instrumentality, arbitrator, court or tribunal and any official of the foregoing.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by-products or derivatives and asbestos and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business. For the avoidance of doubt, Indebtedness shall not include Taxes.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means any and all industrial and intellectual property rights and all intangible rights associated therewith, throughout the world, including (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (b) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information and know-how, (c) all rights in industrial designs and any registrations and applications therefor, (d) all rights in trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (e) all rights in Internet domain name registrations, Internet and World Wide Web URLs or addresses and social media identifiers (such as a Twitter® Handle) and related accounts, (f) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto and (g) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Law” means any statute, law, ordinance, codes, rule, regulation or Governmental Order, including the common law, in each case, of any Governmental Authority.

“Liability” means any liability, debt, loss, damage, claim, cost, expense or obligation of any nature (including costs of investigation and defense and attorney’s and accountant’s fees, costs and expenses), in each case, whether direct or indirect, known or unknown, accrued or unaccrued, matured or unmatured, fixed or contingent or liquidated or unliquidated.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, charge, easement, lien, right of way, purchase option, right of first refusal, covenant, reservation, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means any event, change, circumstance, development, condition, effect or state of facts that, individually or in the aggregate with any one or more other events, changes, circumstances, developments, conditions, effects or states of facts that: (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of this clause (i) only, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clauses (a), (b), (d), (f) and (g) below, in each case, to the extent (but only to the extent) that such change disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) and clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.02 and Section 5.03 and, to the extent related thereto, the conditions in Section 10.02(a), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance by the Company or Parent with the terms of this Agreement or the taking by the Company or Parent of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including large-scale civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (h) seasonal fluctuations or downturns in the business of the Company or any of its Subsidiaries substantially consistent with prior seasonal fluctuations or downturns or occasioned by significant external events such as the Summer Olympic Games; and (i) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause (i) shall not prevent or otherwise affect a determination that any event, change, circumstance, development, effect or state of facts underlying such failure to meet projections, forecasts or budgets has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such event, change, circumstance, development, effect or state of facts is not otherwise excluded from this definition of Material Adverse Effect); or (ii) prevents, materially impairs, materially delays or materially impedes the Company from consummating the Merger or any of the other Transactions.

“Nasdaq” means the Nasdaq Capital Market.

“Net Equity Value” means an amount equal to the sum of (i) $638,000,000, minus (ii) the Closing Date Indebtedness, plus (iii) the Closing Date Cash.

“PCAOB Auditor” means an independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, certificates of authority, franchises, authorizations, approvals, registrations and other similar consents issued by or obtained from, or required to be obtained from, a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities, (viii) statutory Liens of landlords for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ix) Liens encumbering the fee interest in any Leased Real Property, (x) Liens securing Indebtedness outstanding under the Company Credit Agreement and the Film Financing Credit Agreement and (xi) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means all information that, alone or in combination with other information held by the Company or any of its Subsidiaries, could be used to identify or is otherwise identifiable with an individual person, and any other personal information that is subject to any Privacy and Security Law.

“Privacy and Security Laws” means any Laws regarding receiving, collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Information, including federal, state or foreign Laws or regulations regarding (a) data privacy and information security, (b) data breach notification (as applicable) or (c) other Laws governing unauthorized access to or use of Personal Information.

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“Redeeming Stockholder” means an Acquiror Stockholder that accepts the Offer or otherwise demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Transactions and in accordance with the Acquiror Organizational Documents.

“Registered IP” means all registrations and applications for registration or issuance with any Governmental Authority of any Company IP, including domain name registrations.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law, as applicable.

“Related Party” means a Company Related Party or an Acquiror Related Party, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at any time any person (a) listed on any sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury or (e) other similar Governmental Authority from time to time.

“Schedules” means, as applicable, sections of the disclosure letter of the Company and its Subsidiaries or sections of the disclosure letter of Acquiror and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means computer software programs, including all source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation thereto.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Seaport Global SPAC, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, escheat or unclaimed property, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto (or imposed with respect to any failure to timely or properly file a Tax Return) by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Contest” means any audit, suit, conference, action, assessment, investigation, claim, administrative or judicial proceeding, or other similar interaction with the U.S. Internal Revenue Service with respect to any Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Documents” means, collectively, this Agreement, the Subscription Agreements, the Support Agreements, the Registration Rights Agreement, Tax Receivable Agreement and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02          Terms Defined Elsewhere in This Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquiror	Preamble
Acquiror A&R Bylaws	Recitals
Acquiror A&R Charter	Recitals
Acquiror Affiliate Agreement	6.20
Acquiror Benefit Plans	6.06
Acquiror Board Recommendation	9.02(d)
Acquiror Broker Expenses	3.04(b)
Acquiror Change in Recommendation	9.02(d)
Acquiror Cure Period	11.01(c)
Acquiror Designee	8.10(a)
Acquiror Intervening Event	9.02(d)
Acquiror Intervening Event Notice	9.02(d)
Acquiror Intervening Event Notice Period	9.02(d)
Acquiror Omnibus Incentive Plan	Recitals
Acquiror Omnibus Incentive Plan Proposal	9.02(c)

Term	Section
Acquiror SEC Reports	6.11(a)
Acquiror Stockholder Approval	6.02(b)
Additional Proposal	9.02(c)
Affected Period	6.11(g)
Agreement	Preamble
Alternative Proposal	9.09
Amended and Restated Company LLC Agreement	Recitals
Amendment Proposal	9.02(c)
ASC	6.11(g)
ASC 815-40	6.11(g)
Audited Financial Statements	5.07(a)
Business Information Systems	5.11(j)
Certificate of Merger	2.02(b)
Closing	2.04
Closing Date	2.04
Company	Preamble
Company Affiliate Agreement	5.20
Company Audited Financials Expenses	3.04(a)
Company Broker Expenses	3.04(a)
Company Counsel Expenses	3.04(a)
Company Cure Period	11.01(b)
Company Designee	8.10(a)
Company Employee	5.13(k)
Director Proposal	9.02(c)
Effective Time	2.02(b)
Excluded Licenses	5.12(a)(v)
FASB	6.11(g)
Financial Statements	5.07(a)
FLSA	5.13(c)
HPS Designee	8.10(a)
Indemnitee	7.07(a)
Independent	8.10(a)
Independent Designee	8.10(a)
Insurance Policies	5.16
Intended Tax Treatment	Recitals
Interim Period	7.01
IPO Date	6.11(g)
Leased Real Property	5.17(b)
Lock-Up Agreements	Recitals
Material Lease	5.17(b)
Merger	2.02(a)
Merger Sub	Preamble
Nasdaq Proposal	9.02(c)
Offer	Recitals
Open Source Technology	5.11(g)

Term	Section
Outstanding Acquiror Expenses	3.04(b)
Outstanding Company Expenses	3.04(a)
Parent	Preamble
PCAOB Audited Financial Statements	7.06(a)
PIPE Investment Amount	6.22
Proposals	9.02(c)
Proxy Clearance Date	9.02(d)
Registration Rights Agreement	Recitals
Second Amended and Restated Company LLC Agreement	2.05
Stockholders Agreement	Recitals
Subscribers	Recitals
Subscription Agreements	Recitals
Support Agreements	Recitals
Surviving Company	2.02(a)
Surviving Provisions	11.02
Tax Receivable Agreement	Recitals
Terminating Acquiror Breach	11.01(c)
Terminating Company Breach	11.01(b)
Termination Date	11.01(b)
Transaction Proposal	9.02(c)
Transfer Taxes	9.03(a)
Trust Account	6.08(a)
Trust Agreement	6.08(a)
Trustee	6.08(a)
Unaudited Financial Statements	5.07(a)
WARN	5.13(c)
Works	5.11(e)

1.03          Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “party” shall mean a party to this Agreement and “parties” shall mean the parties to this Agreement.

(b)               Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)               Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)               The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)               The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, in each case, no later than two (2) Business Days prior to the date of this Agreement.

1.04          Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of Parent, the persons set forth on Schedule 1.04(a), in the case of the Company, the persons set forth on Schedule 1.04(b), and, in the case of Acquiror or Merger Sub, the persons set forth on Schedule 1.04(c), and, in each case, after reasonable inquiry.

Article II
TRANSACTIONS

2.01          Amendment and Restatement of Company LLC Agreement. On the Closing Date, prior to the consummation of the Merger, the Company and Parent shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which the issued and outstanding Company Membership Interests shall be unitized into an aggregate number of Company Common Units equal to the Aggregate Company Units.

2.02          The Merger.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate existence of Merger Sub shall cease.

(b)               At the Closing, the parties shall cause a certificate of merger with respect to the Merger in accordance with this Agreement and Delaware Law and in form and substance mutually acceptable to the parties (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as is agreed by Acquiror and Parent and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.03          Effects of the Merger. The Merger shall have the effects set forth in this Agreement, Delaware Law and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, obligations, restrictions, disabilities, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, restrictions, disabilities, liabilities and duties of the Surviving Company, in each case in accordance with Delaware Law.

2.04          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via email or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 209 of the DLLCA.

2.05          Governing Documents. At the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated in a form reasonably satisfactory to Parent and Acquiror, consistent with the Material Terms of the Second Amended and Restated Company LLC Agreement attached hereto as Exhibit K (the “Second Amended and Restated Company LLC Agreement”), until thereafter supplemented or amended in accordance with its terms and Delaware Law (subject to Section 8.02).

2.06          Officers of the Surviving Company. The parties will take all requisite actions such that the initial officers of the Surviving Company immediately after the Effective Time shall be the individuals set forth in Schedule 2.06, each to hold office in accordance with the provisions of the DLLCA and the certificate of formation and operating agreement of the Surviving Company.

Article III
EFFECTS OF THE MERGER

3.01          Effect on Company Common Units. Subject to the provisions of this Agreement:

(a)               at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, Parent, any Acquiror Stockholder or any other Person, all of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereupon automatically be canceled and extinguished and converted into an aggregate number of Company Common Units equal to the Acquired Company Units;

(b)               at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, Parent, any Acquiror Stockholder or any other Person, all of the Company Common Units issued and outstanding immediately prior to the Effective Time shall thereupon automatically be canceled and extinguished and converted into, (i) a number of Company Common Units equal to the Aggregate Company Units and (ii) the right to receive a number of shares of Acquiror Class B Common Stock equal to the number of Aggregate Company Units. Following the conversion of the Company Common Units into (x) a number of Company Common Units equal to the Aggregate Company Units pursuant to Section 3.01(b)(i) and (y) the right to receive a number of shares of Acquiror Class B Common Stock equal to the Aggregate Company Units pursuant to Section 3.01(b)(ii), all of the Company Common Units so converted shall no longer be outstanding and shall cease to exist, and each holder of Company Common Units shall thereafter cease to have any rights with respect to such securities, except (A) the number of Company Common Units equal to the Aggregate Company Units pursuant to Section 3.01(b)(i) and (B) the right to receive a number of shares of Acquiror Class B Common Stock equal to the Aggregate Company Units pursuant to Section 3.01(b)(ii); and

(c)               at the Closing, Acquiror shall issue or deliver or cause to be delivered, as applicable, to Parent such number of shares of Acquiror Class B Common Stock as provided in Section 3.01(b)(ii).

3.02          Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Common Units or shares of Acquiror Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or units, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Common Units or shares of Acquiror Common Stock will be appropriately adjusted to provide to Parent and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03          Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, however, that before making any deduction or withholding pursuant to this Section 3.03 in respect of any non-compensatory payment, Acquiror shall give the Company at least five (5) days, prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.03. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding. Prior to the Closing, Parent shall deliver, on behalf of its regarded owner, an IRS Form W-9 duly completed and executed by such regarded owner; provided that the sole remedy for Acquiror and its Affiliates for Parent’s failure to provide such a IRS Form W-9 will be to withhold from any amounts otherwise deliverable or payable under this Agreement such amounts as are required by applicable Law.

3.04          Payment of Expenses.

(a)               No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a schedule setting forth a list of all of the following fees, expenses and disbursements incurred by or on behalf of the Company, any Subsidiary of the Company or Parent in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with the invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees, expenses and disbursements for outside counsel incurred in connection with the Transactions other than the Company Audited Financials Expenses (collectively, the “Company Counsel Expenses”), (ii) the fees, expenses and disbursements of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the preparation of the PCAOB Audited Financial Statements (collectively, the “Company Audited Financials Expenses”), (iii) the brokerage fees, finders’ fees and other commissions to which the Persons set forth on Schedule 5.15 are entitled in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation (collectively, the “Company Broker Expenses”) and (iv) the fees, expenses and disbursements of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions other than the Company Audited Financials Expenses and the Company Broker Expenses (together with the Company Counsel Expenses, the “Outstanding Company Expenses”). On the Closing Date, following the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (x) all of the Company Audited Financials Expenses, (y) all of the Company Broker Expenses and (z) an aggregate amount of the Outstanding Company Expenses up to the lesser of (i) an amount equal to all such Outstanding Company Expenses and (ii) $2,500,000; provided that, on the Closing Date, following the Closing, Parent shall pay or cause to be paid the amount, if any, by which the Outstanding Company Expenses exceed $2,500,000.

(b)               No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a schedule setting forth a list of all of the fees, expenses and disbursements incurred by or on behalf of Acquiror, Merger Sub or Sponsor (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the brokerage fees, finders’ fees and other commissions to which the Persons set forth on Schedule 6.10 are entitled in connection with the preparation, negotiation and execution of this Agreement and the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including Sponsor (collectively, the “Acquiror Broker Expenses”) and (ii) the fees, expenses and disbursements for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Acquiror, Merger Sub or Sponsor in connection with the preparation, negotiation and execution of this Agreement, the Transactions and the restatement of the Financial Statements for the Affected Period (including the preparation and filing with the SEC of all required reports and other documents required to be filed by Acquiror with the SEC in connection therewith) other than the Acquiror Broker Expenses (the fees, expenses and disbursements described in this clause (ii), collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, following the Closing, Acquiror shall pay or cause to be paid, by wire transfer of immediately available funds, (x) all of the Acquiror Broker Expenses and (y) an aggregate amount of the Outstanding Acquiror Expenses up to the lesser of (i) an amount equal to all such Outstanding Acquiror Expenses and (ii) $1,500,000.

(c)               Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction are consummated.

3.05          Post-Closing Contribution.

(a)               Immediately following the Effective Time, Acquiror shall contribute an amount in cash equal to the Aggregate Cash Proceeds to the Company, and the Company shall use such cash in accordance with Annex A hereto.

(b)               In exchange for the contribution of the Aggregate Cash Proceeds pursuant to Section 3.05(a), the Company shall issue and deliver to Acquiror, an aggregate number of Company Common Units equal to (i) the Fully Diluted Company Units, minus (ii) the Aggregate Company Units, minus (iii) the Acquired Company Units.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), Parent represents and warrants to Acquiror and Merger Sub as follows:

4.01          Organization. Parent is duly formed, is validly existing and in good standing under the Laws of Delaware. Parent has the requisite entity power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. Parent is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions.

4.02          Due Authorization. Parent has all requisite entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and (subject to the approvals described in Section 4.04), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Documents by Parent and the consummation of the Transactions have been duly and validly authorized and approved by Parent’s general partner, no other partnership proceeding or approval on the part of Parent is necessary to authorize this Agreement or such Transaction Documents or Parent’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document will be, duly and validly executed and delivered by Parent and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.03          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.04 or on Schedule 4.03, the execution, delivery and performance of this Agreement and each Transaction Document to which Parent is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of limited partnership, partnership agreement or other organizational documents of Parent or (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Parent, or any of its properties or assets.

4.04          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Parent with respect to Parent’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions.

4.05          Litigation and Proceedings. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement and consummate the Transactions.

4.06          No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Schedules), none of Parent or any other Person (including Parent’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives) makes any other express or implied representation or warranty with respect to Parent or the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation or warranty if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

5.01          Organization of the Company.

(a)               The Company is duly formed, is validly existing and in good standing under the Laws of Delaware. The Company has the requisite entity power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The copies of the organizational documents of the Company previously delivered by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. The Company is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Schedule 5.01(b) sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Schedule 5.01(b), the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock, limited liability company or membership interests or other equity interests in any other Person. Each Subsidiary of the Company has been duly formed and is validly existing in good standing under the Laws of the jurisdiction of formation. Each Subsidiary of the Company has the requisite power and authority to own, lease and operate its assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to have such power, authority, approvals, registrations or qualifications has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary that are directly or indirectly owned by the Company have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company or one of its Subsidiaries free and clear of any Lien (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) except Permitted Liens. Each of the Company’s Subsidiaries are in compliance in all material respects with the terms of their respective organizational documents.

5.02          Due Authorization. The Company and each of its Subsidiaries, as applicable, have all requisite entity power and authority to execute and deliver this Agreement and each other Transaction Document to which they are a party and to perform their obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Document by the Company and such Subsidiaries and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board and Parent and each such Subsidiary’s board of directors, board of managers or members, as applicable, and no other company proceeding or approval on the part of the Company and such Subsidiaries, as applicable, is necessary to authorize this Agreement or such Transaction Documents or the Company’s and such Subsidiaries’, as applicable, performance hereunder or thereunder. This Agreement has been, and each such Transaction Document will be, duly and validly executed and delivered by the Company and such Subsidiaries, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company and such Subsidiaries, as applicable, enforceable against the Company and such Subsidiaries, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.03          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.04 or on Schedule 5.03, the execution, delivery and performance of this Agreement and each Transaction Document to which the Company and each of its Subsidiaries, as applicable, is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or such Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, require any notice under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to any of the terms, conditions or provisions of any Contract of the type described in Section 5.12(a), whether or not set forth on Schedule 5.12(a) or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clause (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, amendments or Liens, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.04          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, have a material adverse effect on the ability of the Company to consummate the Transactions.

5.05          Bankruptcy. Neither the Company nor any of its Subsidiaries is involved in any Action by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or immediately after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.

5.06          Capitalization.

(a)               Parent is the sole member of the Company and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of the Company free and clear of all Liens other than restrictions on transfer under the Company LLC Agreement, the DLLCA or applicable Securities Laws. All of the issued and outstanding limited liability company interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law and the Company’s organizational documents, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested.

(b)               There are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the Company Membership Interests or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is obligated or may become obligated to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests or any securities convertible into or exchangeable for any equity interests of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s equityholders may vote. As of the date hereof, the Company is not party to any equityholders agreement, voting agreement or registration rights agreement relating to its equity interests and no Person has any preemptive or similar rights to purchase or otherwise acquire securities of the Company pursuant to any provision of Law, the Company’s organizational documents, or any Contract to which the Company is a party. There are no Liens (other than Permitted Liens) with respect to the sale or voting of securities or equity interests of the Company (whether outstanding or issuable).

(c)               As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth on Schedule 5.06(b), as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is obligated or may become obligated to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests or any securities convertible into or exchangeable for any equity interests of such of the Company’s Subsidiaries. Except as set forth on Schedule 5.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ equityholders may vote. Except as set forth on Schedule 5.06(c), the Company’s Subsidiaries are not party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries and no Person has any preemptive or similar rights to purchase or otherwise acquire securities of such Subsidiaries pursuant to any provision of Law, such Subsidiary’s organizational documents, or any Contract to which such Subsidiary is a party. There are no Liens (other than Permitted Liens) with respect to the sale of voting or securities or equity interests of such Subsidiary (whether outstanding or issuable).

5.07          Financial Statements.

(a)               Attached as Schedule 5.07 are (i) the audited consolidated balance sheets of Redbox Automated Retail, LLC and its Subsidiaries as of December 31, 2019 and as of December 31, 2020 and the audited consolidated statement of operations, statements of comprehensive loss, statements of changes in owners’ (deficit) equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of Redbox Automated Retail, LLC and its Subsidiaries as of March 31, 2021 and the unaudited consolidated statement of operations and statement of cash flows of Redbox Automated Retail, LLC and its Subsidiaries as of March 31, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Other than the Audited Financial Statements, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2019 and 2020.

(b)               The Company’s system of internal controls over financial reporting (i) is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, (ii) permits access to financial systems and bank accounts only in accordance with management’s general or specific authorization, and (iii) compares any differences between the recorded accountability for tangible assets, financial assets and bank accounts with the existing tangible assets, financial assets and bank accounts at reasonable intervals (for each such class of assets) and takes appropriate action with respect thereto. The accounting controls of the Company and its Subsidiaries are sufficient to provide reasonable assurances in all material respects that (A) transactions are executed in accordance with management’s general or specific authorization and (B) transactions are recorded as necessary to permit the accurate preparation of consolidated financial statements in accordance with GAAP. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

5.08          Undisclosed Liabilities. There is no Liability against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in Schedule 5.08, (d) arising under this Agreement or the performance by the Company of its obligations hereunder, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.09          Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions by or against the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries, or, to the knowledge of the Company, threatened by or against any officer, director, equityholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company, its Subsidiaries, or any of their Affiliates that is or would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any investigation or Action by any Governmental Authority, in each case that is or would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries that is or would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.10          Compliance with Laws.

(a)               The Company and each of its Subsidiaries are and, since December 31, 2018, have been, in compliance with and not in conflict with, or in default or violation of, the Laws applicable to each of the Company and its Subsidiaries, including Anti-Corruption Laws, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2018, neither the Company nor any of its Subsidiaries has received any notice of violation or noncompliance with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Neither the Company nor any of its Subsidiaries nor any of their respective officers, nor to the knowledge of the Company, any employees, agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf, has, directly or indirectly, (i) made, promised, offered or authorized (A) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate or (B) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment or (ii) violated any Anti-Corruption Law applicable to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or received any notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)               The Company and its Subsidiaries have maintained policies and procedures and systems of internal controls as may be required by, and in any event reasonably designed to ensure compliance with, the Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries nor any of their respective officers or employees, nor to the knowledge of the Company, any agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf (i) is, or since December 31, 2018 has been, a Sanctioned Person, (ii) has transacted any business directly or knowingly indirectly with any Sanctioned Person in violation of Sanctions or (iii) has taken any action that would cause the Company or any Subsidiary to violate any Sanctions. To the knowledge of the Company, none of the Company nor any Subsidiary is the subject of any allegation, voluntary or involuntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws or Sanctions.

(d)               The Company and each of its Subsidiaries have all Permits necessary to conduct their respective businesses as presently conducted or to own, lease and operate its properties or assets, except where the failure to have any such Permits has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since December 31, 2018, the Company has not received any notice from any Governmental Authority regarding (i) any actual or possible material violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Permit, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries comply with the terms of all Permits, and no revocation, withdrawal, suspension, cancellation or adverse modification of any Permit is pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority threatening to revoke, withdraw, suspend, cancel or modify in an adverse manner any Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Permit is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11          Intellectual Property and Data Privacy and Security.

(a)               Schedule 5.11(a) sets forth, as of the date hereof, a true and complete list of (i) all Company Registered IP, and for all Company Registered IP other than domain names, the owner of such item of Company Registered IP, the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number, and (ii) all unregistered trademarks owned by the Company or any of its Subsidiaries that are material to the conduct of the business of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, individually or in the aggregate, all of the Company Registered IP is valid, subsisting, enforceable, and in full force and effect and have not expired or been canceled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, that are due as of the Closing have been duly made. The Company or a Subsidiary exclusively owns all right, title and interest in and to all Company IP, free and clear of all Liens, except for Permitted Liens. To the knowledge of the Company, (i) no material Company Registered IP is the subject of any opposition, cancellation or similar proceeding before any Governmental Authority other than proceedings that may occur in the ordinary course of business; (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Company Registered IP; and (iii) neither the Company nor any of its Subsidiaries is subject to any current proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any material Company Registered IP.

(b)               To the knowledge of the Company, the Company or a Subsidiary, as applicable, owns all right, title and interest in and to, or is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof, free and clear of all Liens, except for Permitted Liens.

(c)               Except for Excluded Licenses, Schedule 5.11(c) sets forth a complete and correct list of all licenses pursuant to which the Company or any Subsidiary licenses or otherwise authorizes the use of any material Company IP. All such licenses are in full force and effect, and are binding obligations of the Company or any Subsidiary of the Company party thereto and, to the knowledge of the Company, the other party or parties thereto. No Company or Subsidiary of the Company that is a party to such license is in default under any such license, and to the knowledge of the Company, no other party or parties to any such license is in default thereunder. Solely with respect to the licenses set forth on Schedule 5.11(c), the consummation of the Transactions contemplated by this Agreement will not (i) cause the Company or any Subsidiary of the Company to be in violation of or default under any such license or (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such license. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company has granted any third party any right, license, covenant, option, or interest in or to (i) any rights to income, royalties, damages, or payments related to any material Company IP (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any material Company IP) or (ii) the right to sue or recover for past, present or future infringements, misappropriations or other conflicts with any material Company IP.

(d)               Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate, and has not infringed, misappropriated or violated in the last three (3) years, any Intellectual Property of any third Person and (ii) there are no Actions pending or threatened in writing or, to the knowledge of the Company, any other claims that assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third Person. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, to the knowledge of the Company, no third Person is currently infringing, misappropriating or violating any Company IP.

(e)               No present or former officer, director, employee, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company IP. All programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by any officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries were made in the regular course of such Person’s employment or service relationship with the Company or applicable Subsidiary using the facilities and resources of the Company or applicable Subsidiary, and as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle. Each present or former officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries who has created or contributed to the creation of Works, or who in the regular course such Person’s employment or service relationship with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Works, has executed an assignment or similar agreement with the Company or Subsidiary confirming the Company’s or Subsidiary’s ownership of such Works and transferring and assigning to the Company or Subsidiary all right, title and interest in and to such Intellectual Property, or rights in such Intellectual Property have transferred to the Company or Subsidiary by operation of Law. No Governmental Authority or academic institution has any right to, ownership of, or right to royalties for any Company IP.

(f)                The Company and its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of and otherwise protect and preserve the confidentiality of all confidential information and trade secrets that are owned or held by the Company and its Subsidiaries and used in the conduct of the business (including by entering into confidentiality, non-disclosure or similar agreements with all present and former officers, directors, employees, agents, independent contractors of, and consultants to the Company or applicable Subsidiary who had access to or knowledge of such confidential information or trade secrets). To the knowledge of the Company, none of the material confidential information or trade secrets of the Company or any of its Subsidiaries have been used, disclosed or appropriated without authorization. To the knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any material trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(g)               The Company and its Subsidiaries have not used any Software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses or any license that is approved by the Open Source Initiative (www.opensource.org/licenses) (collectively, “Open Source Technology”) in a manner that, with respect to Software included in the Company IP that is material to the business of the Company and its Subsidiaries, taken as a whole, would (A) require disclosure or distribution of such Software in source code form, (B) require the licensing of such Software for the purpose of making derivative works thereof or (C) impose any material restriction on the consideration to be charged for the distribution of such Software.

(h)               Since December 31, 2018, neither the Company nor any Subsidiary has received notice from any Governmental Authority asserting a violation of any Privacy and Security Law and, to the knowledge of the Company, neither it nor any of its Subsidiaries is the subject of any investigation by any Governmental Authority for any potential violation of any Privacy and Security Law.

(i)                 Since December 31, 2018, to the knowledge of the Company, neither the Company nor any Subsidiary has suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Personal Information.

(j)                 (i) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, in the last two (2) years, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems primarily used in its business (collectively, the “Business Information Systems”), (ii) the Company and each of its Subsidiaries have taken commercially reasonable steps to ensure that, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other Software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase Software, hardware or data or to perform any other similar type of unauthorized activities, including by the use of antivirus Software with the intention of protecting the Business Information Systems from becoming infected by viruses and other harmful code and (iii) the Company and each of its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery plan and business continuity procedures. The Business Information Systems are sufficient in all material respects for the operations of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted as of the Closing.

5.12          Contracts; No Defaults.

(a)               Schedule 5.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)             any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(ii)            any Contract pursuant to which the Company or its Subsidiaries is a lessor or lessee of any real property or any personal property involving payments in excess of $100,000 per annum;

(iii)           any Contract for the purchase or sale of an interest in real property in excess of $100,000;

(iv)           any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.12 and expected to result in revenue or require expenditures in excess of $100,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(v)            any Contract pursuant to which the Company or its Subsidiaries is granted, or grants to a third party, a license or any other rights (including any covenant not to sue) in any Intellectual Property (other than (1) intercompany licenses between the Company and any of its Subsidiaries, (2) non-exclusive licenses granted to customers of the Company or its Subsidiaries in the ordinary course of business, (3) off-the-shelf licenses for generally commercially available Software or licenses to Software-as-a-service under generally available terms, with a total dollar value not in excess of $200,000 or (4) licenses for Open Source Technology (“Excluded Licenses”)), which contracts are material to the Company and its Subsidiaries, taken as a whole;

(vi)           any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any asset or equity of the Company or any of its Subsidiaries, other than any Contract for intercompany Indebtedness between the Company or any of its wholly owned Subsidiaries or among any of its wholly owned Subsidiaries, or any capitalized lease relating to the use of equipment, having an outstanding principal amount in excess of $100,000;

(vii)          any Contract under which the Company or any Subsidiary of the Company, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries), in any such case which, individually, is in excess of $100,000;

(viii)         any Contract pursuant to which the Company has acquired or disposed of or agreed to acquire or dispose of, directly or indirectly, by merger or otherwise (A) a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or other equity interests or assets that contains material continuing rights or obligations of the Company, including any indemnification, guarantee, “earn-out” or other contingent payment obligations or (B) any ownership interest in any other Person (other than its Subsidiaries) for aggregate consideration under such Contract of at least $100,000;

(ix)            any Contract establishing any partnership, joint venture, limited liability company or other similar equity investment agreements with any Person (other than any Subsidiary of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(x)             any Contract that is a settlement, conciliation or similar Contract with any Governmental Authority (x) with ongoing Liability in excess of $25,000 or (y) that includes any obligation (other than the payment of money) to be performed or the admission of wrongdoing by the Company or any of its Subsidiaries or any of their respective officers or directors; and

(xi)            any Contract that is a Company Affiliate Agreement that will not be terminated at or prior to the Closing.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.12(a) and with respect to any Designated Contract, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2018, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of breach of or default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2018 through the date hereof, neither the Company nor its Subsidiaries has received notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.13          Employees; Company Benefit Plans.

(a)               Schedule 5.13(a) sets forth a complete list of all material Company Benefit Plans other than offer letters with employees that are terminable “at will” or for convenience and, in each case, without the payment of severance or notice pay or other material obligations.

(b)               With respect to each Company Benefit Plan listed in Schedule 5.13(a), the Company has made available to Acquiror, accurate and complete copies of each plan document, as currently in effect, including all amendments thereto (or, if such Company Benefit Plan is not written, a written summary of its material terms), and to the extent applicable, (i) the current summary plan description and any material modifications thereto, (ii) the three most recent annual reports (Form 5500 series) with any required schedules filed with the IRS with respect to such Company Benefit Plan, (iii) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (iv) the most recent determination or opinion letter, if any, issued by the United States Internal Revenue Service with respect to any Company Benefit Plan and any pending request for such a determination letter, (v) the current trust agreement, insurance or group annuity Contract, administration and similar agreements and investment management or investment advisory agreements relating to such Company Benefit Plan and (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for such Company Benefit Plan. All material employee data necessary to administer the Company Benefit Plans is true, accurate, complete and in the possession of the Company and its Subsidiaries and in a form sufficient for the proper administration of the Company Benefit Plans.

(c)               The Company and its Subsidiaries are in material compliance with all applicable Laws regarding employment practices, employee benefits, terms and conditions of employment, equal opportunity, pay equity, discrimination in employment, wrongful discharge, health and safety, collective bargaining, workers’ compensation and unemployment insurance, the payment of social security and other applicable taxes, and wages and hours, including Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), ERISA, the United States Consolidated Omnibus Budget Reconciliation Act of 1985 and the Fair Labor Standards Act of 1938 (“FLSA”), other than instances of noncompliance that have not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company is subject to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries are not delinquent in material payments to any current or former employees, consultants or other service providers for any salaries, wages, fees or other amounts required to be reimbursed or otherwise paid.

(d)               Neither the Company nor any of its Subsidiaries has any direct or indirect material Liability with respect to misclassification of any person, including misclassification of a person as (i) an independent contractor rather than as an employee, (ii) an exempt employee rather than as a non-exempt employee with respect to FLSA (or similar state Law) or (iii) a leased employee from another employer rather than as a Company Employee.

(e)               As of the date of this Agreement, there is not presently pending, existing or threatened in writing, any strike, slowdown, picketing, work stoppage or labor dispute, and there have been none in the past three years. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council or labor Contract, commitments or arrangements with any labor or trade union or other labor organization, and no such agreement is being negotiated by the Company or any Subsidiary thereof and, to the knowledge of the Company, there are no union organizing activities involving the employees of the Company and its Subsidiaries to authorize representation by any labor union. There is no unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority, nor is there any employment-related Action or Liability pending or, to the Company’s knowledge, threatened by or on behalf of any employees of the Company or any Subsidiary of the Company.

(f)                None of the Company, its Subsidiaries, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains, administers or contributes to or is required to contribute to, or has ever contributed to or been required to contribute to, or could have any obligation or Liability (actual or contingent) with respect to (i) any employee benefit plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). None of the Company, its Subsidiaries or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the knowledge of the Company, no circumstances exist that would result in any Liability to the Company, any of its Subsidiaries or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(g)               Each Company Benefit Plan (and any related trust or other funding vehicle) is and has been established, maintained, operated and administered in material compliance with its terms, any contractual arrangements and applicable Law, including ERISA, the Code and administrative practices of Governmental Authorities (as applicable). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan in any material respect.

(h)               There is no material pending or, to the knowledge of the Company, threatened Action relating to a Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine individual claims for benefits in the ordinary course of business provided for by the Company Benefit Plans, and none of the Company, its Subsidiaries or any Company Benefit Plans have any material outstanding liabilities for Taxes, penalties or fees, in any case, arising from any such Action relating to any Company Benefit Plan. No Company Benefit Plan is, or in the past three years has been, the subject of an audit by any Governmental Authority.

(i)                 Except as described in Schedule 5.13(i), the execution and delivery of this Agreement and the consummation of the Transactions (either alone or in combination with another event) will not (i) entitle any current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries to any compensation or benefit becoming due, or any increase thereof, (ii) result in any payment becoming due, accelerate the time of payment or funding or vesting of benefits or increase the amount of compensation due to any current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries, or (iii) result in any forgiveness of Indebtedness or trigger any funding obligation under any Company Benefit Plan that is sponsored or maintained by the Company for the benefit of any current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries.

(j)                 Each Company Benefit Plan that provides health or welfare benefits is fully insured or, if not fully insured, is indicated as such on Schedule 5.13(j), and any incurred but not reported claims under any such Company Benefit Plan have been properly accrued in accordance with GAAP. No Company Benefit Plan provides and none of the Company, its Subsidiaries or its ERISA Affiliates have any Liability in respect of post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code and at the sole expense of the employee.

(k)               With respect to any director, officer or employee of the Company or any of its Subsidiaries (each, a “Company Employee”), and any former director, officer or employee of the Company or any of its Subsidiaries, and any current or former consultant or independent contractor of the Company or any of its Subsidiaries, none of the Company, its Subsidiaries or any ERISA Affiliate of any of them has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(l)                 No amount or benefit that could reasonably be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code, pursuant to Contracts in existence at the Closing, could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.

(m)             Each Company Benefit Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States, which is required to be registered or approved by any Governmental Authority, has been so registered and approved, except where failure to register or gain approval will not result in a material Liability, and has been maintained in good standing with applicable requirements of any Governmental Authority.

(n)               There has been no “mass layoff” or “plant closing” (as defined by WARN and the regulations promulgated thereunder or any similar state, local or foreign Law) with respect to the Company or any of its Subsidiaries within the six months prior to the date of this Agreement, and neither the Company nor any of its Subsidiaries has incurred any Liability under WARN that remains unsatisfied.

5.14          Taxes.

(a)               (i) All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have timely filed, taking into account any extensions, and all such Tax Returns are true, complete and accurate, (ii) all material Taxes required to be paid by or with respect to the Company and its Subsidiaries have been timely paid other than Taxes that are not yet due or that are being contested in good faith in appropriate Actions, (iii) there are no Liens for material Taxes on any assets of the Company or its Subsidiaries other than Permitted Liens, (iv) no deficiency for any material Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Actions, (v) the Company and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, (vi) neither the Company nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business not primarily related to Taxes), (vii) neither the Company nor any of its Subsidiaries has (x) been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (y) any material Liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise by operation of Law and (viii) neither the Company nor any of its Subsidiaries has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of material Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.

(b)               There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(c)               No audits or other examinations with regard to any material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. Within the last three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to any material Taxes in that jurisdiction.

(d)               Within the past five (5) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e)               Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date hereof, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

(f)                The Company and its Subsidiaries are not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries in respect of any taxable year for which the statute of limitations has not yet expired.

(g)               To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h)               Neither the Company nor any of its Subsidiaries (assuming for this purpose that the Company and each of its Subsidiaries is a regarded entity for U.S. federal income Tax purposes) will be required to include any material item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date, or (iv) debt instrument held on or before the Closing Date that was not acquired in the ordinary course of business and was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(i)                Each of the Company and its Subsidiaries has timely and properly collected all material sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Governmental Authority. Each of the Company and its Subsidiaries has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of any material Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(j)                 The Company and each of its Subsidiaries is, and has been at all times since its date of formation, a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) and for all applicable state and local income tax purposes, and no election has been filed with any Governmental Authority to treat the Company or any of its Subsidiaries as an association taxable as a corporation for any Income Tax purposes.

(k)               Notwithstanding anything to the contrary herein, nothing in this Section 5.14 or otherwise in this Agreement shall be construed to provide any representation or warranty as to the amount, condition or availability for use in any taxable period after the Closing Date of any net operating loss, capital loss or Tax credit carryforward or other similar Tax attribute of the Company or any of its Subsidiaries.

5.15          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.16          Insurance. Schedule 5.16 sets forth a true, correct and complete list of, and the Company has made available to Acquiror, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies or renewals thereof are in full force and effect, the Company and its Subsidiaries maintain insurance coverage in such amounts and against such risks as are adequate and customary in the industry for the operation of their respective businesses and as required under any of the Company’s or its Subsidiaries’ applicable leases, all premiums payable under all such Insurance Policies have been paid timely, and the Company and/or its Subsidiaries are in compliance with the terms of such Insurance Policies, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no material claim by the Company or any Subsidiary of the Company pending under any Insurance Policies that has been denied or disputed by the insurer.

5.17          Real Property.

(a)               Neither the Company nor any Subsidiary owns any Real Property.

(b)               Schedule 5.17(b) sets forth a true, correct and complete list, as of the date hereof, of all existing leases, subleases, licenses and other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to occupy, now or in the future, any real property in excess of $100,000 base rent payable annually (such properties, the “Leased Real Property” and each such lease, sublease, license or other agreement, a “Material Lease”). The Company has made available to Acquiror true, correct and complete copies of all Material Leases (including all material modifications, amendments, guaranties and supplements thereto). Each Material Lease is in full force and effect and is binding upon the Company or its Subsidiary, as applicable. With respect to the Leased Real Property, the Company and each of its Subsidiaries is in compliance with such leases in all material respects and has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. Neither the Company nor any Subsidiary has leased or granted to any Person the right to use or occupy any portion of the Leased Real Property.

(c)               The Company and each of its Subsidiaries owns, leases under valid leases or has use of and/or valid access under valid agreements to all material facilities, machinery, equipment and other tangible assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery, equipment and other tangible assets are in good working condition and repair (ordinary course wear and tear accepted) and are adequate and suitable in all material respects for their present use.

(d)               To the knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Leased Real Property or give any other party to any such lease the right to terminate or cancel such lease. Neither the Company nor its Subsidiaries have received notice within the twelve (12) months preceding the date hereof of any default under any Leased Real Property.

(e)               Neither the Company nor any Subsidiary has received any notice of any proposed or pending condemnation or eminent domain proceedings with respect to any part of the Real Property.

5.18          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all material Permits required under Environmental Laws, (b) there has not been any Hazardous Materials Activity in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws at currently or formerly owned or operated facilities, (c) the Company has provided all Environmental Law audits, including phase 1 reports, (d) neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to the knowledge of the Company, there are no Environmental Claims threatened against the Company, and (e) neither the Company nor any of its Subsidiaries has assumed or undertaken any material Liability of any other Person under any Environmental Laws.

5.19          Absence of Changes.

(a)               Since March 31, 2021, there has not been any change, development, condition, occurrence, circumstance, event or effect relating to the Company or its Subsidiaries that resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)               From March 31, 2021 through the date of this Agreement, excluding any deviations from the ordinary course of business of the Company or any of its Subsidiaries or any actions, activities or conduct of the Company or any of its Subsidiaries taken (or not taken) to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 on the Company’s or such Subsidiary’s business, including the COVID-19 Measures, shall be deemed to be taken in the “ordinary course of business” for purposes of this Section 5.19(b), the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business.

5.20          Affiliate Agreements. Schedule 5.20 sets forth a complete and correct list, as of the date hereof, of (a) all written Contracts between the Company or any Subsidiary of the Company, on the one hand, and a Company Related Party (other than employment or consulting agreements entered into with any director, manager, officer or employee of the Company or any Subsidiary in the ordinary course of business or any Company Benefit Plans), on the other hand, (b) a description of any other material business arrangement or relationship between the Company or any Subsidiary of the Company and any Company Related Party (other than in the case of any director, manager, officer or employee of the Company or any Subsidiary, employment or consultancy relationships in the ordinary course of business), (c) any Contract or other arrangement pursuant to which a Company Related Party has any interest in any material asset, real or personal, tangible or intangible, used by the Company or any Subsidiary, and (d) any Contract relating to Indebtedness owed to the Company by an Affiliate or by the Company to any Affiliate (each of the foregoing in clauses (a) through (d), a “Company Affiliate Agreement”).

5.21          Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

5.22          No Additional Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Schedules), none of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after November 30, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company and Parent as follows:

6.01          Corporate Organization.

(a)               Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware. Acquiror has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)               Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full company power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

6.02          Due Authorization.

(a)               Each of Acquiror and Merger Sub has all requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and (subject to the approvals described in Section 6.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Documents by each of Acquiror and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Transaction Documents or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)               The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Nasdaq Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal and (iv) holders of a majority of the outstanding shares of Acquiror Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Acquiror Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)               At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) approved the Transactions as a Business Combination; and (iii) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring the Acquiror Stockholder Approval.

6.03          No Conflict. The execution, delivery and performance of this Agreement and each of the other Transaction Documents by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendment, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, require any notice under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches, defaults, terminations, amendments or Liens, which have not had and would not, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

6.04          Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

6.05          Compliance with Laws.

(a)               Except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since November 30, 2020 have been, in compliance in all material respects with all applicable Laws. Neither of Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since November 30, 2020, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)               Since November 30, 2020, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

6.06          Employee Benefit Plans. Except as may be contemplated by Acquiror Omnibus Incentive Plan Proposal, none of Acquiror, Merger Sub or any of their respective Subsidiaries maintains, contributes to or has any obligation or Liability, or could reasonably be expected to have any obligation or Liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

6.07          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and Nasdaq and the filing and effectiveness of the Certificate of Merger and the Acquiror Charter Amendment.

6.08          Financial Ability; Trust Account.

(a)               As of the date hereof, there is at least one hundred forty-five million one hundred eighty-seven thousand five hundred dollars ($145,187,500) invested in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 27, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated November 30, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since December 2, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)               As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)               As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

6.09          Taxes.

(a)               (i) Acquiror has timely filed, taking into account any extensions, all Tax Returns required to be filed by it and all such material Tax Returns are true, complete and accurate, (ii) Acquiror has paid all material Taxes required to be paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Actions, (iii) there are no Liens for material Taxes on any assets of Acquiror other than Permitted Liens, (iv) no deficiency for any material Tax has been asserted or assessed by a taxing authority against Acquiror which deficiency has not been paid or is not being contested in good faith in appropriate Actions, (v) Acquiror has provided adequate reserves in their financial statements for any material Taxes that have not been paid, (vi) Acquiror is not a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than an agreement entered into in the ordinary course of business not primarily related to Taxes), (vii) Acquiror (x) has not been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or (y) does not have any Liability for the material Taxes of any Person other than Acquiror pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, or otherwise by operation of Law and (viii) Acquiror has not failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of material Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.

(b)               There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Acquiror for any taxable period, and no request for any such waiver or extension is currently pending.

(c)               No audits or other examinations with regard to any material Taxes of Acquiror are presently in progress or have been asserted or proposed in writing. Within the last 3 years, no written claim has been made by a Governmental Authority in a jurisdiction where Acquiror does not file Tax Returns that Acquiror is or may be subject to any material Taxes in that jurisdiction.

(d)               Within the past five (5) years, Acquiror has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e)               Acquiror has not been a party to a transaction that, as of the date hereof, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

(f)                Acquiror is not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to Acquiror in respect of any taxable year for which the statute of limitations has not yet expired.

(g)               To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h)               Notwithstanding anything to the contrary herein, nothing in this Section 6.09 or otherwise in this Agreement shall be construed to provide any representation or warranty as to the amount, condition or availability for use in any taxable period after the Closing Date of any net operating loss, capital loss or Tax credit carryforward or other similar Tax attribute of Acquiror.

6.10          Brokers’ Fees. Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including Sponsor.

6.11          Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)               Except as set forth in Section 6.11(g), Acquiror has filed in a timely manner all required proxy statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 30, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth in Section 6.11(g), none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 6.11(g), audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)               Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Except as set forth in Section 6.11(g), such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as set forth in Section 6.11(g), such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)               Acquiror has established and maintained a system of internal controls. Except as set forth in Section 6.11(g), such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)               There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)               Except as set forth in Section 6.11(g), neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)                To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)               Since issuance on December 2, 2020 (the “IPO Date”), the warrants issued by the Acquiror were accounted for as equity within its financial statements, and after discussion and evaluation, including with its independent auditors, the Acquiror has concluded that the warrants should be presented as liabilities as of the IPO date reported at fair value with subsequent fair value remeasurement at each reporting period. Therefore, the Acquiror concluded that its previously issued Financial Statements for the period from July 24, 2020 (Inception) through December 31, 2020 (the “Affected Period”) should be restated because of a misapplication in the guidance around accounting for its outstanding warrants to purchase common stock and should no longer be relied upon. Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on the Acquiror’s application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The Acquiror reassessed its accounting for Warrants issued on December 2, 2020, in light of the SEC Staff’s published views. Based on this reassessment, the Acquiror determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in its Statement of Operations each reporting period. The Acquiror intends to restate the Financial Statements for the Affected Period and expects to re-evaluate the effectiveness of its disclosure controls and procedures and internal control over financial reporting as of December 31, 2020.

6.12          Business Activities; Absence of Changes.

(a)               Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)               Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)               Except as provided in Section 6.11(g), there is no Liability against Acquiror or its Subsidiaries, except for Liabilities (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since December 31, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (iii) disclosed in Schedule 6.12(c).

(d)               Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(e)               Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(f)                Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(g)               (i) Since the date of Acquiror’s formation, except as provided in Section 6.11(g), there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or its Subsidiaries which have not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) from November 30, 2020 through the date of this Agreement, Acquiror and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 8.03 if such action had been taken after the date hereof or (B) is material to Acquiror and its Subsidiaries, taken as a whole.

6.13          Proxy Statement. The Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.

6.14          No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, Acquiror acknowledges and agrees that Acquiror has, through its Affiliates and its and their respective directors, officers, employees, stockholders, partners, members or representatives, made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V, any certificate delivered in accordance with Section 10.02(b) or in any other Transaction Document to which the Company is a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article V of this Agreement, any certificate delivered in accordance with Section 10.02(b) or in any other Transaction Document to which the Company is a party.  Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, any certificate delivered in accordance with Section 10.02(b) or in any other Transaction Document to which the Company is a party, with all faults and without any other representation or warranty of any nature whatsoever.

6.15          Capitalization.

(a)               The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 110,000,000 shares of common stock, consisting of 100,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Class B Common Stock, of which (1) 14,375,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and 3,593,750 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (2) 16,843,750 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by Sponsor.

(b)               Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c)               Acquiror is the sole member of Merger Sub and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of Merger Sub free and clear of all Liens other than restrictions on transfer under the limited liability company agreement of Merger Sub, the DLLCA or applicable Securities Laws. All of the issued and outstanding limited liability company interests of Merger Sub (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested.

(d)               Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be capable of effectively vesting in Parent title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(e)               Except as set forth in the Acquiror Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.

6.16          Nasdaq Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SGAMU.” Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

6.17          Contracts; No Defaults.

(a)               Schedule 6.17(a) contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b)               Each Contract of a type required to be listed on Schedule 6.17(a), whether or not set forth on Schedule 6.17(a), was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.17(a), whether or not set forth on Schedule 6.17(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since November 30, 2020, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since November 30, 2020 through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

6.18          Title to Property. Except as set forth on Schedule 6.18, neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

6.19          Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.

6.20          Affiliate Agreements. Except as set forth on Schedule 6.20, none of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

6.21          Takeover Statutes and Charter Provisions. The Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of the Aggregate Common Stock Consideration. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the Aggregate Common Stock Consideration or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or any of its Subsidiaries is subject, party or otherwise bound.

6.22          PIPE Investment Amount; Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements pursuant to which the Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to fifty million dollars ($50,000,000) (such amount, the “PIPE Investment Amount”). Each of the Subscription Agreements are in full force and effect and are legal, valid and binding upon Acquiror and the Subscribers party thereto, enforceable in accordance with their terms. None of the Subscription Agreements have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscribers party thereto in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the knowledge of Acquiror, the Subscribers that have executed Subscription Agreements as of the date hereof have, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers party to Subscription Agreements, (ii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber party to a Subscription Agreement or (iii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

6.23          No Additional Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the Schedules), neither Acquiror or Merger Sub nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to Parent or the Company or any of their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or the Company or any of their respective Affiliates.

Article VII
COVENANTS OF THE COMPANY

7.01          Conduct of Business. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (w) as set forth on Schedule 7.01, (x) as expressly contemplated by this Agreement or (z) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its reasonable best efforts to conduct and operate its business in the ordinary course, (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries, (iii) use reasonable best efforts to keep available the services of their present officers, and (iv) use reasonable best efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that, other than in respect of the restrictions set forth in subsections (a), (b), (f), (i), (j), (n), and (o) in respect of each of the preceding clauses (i)-(iv), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by COVID-19, and any such actions taken (or not taken) as a result of or in response to COVID-19 shall not be considered a breach of this Section 7.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business, to resume conducting its business in the ordinary course of business in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except (w) as set forth on Schedule 7.01, (x) as expressly contemplated by this Agreement, or (y) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a)               change or amend (whether by merger, consolidation or otherwise) the limited liability company or operating agreement, certificate of formation, articles of organization, certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b)               (i) make, declare or pay any dividend or distribution (whether in cash, stock or property), except dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) issue, sell, transfer, pledge, encumber, grant a Lien upon, dispose of or deliver any of its capital stock, its limited liability company or membership interests or units, or other equity or ownership interests, or securities convertible into or exchangeable for any such capital stock, equity or other ownership interests, or issue, sell, transfer, pledge, encumber, grant a Lien upon, or grant any right, option, restricted equity unit, unit appreciation right, profits interest or other commitment for the issuance of, or distributions with respect to, its capital stock, limited liability company or membership interests or units, or other equity or ownership interests, or split, combine or reclassify any of its capital stock, limited liability company or membership interests or units, or other equity or ownership interests, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock, limited liability company or membership interests or units, or other equity or ownership interests;

(c)               enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.12(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.12(a));

(d)               sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company and its Subsidiaries (including Company IP), except for (i) transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) sales of inventory in the ordinary course of business, (iv) transactions pursuant to any Contract existing as of the date of this Agreement, (v) sales, abandonment, lapses of assets or items or materials (in each case other than Company IP) in an amount not in excess of $150,000 individually or $250,000 in the aggregate, (vi) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registered IP, (vii) Permitted Liens and (viii) non-exclusive licenses of Company IP granted in the ordinary course of business;

(e)               except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement and set forth on Schedule 5.13(a) or applicable Law or in the ordinary course of business, (i) except with respect to the employees set forth on Schedule 7.01(e) subject to the limitations set forth on Schedule 7.01(e), grant or announce any material increase in compensation, benefits or severance to any Company Employee, (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, or recognize or certify any labor union, works council, labor organization or employee representative as the bargaining representative for any employees of the Company or any of its Subsidiaries, (iii) grant or provide any material severance or termination payments or benefits to any Company Employee, (iv) hire any employee or independent contractor of the Company or its Subsidiaries other than any such employee or independent contractor with an annual base salary of less than $350,000, or terminate any employee of the Company or its Subsidiaries with an annual base salary of $350,000 or more (other than for cause), (v) take any action that will result in the acceleration, vesting or creation of any material right of any Company Employee under any of the Company Benefit Plans, (vi) grant any equity or equity-based compensation or other long-term incentive compensation under any Company Benefit Plan, (vii) forgive any loans, or issue any loans to any employee, officer, director or consultant of the Company or any of its Subsidiaries, (viii) terminate, modify, amend or waive any restrictive covenant agreement or any term thereof in order to make such agreement or term less restrictive, or (ix) implement or announce any layoffs, salary or wage reductions, work schedule changes or other such actions which would trigger notice requirements under WARN;

(f)                adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries, or otherwise merge or consolidate with or into any other Person (other than the Transactions);

(g)               make any capital expenditures (or commitment to make any capital expenditures) that exceed $250,000 individually or $1,000,000 in the aggregate, in each case, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(h)               make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) extended payment terms for customers in the ordinary course of business, (ii) cash management and treasury activities entered into in the ordinary course of business, and (iii) loans between the Company and its wholly owned Subsidiaries or between the Company’s wholly owned Subsidiaries in the ordinary course of business;

(i)                 (i) make (other than on an originally filed Tax Return), change or rescind any material Tax election (provided that if the Company or any of its Subsidiaries makes a Tax election on an originally filed Tax Return during the Interim Period, the Company shall notify Acquiror within 5 Business Days thereof), (ii) change any annual Tax accounting period or any material method of Tax accounting, (iii) file any amended material Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries, (iv) settle, compromise or abandon any claim, investigation, audit or controversy relating to a material amount of Taxes, or (v) enter into a closing agreement with respect to any material amount of Tax;

(j)                 take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(k)               enter into, renew or amend in any material respect any Company Affiliate Agreement;

(l)                 commence any Action or release, assign (other than to one of its Affiliates), compromise, settle or satisfy any pending or threatened claim (which shall include any pending or threatened Action) or compromise or settle any Liability, in each case, that (i) exceeds $250,000 individually, (ii)  includes the admission of wrongdoing by the Company or any of its Affiliates, (iii)  does not include a full release of claims, (iv) imposes any material restrictions, after the Closing, on the operations of the Company or any of its Subsidiaries, or (v)  relates to the Transactions;

(m)             incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than (x) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (y) in connection with borrowings, extensions of credit and other financial accommodations under the Company Credit Agreement and the Film Financing Credit Agreement;

(n)               enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(o)               make any change in its fiscal year, financial accounting methods, principles or practices, except insofar as required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or

(p)               authorize, commit to or enter into any agreement or undertaking to do any action prohibited under this Section 7.01.

7.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of the respective properties, books, financial statements, internal and external audit reports, projections, plans, systems, Contracts, commitments, Permits, regulatory reports, Tax Returns, records, analyses, and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. From and after the Closing, the Confidentiality Agreement will terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries.

7.03          HSR Act and Regulatory Approvals. In connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall use reasonable best efforts to (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 7.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 7.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and Acquiror and its Subsidiaries and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.

7.04          [Reserved.]

7.05          No Claim Against the Trust Account. Each of Parent and the Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar Business Combination involving the Company and one or more businesses or assets, and each of Parent and the Company has read Acquiror’s final prospectus, dated November 30, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Accordingly, each of Parent and the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates, and will not seek recourse against the Trust Account at any time. This Section 7.05 shall survive the termination of this Agreement for any reason.

7.06          Proxy Solicitation; Other Actions.

(a)               The Company shall deliver to Acquiror as promptly as reasonably practicable after the date hereof the consolidated audited financial statements of the Company as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020, 2019 and 2018 and all notes thereto, accompanied by a report of the PCAOB Auditor (the “PCAOB Audited Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act applicable to a registrant. The PCAOB Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance, with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the period therein indicated. When delivered by the Company to Acquiror after the date hereof, the PCAOB Audited Financial Statements will not reflect any differences from the Financial Statements for the periods shown, except for such differences that would not constitute a Company Material Adverse Effect. All costs incurred in connection with preparing and obtaining the PCAOB Audited Financial Statements shall be borne by the Company.

(b)               The Company agrees to use its reasonable best efforts to provide Acquiror with all information regarding the results of operations, risk factors, management and business of the Company and its Subsidiaries required by Acquiror to be included in the Proxy Statement, including the historical financial statements (including unaudited interim financial statements) of the Company and its Subsidiaries required by Schedule 14A. The Company shall use its reasonable best efforts to, and the Company and its Subsidiaries shall use reasonable best efforts to cause their officers and employees to, in each case, during normal business hours and upon reasonable advanced notice, reasonably cooperate with Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Schedule 14A (it being understood that the obligation to prepare such financial statements shall be the obligation of Acquiror).

(c)               From and after the date on which the Proxy Statement is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 7.06(c) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

7.07          Tax Indemnity.

(a)               Subject to the last sentence of this Section 7.07(a), until the first (1st) anniversary of the Closing Date, Parent shall indemnify, defend and save and hold harmless Acquiror, the Company and its Subsidiaries (each an “Indemnitee”), and pay on behalf of or reimburse such Indemnitees for the percentage equal to the number of (x) Fully Diluted Company Units minus the Aggregate Company Units divided by (y) the Fully Diluted Company Units of all Taxes of any member of an affiliated group (other than the Company or its Subsidiaries) of which the Company or any of its Subsidiaries (or any predecessor) was a member on or prior to the Closing Date imposed on the Company or any of its Subsidiaries by the United States Internal Revenue Service pursuant Treasury Regulation Section 1.1502-6. In no event shall Parent’s liability under this Section 7.07(a) exceed $10 million.

(b)               If the United States Internal Revenue Service shall provide notice to Acquiror, the Company or their respective Affiliates of a proposed Tax Contest, which, if successful, could result in an indemnity payment to an Indemnitee pursuant to Section 7.07(a), then Acquiror shall give prompt written notice to Parent of such claim, including reasonable detail of the basis for any such claim and any documents in support thereof.

(c)               In the case of a Tax Contest with respect to the Company or any of its Subsidiaries after the Closing Date that relates to Taxes for which the Indemnitees are indemnified under Section 7.07(a), Parent shall control the conduct of such Tax Contest, but Parent shall keep Acquiror reasonably informed regarding such Tax Contest and Parent shall not be able to settle, compromise and/or concede any portion of such Tax Contest without the consent of Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)               Acquiror, the Company and the Subsidiaries of the Company agree to furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested the preparation, prosecution, defense or conduct of any Tax Contest described in Section 7.07(b). Any information obtained under this Section 7.07(d) shall be kept confidential, except as may be otherwise necessary in connection with the conduct of a Tax Contest.

(e)               It is the intention of the parties to treat any indemnity payment made under Section 7.07(a) as an adjustment to the contributions described in the definition of the Intended Tax Treatment for U.S. federal, state, local and non-U.S. Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable law or a final determination.

Article VIII
COVENANTS OF ACQUIROR

8.01          HSR Act and Regulatory Approvals.

(a)               In connection with the Transactions, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b)               Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)               Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including selling, divesting or otherwise disposing of, licensing, holding separate or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company and its Subsidiaries; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, Sponsor, the Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d)               Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the Transactions; provided that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 8.01 as “outside counsel only.”

(e)               Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transaction; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.01(e) shall not apply to or be binding upon Acquiror’s Affiliates, Sponsor, the Subscribers, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, Sponsor, the Subscribers or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, Subscribers or of any such investment fund or investment vehicle.

8.02          Indemnification and Insurance.

(a)               From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of formation, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of formation (if applicable), limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of formation (if applicable), limited liability company agreements and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to, honor each of the covenants in this Section 8.02(a).

(b)               For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies as of the date of this Agreement (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms that are, in the aggregate, not less favorable than the terms of such current insurance coverage with respect to claims arising out of or relating to events which occurred before or at the Effective Time, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.

(c)               Notwithstanding anything contained in this Agreement to the contrary, the obligations of Acquiror and the Surviving Company set forth in this Section 8.02 shall survive the consummation of the Merger and shall be binding on the successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.02. The obligations of Acquiror and the Surviving Company under this Section 8.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 8.02 applies without the consent of the affected Person.

8.03          Conduct of Acquiror During the Interim Period.

(a)               During the Interim Period, except as set forth on Schedule 8.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not, and shall not permit any of its Subsidiaries to:

(i)               change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Acquiror A&R Charter and the Acquiror A&R Bylaws;

(ii)              (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii)            (i) make (other than on an originally filed Tax Return), change or rescind any material Tax election (provided that if Acquiror makes a Tax election on an originally filed Tax Return during the Interim Period, Acquiror shall notify Parent within 5 Business Days thereof), (ii) change any annual Tax accounting period or any material method of Tax accounting, (iii) file any amended material Tax Return that could materially increase the Taxes payable by Acquiror, (iv) settle, compromise or abandon any claim, investigation, audit or controversy relating to a material amount of Taxes or (v) enter into a closing agreement with respect to any material amount of Tax;

(iv)            take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(v)             enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute an Acquiror Affiliate Agreement);

(vi)            enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;

(vii)           waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability;

(viii)          incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(ix)             (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the Transactions (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(x)              except as contemplated by the Acquiror Omnibus Incentive Plan, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing;

(xi)             (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the Transactions);

(xii)            make any capital expenditures;

(xiii)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)           enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xv)           make any change in financial accounting methods, principles or practices, except insofar as may have been required as a result of the restatement described in Section 6.11(g), by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xvi)          voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or

(xvii)         authorize, commit to or enter into any agreement or undertaking to do any action prohibited under this Section 8.03.

(b)               During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

8.04          Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at Closing in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) any amounts necessary to pay any Taxes; (c) the payment of the Outstanding Company Expenses, the Company Audited Financials Expenses, the Company Broker Expenses, the Acquiror Broker Expenses and Outstanding Acquiror Expenses pursuant to Section 3.04; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a), (b), and (c) to be disbursed to Acquiror.

8.05          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.06          Acquiror Nasdaq Listing.

(a)               From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, the Nasdaq.

(b)               Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions to be approved for listing on the Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

8.07          Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.08          Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.

8.09          Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers as of the date of this Agreement (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company and its Subsidiaries).

8.10          Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate such that immediately following the Closing:

(a)               the Acquiror Board shall consist of nine (9) directors, which shall initially include the following, each such individual to serve as a Class I director, Class II director, or Class III director as set forth on Schedule 8.10(a) hereto and subject to the provisions of the A&R Charter and the Stockholders Agreement: (i) two (2) individual director nominees (at least one (1) of which shall be independent under Nasdaq requirements for audit committee independence (“Independent”)) reasonably satisfactory to the Company to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement (each, an “Acquiror Designee”); (ii) one (1) individual Independent director nominee reasonably satisfactory to the Company and Acquiror (the “Independent Designee”); (iii) the current Chief Executive Officer of the Company; (iv) one (1) individual Independent director nominee reasonably satisfactory to the Company designated by HPS Investment Partners, LLC (the “HPS Designee”); and (v) four (4) director nominees (at least one (1) of which shall be Independent) to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement (each a “Company Designee”);

(b)               HPS Investment Partners, LLC shall have the right to designate one (1) non-voting observer to the Acquiror Board who is reasonably satisfactory to the Company; and

(c)               the initial officers of Acquiror shall be as set forth on Schedule 8.10(c) (as may be updated by written agreement among the parties prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror A&R Charter and the Acquiror A&R Bylaws following the Closing.

8.11          Bylaws. Prior to the consummation of the Transactions, Acquiror shall adopt the Acquiror A&R Bylaws.

8.12          Acquiror A&R Charter. Acquiror shall adopt the Acquiror A&R Charter immediately prior to the consummation of the Transactions.

8.13          Restatement of Financial Statements. As promptly as reasonably practicable after the date hereof, Acquiror shall prepare and file with the SEC all required reports and other documents required to be filed by it with the SEC in connection with the restatement of the Financial Statements for the Affected Period.

Article IX
JOINT COVENANTS

9.01          Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

9.02          Preparation of Proxy Statement; Special Meeting.

(a)               As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the tenth (10th) Business Day following the delivery of all information required by Section 7.06(a)), Acquiror and the Company shall use their respective reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall file with the SEC, the Proxy Statement which will be used as a proxy statement for the Special Meeting with respect to the Proposals (as defined below).

(b)               Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the Acquiror Stockholders in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)               Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror A&R Charter (the “Amendment Proposal”) and each change to the Acquiror A&R Charter that is required to be separately approved, (iii) to the extent required by the Nasdaq listing rules, approval of the issuance of the Aggregate Common Stock Consideration together with the Acquiror Common Stock pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (iv) the approval and adoption of the Acquiror Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan Proposal”), (v) the election of directors effective as of Closing as contemplated by Section 8.10 (the “Director Proposal”), (vi) adjournment of the Special Meeting, if necessary, for up to 15 days to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transaction (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Nasdaq Proposal, the Acquiror Omnibus Incentive Plan Proposal and the Director Proposal the “Proposals”). The Acquiror Omnibus Incentive Plan Proposal shall provide that an aggregate number of shares of Acquiror Common Stock equal to the percentage set forth on Schedule 9.02(c) of the outstanding shares of Acquiror Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror Omnibus Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Stockholders at the Special Meeting.

(d)               Acquiror shall (i) as promptly as practicable following the Proxy Clearance Date (as defined below) (and in no event later than the date the Proxy Statement is required to be mailed in accordance with clause (ii) below) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL (which Special Meeting shall be held not more than 15 days after the date on which Acquiror commences the mailing of the Proxy Statement to its stockholders of record in accordance with clause (ii) below), (ii) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date, as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (iii) after the Proxy Clearance Date, solicit proxies from the Acquiror Stockholders to vote in accordance with the recommendation of the Acquiror Board with respect to each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, unless the Acquiror Board shall have changed the recommendation in accordance with this Section  9.02(d). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided that if, at any time prior to obtaining the Acquiror Stockholder Approval, the Acquiror Board determines in good faith, in response to an Acquiror Intervening Event, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, Acquiror or the Acquiror Board may, prior to obtaining the Acquiror Stockholder Approval, make an Acquiror Change in Recommendation; provided, further, that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (x) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred (it being acknowledged that such Acquiror Intervening Event Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. For the purposes of this Agreement, “Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence that (I) was not known and was not reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date of this Agreement or (II) does not relate to an Alternative Proposal; provided, however, that (1) any change in the price or trading volume of Acquiror Common Stock and (2) any change, event, circumstance, occurrence, effect, development or state of facts that is not taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (f), (g) and (h) of the definition thereof (other than as expressly contemplated by the second parenthetical in clause (i) of the definition of Material Adverse Effect) shall not be taken into account for purposes of determining whether an Acquiror Intervening Event has occurred.

9.03          Tax Matters.

(a)               Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”). The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns. The Company and Acquiror agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)               Tax Treatment. Acquiror, Merger Sub and the Company intend that the Merger shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger from qualifying for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use its reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

9.04          Confidentiality; Publicity.

(a)               Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)               None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company, Parent and their respective Affiliates, without consulting with Acquiror, or Merger Sub, may provide ordinary course communications regarding this Agreement, any of the other Transaction Documents and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions; provided, further, that subject to Section 7.02 and this Section 9.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

9.05          Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

9.06          Acquiror Omnibus Incentive Plan. Prior to the Closing Date, Acquiror shall adopt, subject to Acquiror Stockholder Approval, the Acquiror Omnibus Incentive Plan providing for the issuance of the number of shares of Acquiror Common Stock as set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company) to be effective in connection with the Closing.

Acquiror shall, prior to the Effective Time, approve and adopt, subject to obtaining the Acquiror Stockholder Approval, the Acquiror Omnibus Incentive Plan to be effective in connection with the Closing.

9.07          Termination of Affiliate Agreements.

(a)               On or prior to the Closing, the Company shall, and shall cause its Subsidiaries to, terminate, with no further Liability thereunder and without any cost or Liability or other obligation to the Company and its Subsidiaries, all Company Affiliate Agreements other than those set forth on Schedule 9.07(a).

(b)               On or prior to the Closing, Acquiror shall, and shall cause Merger Sub to, terminate, with no further Liability thereunder and without any cost or Liability or other obligation to Acquiror or its Subsidiaries, all Acquiror Affiliate Agreements other than those set forth on Schedule 9.07(b).

9.08          Section 16 Matters. Prior to the Closing, the board of directors of each of Acquiror and the Company, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

9.09          Exclusivity. During the Interim Period, none of Acquiror, Parent or the Company shall take, or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the parties hereto or their respective Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, relating to any Alternative Transaction, other than (a) with Acquiror, the Company and Parent, or (b) to the extent that the Acquiror Board determines in good faith, in response to an Acquiror Intervening Event, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction (including any revision, modification or follow-up with respect thereto), communicated in writing to the Company or Acquiror or any of their respective Representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within one Business Day after receipt) advise the other party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal. Each of Acquiror, Parent and the Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction.

9.10          Tax Receivable Agreement. Between the date hereof and the Closing, the parties shall negotiate in good faith a definitive version of the Tax Receivable Agreement with such form to be mutually agreed upon by the parties.

Article X
CONDITIONS TO OBLIGATIONS

10.01      Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)               Antitrust Law Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transaction shall have expired or been terminated.

(b)               No Prohibition. There shall not be in effect any Law preventing, enjoining, prohibiting or making illegal the consummation of the Transactions.

(c)               Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d)               Net Tangible Assets. Acquiror shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to all redemptions of Acquiror Public Shares pursuant to the Offer.

(e)               Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)                Nasdaq. The Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

10.02      Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)               Representations and Warranties.

(i)                 Each of the representations and warranties of (A) the Company contained in Section 5.01 (Organization of the Company), Section 5.02 (Due Authorization), clause (a) of Section 5.03 (No Conflict), Section 5.06 (Capitalization) (other than the representations and warranties of the Company contained in Section 5.06(a)) and Section 5.15 (Brokers’ Fees), and (B) of Parent contained in Section 4.01 (Organization), Section 4.02 (Due Authorization) and clause (a) of Section 4.03 (No Conflict), in each case, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)              The representations and warranties of the Company contained in Section 5.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time.

(iii)            The representations and warranties of the Company contained in Section 5.19(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iv)             Each of the representations and warranties of the Company and Parent contained in this Agreement (other than the representations and warranties of the Company or Parent described in Sections 10.02(a)(i), (ii) and (iii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)               Agreements and Covenants. Each of the covenants of the Company and Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)               Officer’s Certificate. Each of the Company and Parent shall have delivered to Acquiror a certificate signed by an officer of the Company or Parent, as applicable, dated the Closing Date, certifying that the conditions specified in Section 10.02(a) and Section (b) have been fulfilled with respect to the Company or Parent, as applicable.

(d)               Tax Receivable Agreement. The Company shall have delivered to Acquiror the Tax Receivable Agreement duly executed by Parent and the Company.

(e)               Registration Rights Agreement. The Company shall have delivered to Acquiror the Registration Rights Agreement duly executed by the holders of partnership interests of Parent party thereto.

(f)                Stockholders Agreement. The Company shall have delivered to Acquiror the Stockholders Agreement duly executed by Parent.

(g)               Amended and Restated Company LLC Agreement. The Company shall have delivered to Acquiror the Amended and Restated Company LLC Agreement duly executed by the Company and Parent.

10.03      Additional Conditions to the Obligations of the Company and Parent. The obligation of the Company and Parent to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and Parent:

(a)               Representations and Warranties.

(i)                 Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 6.15(a) (Capitalization)) (without giving effect to any limitation as to “materiality,” “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date.

(ii)              The representations and warranties of Acquiror contained in Section 6.15(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time.

(b)               Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)               Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d)               Amended and Restated Charter of Acquiror. The Acquiror A&R Charter shall have been filed with and duly accepted by the Secretary of State of the State of Delaware, and Acquiror shall have delivered to the Company evidence of such acceptance.

(e)               Resignations. The directors and executive officers of Acquiror listed on Schedule 10.03(e) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(f)                Company’s Required Funds. The Aggregate Cash Raised shall equal or exceed the Company’s Required Funds.

(g)               Tax Receivable Agreement. Acquiror shall have delivered to the Company the Tax Receivable Agreement duly executed by Acquiror and Sponsor.

(h)               Registration Rights Agreement. Acquiror shall have delivered to the Company the Registration Rights Agreement duly executed by Acquiror, Sponsor and the Acquiror Stockholders party thereto.

(i)                 Stockholders Agreement. Acquiror shall have delivered to the Company the Stockholders Agreement duly executed by Acquiror and the Acquiror Stockholders party thereto.

Article XI
TERMINATION/EFFECTIVENESS

11.01      Termination. This Agreement may be terminated and the Transactions abandoned:

(a)               by written consent of the Company and Acquiror;

(b)               prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 1, 2022 (the “Termination Date”)) or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if Acquiror is in material breach of its obligations under this Agreement on such date;

(c)               prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 11.01(c)(ii) shall not be available if the Company is in material breach of its obligations under this Agreement on such date; or

(d)               by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting).

11.02      Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or the direct or indirect equityholders, controlling persons, partners, members, managers, stockholders, directors, officers, employees, Affiliates, agents or other representatives of such party hereto or such party hereto’s Affiliates or its or any of the foregoing’s successors or assigns, other than Liability of any party hereto for any Willful Breach of this Agreement or Fraud by such party occurring prior to such termination. The provisions of Sections 7.05, 9.04, 11.02 and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XII
MISCELLANEOUS

12.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

12.02      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when emailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)          If to Acquiror or Merger Sub, to:

Seaport Global Acquisition Corp.

360 Madison Avenue, 20th Floor

New York, NY 10017

Attn:	Stephen C. Smith, Chief Executive Officer
Email:	SSmith@seaportglobal.com

with a copy to:

Paul Hastings LLP

4747 Executive Drive

12th Floor

San Diego, CA 92121

Attn:	Carl Sanchez Frank Lopez
Email:	carlsanchez@paulhastings.com franklopez@paulhastings.com

(b)          If to Parent to:

Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019

Attn:	Lee Solomon, Partner John Suydam, Chief Legal Officer
Email:	lsolomon@apollo.com jsuydam@apollo.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Taurie Zeitzer Justin Rosenberg
Email:	tzeitzer@paulweiss.com jrosenberg@paulweiss.com

(c)          If to the Company to:

Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019

Attn:	Lee Solomon, Partner John Suydam, Chief Legal Officer
Email:	lsolomon@apollo.com jsuydam@apollo.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Taurie Zeitzer Justin Rosenberg
Email:	tzeitzer@paulweiss.com jrosenberg@paulweiss.com

or to such other address or addresses as the parties may from time to time designate in writing pursuant to this Section 12.02.

12.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, this Section 12.04, Section 8.02, and (b) each Related Party is an intended third-party beneficiary of, and may enforce, this Section 12.04 and Section 12.14.

12.05      Expenses. The Company and Acquiror shall split evenly all HSR Act filing fees. Except as otherwise provided herein (including Section 3.04), each of Parent and the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, shall be responsible for all of their respective expenses (including all fees and expenses of such party’s legal counsel, financial advisors, consultants and accounting advisors) incurred in connection with this Agreement or the Transactions.

12.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents or the Confidentiality Agreement.

12.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.

12.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the Chancery Court of the State of Delaware (provided, however, that if the Chancery Court of the State of Delaware does not have jurisdiction over any action, such action shall be heard and determined exclusively in the Federal District Court for the District of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

12.13      Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger or the other Transactions) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

12.14      Non-Recourse. Each party to this Agreement agrees, on behalf of itself and its Related Parties, that other than in the case of Fraud, all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the Transactions; (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents; and (d) any failure of any of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party to this Agreement agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the Transactions or under any other Transaction Document will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any Liabilities (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company, Parent, Acquiror or Merger Sub, as applicable, may assert (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Company, Parent, Acquiror and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement, (iii) against any Person that is party to, and solely pursuant to the terms and conditions of, any of the other Transaction Documents.

12.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XII.

12.16      Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries) and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub, Parent and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SEAPORT GLOBAL ACQUISITION CORP.

By:	/s/ Stephen C. Smith
Name: Stephen C. Smith
Title: Chief Executive Officer

SEAPORT MERGER SUB LLC

By:	/s/ Stephen C. Smith
Name: Stephen C. Smith
Title: Chief Executive Officer

REDWOOD INTERMEDIATE, LLC

By:	/s/ Galen C. Smith
Name: Galen C. Smith
Title: President

REDWOOD HOLDCO, LP

By:	/s/ Galen C. Smith
Name: Galen C. Smith
Title: President and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

Use of Proceeds

The Company will use the Aggregate Cash Proceeds to cause its applicable Subsidiary to prepay: (i) outstanding Revolving Facility Loans (as defined in the Company Credit Agreement) in an aggregate principal amount equal to the lesser of (x) the aggregate principal amount of Revolving Facility Loans outstanding on the Amendment Effective Date (as defined in the Company Credit Agreement) and (y) the Revolving Facility Loan Prepayment Amount and (ii) Term B Loans (as defined in the Company Credit Agreement) and Term B-1 Loans (as defined in the Company Credit Agreement) (pro rata based on the aggregate principal amount of outstanding Term B Loans and Term B-1 Loans) in an aggregate principal amount equal to the Term Loan Prepayment Amount.

As used in this Annex A, the following terms shall have the following meanings.

“Excess Cash Proceeds” means the amount, if any, by which the Aggregate Cash Proceeds contributed by Acquiror to the Company exceeds the Company’s Required Funds.

“Revolving Facility Loan Prepayment Amount” means $15,000,000.

“Term Loan Prepayment Amount” means the sum of (i) $35,000,000 plus (ii) the product of (x) 0.60 times (y) the Excess Cash Proceeds.

By way of illustration, if the Aggregate Cash Proceeds are $125,000,000, the Company’s Required Funds are $86,000,000 and the aggregate principal amount of Revolving Facility Loans outstanding on the Amendment Effective Date is $30,000,000, then the Revolving Facility Loan Prepayment Amount will be $15,000,000 and the Term Loan Prepayment Amount will be $58,400,000.

For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein or in any Loan Document, any Excess Cash Proceeds that are not required to be applied to repay the Term Loans pursuant to the definition of “Term Loan Prepayment Amount” will be retained by the Company or its applicable Subsidiaries for uses which are permitted by the Company Credit Agreement.

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Exhibit A

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on May [•], 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (the “Company”) the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company, Seaport Merger Sub Inc., a Delaware limited liability company (the “Merger Sub”), [RUBY] Holdco, LP, a Delaware limited partnership (the “Parent”) and [RUBY] Intermediate, LLC, a Delaware limited liability company (“the Target Company”) are entering into a definitive agreement (as amended, modified, supplemented or waived from time to time, the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement to be completed on and prior to the closing date thereof, the “Transactions”), pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (i) the Merger Sub will merge with and into the Target Company (the “Merger”), with the Target Company surviving the Merger as a wholly owned subsidiary (the “Surviving Company”) of the Company, (ii) the Parent will receive a combination of newly issued common units of the Target Company (“Target Company Units”) and shares of newly issued Class B common stock, par value $0.0001 per share, of the Company, (iii) the Company will acquire certain newly issued Target Company Units and (ii) following the consummation of the Merger, the Company will be renamed “[RUBY] Automated Retail Corp.”;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transactions, that number shares of the Company’s Class A Common Stock, par value $ 0.0001 per share (the “Class A Common Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company at or prior to the Closing Date (as defined herein); and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into other subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other institutional “accredited investors” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase additional Class A Common Shares on the closing date of the Transaction (the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.                Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

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Section 2.                Closing.

(a)                The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transactions (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transactions.

(b)                At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that (i) the Company does not accept the subscription or (ii) the consummation of the Transactions does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than six (6) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York Any funds held in escrow by the Company will be uninvested, and Subscriber shall not be entitled to any interest earned thereon. Upon delivery of the Subscribed Shares to Subscriber (or its nominee or custodian, if applicable), the Purchase Price may be released by the Company from escrow.

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(c)                The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)	no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)	all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders, and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)	no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restriction or prohibition.

(d)                The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)	all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)	Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e)                The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all respects (other than representations and warranties that are qualified as to Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in a Company Material Adverse Effect; and

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(ii)	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Company and the Company fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice.

(f)                 Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3.                Company Representations and Warranties. The Company represents and warrants to Subscriber and the Placement Agents (as defined below) that:

(a)                The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(b)                As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of formation.

(c)                This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

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(d)                Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e)                Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Nasdaq Capital Market (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii), the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f)                 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(g)                Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(h)                Except for Apollo Global Securities, LLC, B. Riley Securities, Inc. and BTIG, LLC (the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

Section 4.                Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agents that:

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(a)                Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b)                This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c)                The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d)                Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c) and a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Accordingly, Subscriber understand that the purchase of the Subscribed Shares meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

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(e)                Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that no disclosure or offering document has been prepared in connection with the offer and sale of the Subscribed Shares by the Placement Agents. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book entry records representing the Subscribed Shares shall contain a restrictive legend to such effect. The Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the date that the Company files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”). Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f)                 Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Target Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company to the Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Subscriber agrees that none of the Placement Agents, nor any of their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares. On behalf of itself and its affiliates and any of their respective control persons, officers, directors or employees, the Subscriber releases each of the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.

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(g)                In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, the Target Company and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information, including on the financial information, as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission and any disclosure documents provided by or on behalf of the Company or the Target Company in connection with this Subscription. Subscriber acknowledges that no statement or printed material contrary to any such disclosure documents has been made or given to Subscriber by or on behalf of the Company or the Target Company. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Target Company or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Target Company which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that neither the Placement Agents nor any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Subscribed Shares.

(h)                Subscriber understands that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to us by the Company.

(i)                 Subscriber is able to fend for itself in the transactions contemplated herein; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Subscribed Shares; and has the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.

(j)                 Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, the Target Company or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, Target Company or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

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(k)                Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

(l)                 Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(m)               Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(n)                Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that (a) the funds held by Subscriber and used to purchase the Subscribed Shares were not directly or indirectly derived from or related to any activities that may contravene U.S. federal, state or non-U.S. anti-money laundering, anti-corruption or Sanctions laws and regulations or activities that may otherwise be deemed criminal and (b) any returns from the Subscriber’s investment will not be used to finance any illegal activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity with whom dealings are restricted, prohibited, or sanctionable under any Sanctions (as defined below), including as a result of being: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury and (e) the Cayman Islands.

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(o)                Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a person or entity resident in, or whose funds used to purchase the Subscribed Shares are transferred from or through, a country, territory or entity that (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

(p)                Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or the Target Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q)                To the best of Subscriber’s knowledge, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(r)                 If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transactions provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its affiliates, including Seaport Global SPAC, LLC (the “Transactions Parties”), has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) none of the acquisition, holding and/or transfer or disposition of the Subscribed Shares will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.

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(s)                 Subscriber has, and at the Closing will have, sufficient funds or immediate unconditional availability to sufficient funds, to pay the Purchase Price pursuant to Section 2 and any damages required to be paid after termination of this Agreement.

(t)                 Except for the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(u)                The Subscriber acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agents, (ii) BTIG, LLC is acting as financial advisor to the Target Company in connection with the Transaction and (iii) B. Riley Securities has acted as underwriter to the Company in connection with the Company’s initial public offering. The Subscriber hereby acknowledges and agrees that (i) the Placement Agents are acting solely as Placement Agents in connection with the subscriptions contemplated by the Subscription Agreements and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned, the Company or any other person or entity in connection with the Transactions, (ii) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transactions, (iii) the Placement Agents will have no responsibility with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the subscriptions as contemplated by the Subscription Agreements or the Transactions or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, the Target Company or the Transactions, and (iv) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transactions.

(v)                The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act of the Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 4(t) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (x) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (y) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement or (ii) ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (ii) in the case of a Subscriber that is a multimanaged investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

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(w)               Subscriber represents that it (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Shares, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b)

(x)                Subscriber acknowledges that (i) no disclosure or offering document has been prepared by any Placement Agent or any of their respective affiliates in connection with the offer and sale of the Class A Shares; (ii) neither the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Company, the Target Company or their respective affiliates or any of their respective businesses, or the Class A Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company, the Target Company or their respective affiliates.

(y)                If the Subscriber is an individual, the Subscriber hereby understands and acknowledges that neither Placement Agent, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to the Subscriber.

(z)                The Subscriber acknowledges the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “Statement”), made on April 12, 2021 and the Subscriber agrees that any actions taken by the Company in connection with such Statement or review shall not be deemed to constitute a breach of any of the representations, warranties or covenants in this Subscription Agreement.

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Section 5.                Registration of Subscribed Shares.

(a)                The Company agrees that the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”) no later than thirty (30) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review (but not comment) at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) two (2) years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, and (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. If requested by the Subscriber, the Company shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Registrable Securities (as defined below) and, at the request of a Holder (as defined below), cause the removal of all restrictive legends from any Registrable Securities held by such Holder that may be sold by such Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. The Company shall use its commercially reasonable efforts to have the legend removal referenced above apply to all shares held by the Subscriber in a single transaction. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Holder to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange on which the Company’s Class A Common Shares are then listed and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) three (3) years, (B) the date all Subscribed Shares held by a Holder may be sold by such Holder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by a Holder, and (D) when such securities shall have ceased to be outstanding. “Holder” shall mean the Subscriber or any affiliate of the Subscriber to which the rights under this Section 5 shall have been assigned. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) promptly upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transactions of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

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(b)                Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company, or in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 6.                Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms and (b) upon the mutual written agreement of all parties hereto to terminate this Subscription Agreement, or (c) if, on the Closing Date of the Transactions, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to [•]1; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.

Section 7.                Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of shares of Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

1 [NTD: To include outside date of the Transaction Agreement.]

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Section 8.                Indemnity.

(a)               The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, and officers, employees, and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.

(b)              The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

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(c)               Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)               The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e)              If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

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Section 9.                The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations expressly contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest. The Subscriber acknowledges and agrees that, other than the statements, representations and warranties expressly contained in Section 3 of this Subscription Agreement, none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Class A Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have any liability to the Subscriber, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Subscribed Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, the Placement Agents or any Non-Party Affiliate concerning the Issuer, Holdings, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company, the Placement Agents or any of their respective controlled affiliates or any family member of the foregoing.

Section 10.              Miscellaneous.

(a)               All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 10(a).

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(b)               Subscriber acknowledges that the Company, the Target Company and the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, the Target Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c)              Each of the Company, the Target Company, the Placement Agents, Subscriber and any other person or entity against whom a claim is brought with respect to the purchase of the Subscribed Shares is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d)                Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e)               Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f)                All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

(g)               The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that subject to the conditions set forth in Section 10(t), the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

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(h)               This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i)                This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j)                Except as otherwise provided herein (including the next sentence hereof), this Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 10(b), Section 10(c), Section 10(e) and this Section 10(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k)               The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company and the Target Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company and the Target Company shall each be entitled to specifically enforce Subscriber’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company or the Target Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.

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(l)                In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m)              If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n)               No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o)               This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p)               This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q)               EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

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(r)                The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s)                This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. Each of the Company and Subscriber further acknowledge and agree that the Placement Agents are third party beneficiaries of the representations and warranties of the Company and Subscriber in this Subscription Agreement.

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(t)                Subscriber hereby consents to the publication and disclosure in any press release issued by the Company, the Target Company or any of their respective affiliates, any Form 8-K or other filing with a governmental authority filed by the Company, the Target Company or any of their respective affiliates with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company, the Target Company or any of their respective affiliates to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, the Target Company or any of their respective affiliates, a copy of this Agreement, all solely to the extent determined by such person or entity to be required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company, the Target Company or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission). For the avoidance of doubt, nothing in this Agreement shall require or be deemed to require the Company, the Target Company or any of their respective affiliates to make public or disclose any material, non-public information that the Company, the Target Company or any of their respective affiliates have provided to Subscriber other than the material, non-public information that is contained in the Proxy Statement (as defined in the Transaction Agreement) or other filings of the Company with the Commission. Notwithstanding the foregoing, any the Company shall use its reasonable efforts provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this Section 10(t) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request.

(u)               The Company shall, by 9:00 a.m., New York City time, on the second (2nd) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transactions and any other material, nonpublic information of the Company that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information regarding the Company received from the Company or any of its officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company, the Placement Agents, the Company or any of their affiliates in connection with the Transactions. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber will promptly provide any information reasonably requested by the Company, the Target Company or any of their respective affiliates for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

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(v)               The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, the Target Company or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

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IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

Seaport Global Acquisition Corp.

By:
Name:
Title:

Address for Notices:

ATTN:
EMAIL:

with a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

SUBSCRIBER:

By:

Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐	We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.” We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.***

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber. (Please check the applicable subparagraphs below to indicate the basis on which you are a “qualified institutional buyer”):

☐       The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐       is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐       is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐       is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any  Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐       is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐       is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

☐       is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐       is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐       is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Securities Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Securities Act, or a foreign bank or savings and loan association or equivalent institution), partnership, limited liability company or Massachusetts or similar business trust;

☐       is an investment adviser registered under the Investment Advisers Act; or

☐	Any institutional accredited investor, as defined in rule 501(a) under the Securities Act (17 CFR 230.501(a)), of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.

☐       The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐       The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐       The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies2 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐       The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐       The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

2 “Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided that, (a) each series of a series company (as defined in Rule 18f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor)

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, of a type not listed in Rule 501(a)(1), (2), (3), (7), or (8) under the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; or

☐	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR § 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

Exhibit B

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), (ii) the undersigned stockholder of Acquiror (the “Supporting Shareholder”), a Delaware corporation and holder of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class B Common Stock, the “Acquiror Shares”) and (iii) Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Acquiror, the Supporting Shareholder and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 13 hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Holdco, LP, a Delaware limited partnership, and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (the “Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Shareholder is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Supporting Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Securities”); and

WHEREAS, the Supporting Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.                   Agreement to Vote. At the Special Meeting, or any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Supporting Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:

a.                   in favor of each Proposal;

b.                  against any Alternative Proposal (in each case, other than the Transaction Proposal or the other Proposals);

c.                 against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Merger or the other Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

d.                  against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Combination Agreement.

2.                   No Inconsistent Action or Agreement.

a.                The Supporting Shareholder hereby agrees that the Supporting Shareholder shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Acquiror board of directors.

b.                  The Supporting Shareholder hereby represents and covenants that the Supporting Shareholder has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of the Supporting Shareholder’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Acquiror Shares that is inconsistent with the Supporting Shareholder’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Acquiror Securities that is inconsistent with the Supporting Shareholder’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, the Supporting Shareholder’s obligations hereunder.

3.                   No Redemption. The Supporting Shareholder hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.

4.                   No Litigation. The Supporting Shareholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Combination Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Combination Agreement or the transactions contemplated thereby or thereby, or (c) otherwise relating to the Combination Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.

5.                   Waiver of Anti-dilution Protection.

a.                   Notwithstanding anything to the contrary herein or in any other agreement or contract to which the Supporting Shareholder is bound, the Supporting Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors, heirs and assigns), to the fullest extent permitted by Law and the Acquiror Organizational Documents, and (b) agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Class B Common Stock held by the Supporting Shareholder converts into Class A common stock, par value $0.0001 per share, of Acquiror, in connection with the transactions contemplated by the Combination Agreement (including, for the avoidance of doubt, the ability to adjust the Initial Conversion Ratio (as defined in the Certificate of Incorporation) pursuant to Article IV, Section 4.3(b)(ii) of the Certificate of Incorporation in connection with the issuance of additional Acquiror Shares in the transactions contemplated by the Combination Agreement).

b.                  This waiver shall be applicable only in connection with the transactions contemplated by the Combination Agreement and this Agreement (and any Acquiror Shares issued in connection with the transactions contemplated by the Combination Agreement) and shall be void and of no force and effect if this Agreement is terminated.

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6.                 Outstanding Acquiror Expenses. The Supporting Shareholder acknowledges the provisions of Section 3.04 of the Combination Agreement and agrees that on the Closing Date, following the Closing, the Supporting Shareholder shall pay or cause to be paid, by wire transfer of immediately available funds, the amount, if any, by which the aggregate amount of Outstanding Acquiror Expenses exceeds $1,500,000; it being understood, for the avoidance of doubt, that in each case any such payment may not be paid with any of the Aggregate Cash Raised.

7.                  Supporting Shareholder Representations and Warranties. The Supporting Shareholder represents and warrants to the Company as follows:

a.                  The Supporting Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

b.                  If the Supporting Shareholder is not an individual, the Supporting Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Shareholder is an individual, the Supporting Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and constitutes the valid, legal and binding agreements of the Supporting Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.                   Supporting Shareholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Combination Agreement, (iv) that certain Letter Agreement, dated as of November 27, 2020, by and among Acquiror, Supporting Shareholder and the members of Acquiror’s board of directors and/or management team, or (v) the Registration and Shareholder Rights Agreement, dated as of November 27, 2020, by and between Acquiror and Supporting Shareholder. The Subject Acquiror Securities are the only capital stock or other equity interests in Acquiror owned of record and/or beneficially by Supporting Shareholder on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by Supporting Shareholder, Supporting Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any capital stock or other equity interests of Acquiror or any capital stock or other equity interests, debt or loans convertible into, or which can be exchanged for, capital stock or other equity interests of Acquiror.

d.                 The execution and delivery of this Agreement by Supporting Shareholder does not, and the performance by Supporting Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Shareholder is subject or by which any property or asset of Supporting Shareholder is bound, (ii) conflict with or result in a violation of the organizational documents of the Supporting Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Shareholder or, if Supporting Shareholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

e.                  No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Supporting Shareholder with respect to the Supporting Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.                   As of the date hereof, there are no Actions pending against Supporting Shareholder, or to the knowledge of Supporting Shareholder threatened against Supporting Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

g.                 Except as described in Schedule 6.10 to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by Supporting Shareholder, for which Acquiror or any of its Affiliates may become liable.

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8.                 Non-Solicitation. The Supporting Shareholder acknowledges that the Supporting Shareholder has read Section 9.09 of the Combination Agreement. In addition, the Supporting Shareholder agrees that the restrictions imposed on Parent pursuant to Section 9.09 of the Combination Agreement shall be binding on the Supporting Shareholder mutates mutandis and further agrees not to take or omit to take (and agrees to cause its Affiliates and its and their respective Representatives not to take), directly or indirectly, any action that would violate Section 9.09 of the Combination Agreement if such action were taken or omitted to be taken by Parent.

9.                   Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Combination Agreement in accordance with Article 11 thereof, and (c) the written agreement of Acquiror, the Company and Supporting Shareholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 9, together with Sections 10 through 13 of this Agreement, shall survive any termination of this Agreement.

10.               No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

11.                Notices to the Supporting Shareholder. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below Supporting Shareholder’s name on the signature page to this Agreement.

12.              Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.               Incorporation by Reference. Supporting Shareholder expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to the Supporting Shareholder), 12.03 (Assignment), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.10 (Amendments), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION CORP.

By:
Name:
Title:

REDWOOD INTERMEDIATE, LLC

By:
Name:
Title:

SEAPORT GLOBAL SPAC, LLC
By: SEAPORT GLOBAL ASSET MANAGEMENT,
LLC, as managing member of Seaport Global SPAC,
LLC

By:
Name: Stephen C. Smith
Title: Chief Executive Officer

Record and/or Beneficial Ownership:
Class B Common Stock: 3,593,750
Warrants: 6,062,500

Address for Notice:

360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Stephen C. Smith
E-mail: SSmith@seaportglobal.com

[Siganture Page to Sponsor Support Agreement]

Exhibit C

SPONSOR LOCK-UP AGREEMENT

This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), and (ii) Seaport Global SPAC, LLC (the “Supporting Shareholder”), a Delaware limited liability company and holder of Class B common stock, par value $0.0001 per share, and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class B common stock, the “Acquiror Shares”). Acquiror and the Supporting Shareholder shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership, and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Shareholder is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Supporting Shareholder holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);

WHEREAS, Acquiror, Supporting Shareholder and the members of Acquiror’s board of directors and/or management team are party to that certain Letter Agreement, dated as of November 27, 2020 (the “Insider Letter”); and

WHEREAS, the Supporting Shareholder acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without the Supporting Shareholder and Acquiror entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

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1.                   Lock-Up Provisions.

(a)               The Supporting Shareholder hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of (x) the first anniversary of the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Class A common stock in Acquiror for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Class A common stock of Acquiror equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Supporting Shareholder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Supporting Shareholder; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing in this Section 1(a) shall prohibit any Supporting Shareholder Stockholder from pledging any Restricted Securities in connection with such Supporting Shareholder Stockholder and/or any of its affiliates entering into a credit facility or other bona fide borrowing, lending or financing arrangement or any Transfer of Restricted Securities to any third-party pledgees as collateral to secure obligations (or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance) pursuant to borrowing, lending, financing or other arrangements between such third parties (or their affiliates or designees) and such Supporting Shareholder Stockholder and/or its affiliates; provided that, for the avoidance of doubt, any pledgee who receives Restricted Securities following the exercise of remedies shall not be subject to the restrictions set forth in this Section 1(a). As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); provided, however, that notwithstanding anything to the contrary in this Agreement, after the Closing, a Transfer shall not include any Permitted Hedging Transactions; (2) the term “Permitted Hedging Transaction” shall mean convertible securities, derivative securities, options or contracts or instruments used by a Supporting Shareholder Stockholder to manage, hedge, transfer or dispose such Supporting Shareholder Stockholder’s ownership of any Restricted Securities as of the Closing; provided that any transaction that has the effect of increasing a Supporting Shareholder Stockholder’s net long position (as defined in Rule 14(e)(4) under the Exchange Act) relative to their ownership of the Restricted Securities as of the Closing shall not be permitted; (3) the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of a Supporting Shareholder Stockholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Supporting Shareholder Stockholder being an individual, by virtue of laws of descent and distribution upon death of the Supporting Shareholder Stockholder; (C) in the case of a Supporting Shareholder Stockholder being an individual, pursuant to a qualified domestic relations order; (D) with respect to any Supporting Shareholder Stockholder that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Supporting Shareholder or an affiliate, advisor or manager of such Supporting Shareholder Stockholder serves as the general partner, manager or advisor, (E) by virtue of applicable law or the Supporting Shareholder’s organizational documents upon liquidation or dissolution of the Supporting Shareholder; (F) to Acquiror in connection with the consummation of a Liquidity Event; (G) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Shares or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (I) to the Supporting Shareholder Stockholder’s officers or directors, any affiliate or family member of any of such Supporting Shareholder Stockholder’s officers or directors or any affiliate of such Supporting Shareholder Stockholder, or to any direct or indirect member(s), direct or indirect limited partner(s) or other direct or indirect equity holder(s) of such Supporting Shareholder Stockholder or any of their affiliates; and “Permitted Transferee” shall have correlative meaning; and (4) and the term “Supporting Shareholder Stockholder” shall mean Supporting Shareholder (together with its successors and any Permitted Transferee thereof).

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(b)               If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by Supporting Shareholder Stockholders until the end of the Lock-Up Period.

(c)               During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)               For the avoidance of any doubt, each Supporting Shareholder Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.

(e)               Supporting Shareholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter. Supporting Shareholder shall not permit the Insider Letter to be amended or modified without Acquiror’s consent.

(f)                At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by the Supporting Shareholder Stockholders with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.

2.                   Representations and Warranties of Supporting Shareholder. Supporting Shareholder represents and warrants to Acquiror as follows:

(a)               The Supporting Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

(b)               The Supporting Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If the Supporting Shareholder is an individual, the Supporting Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of the Supporting Shareholder. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and constitutes the valid, legal and binding agreements of the Supporting Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Supporting Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)               The execution and delivery of this Agreement by Supporting Shareholder does not, and the performance by Supporting Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Supporting Shareholder is subject or by which any property or asset of Supporting Shareholder is bound, (ii) if Supporting Shareholder is an entity, conflict with or result in a violation of the organizational documents of Supporting Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Supporting Shareholder or, if Supporting Shareholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

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(d)               No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Supporting Shareholder with respect to Supporting Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)               As of the date hereof, there are no Actions pending against Supporting Shareholder, or to the knowledge of Supporting Shareholder threatened against Supporting Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Supporting Shareholder of its obligations under this Agreement.

3.                   Miscellaneous.

(a)               Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the latest to occur of (A) the termination of the Insider Letter and (B) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.

(b)               Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Supporting Shareholder are personal to Supporting Shareholder and may not be transferred or delegated by Supporting Shareholder at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Supporting Shareholder.

(c)               Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

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(d)               Incorporation by Reference. Supporting Shareholder expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to the Supporting Shareholder), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

(e)               Notices to the Supporting Shareholder. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below Supporting Shareholder’s name on the signature page to this Agreement.

(f)                Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and the Supporting Shareholder. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(f) shall be void, ab initio.

(g)               Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of Supporting Shareholder under any other agreement between Supporting Shareholder and Acquiror or any certificate or instrument executed by Supporting Shareholder in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of Supporting Shareholder under this Agreement.

(h)               Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION CORP.

By:
Name:
Title:

SEAPORT GLOBAL SPAC, LLC
By: SEAPORT GLOBAL ASSET MANAGEMENT, LLC, as managing member of Seaport Global SPAC, LLC

By:
Name: Stephen C. Smith
Title: Chief Executive Officer

Record and/or Beneficial Ownership:
Class B Common Stock: 3,593,750
Warrants: 6,062,500

Address for Notice:
360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Stephen C. Smith
E-mail: SSmith@seaportglobal.com

[Signature Page to Sponsor Lock-Up Agreement]

Exhibit C

PARENT LOCK-UP AGREEMENT

This PARENT LOCK-UP AGREEMENT (this “Agreement”), dated as of May 16, 2021, is made by and among (i) Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), and (ii) Redwood Holdco, LP (“Parent”), a Delaware limited partnership. Acquiror and Parent shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, Acquiror, Seaport Merger Sub LLC, a Delaware limited liability company (the “Merger Sub”), Parent and Redwood Intermediate, LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Combination Agreement”);

WHEREAS, pursuant to the Combination Agreement, as of the Closing, Parent shall be the record and/or beneficial owner of a number of shares of Class B common stock, par value $0.0001 per share, as determined in accordance with the Combination Agreement, of Acquiror (the “Acquiror Shares”);

WHEREAS, all Acquiror Shares, together with any other capital stock or other equity interests of Acquiror, that Parent holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, are referred to herein as the “Restricted Securities”; and

WHEREAS, Parent acknowledges and agrees that Acquiror would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement, including the Merger, without Parent and Acquiror entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

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NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.                   Lock-Up Provisions.

Parent hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earliest of (x) six (6) months after the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Class A common stock in Acquiror for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Class A common stock of Acquiror equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Combination Agreement and until the Closing Date, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Parent made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Parent; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing in this Section 1(a) shall prohibit any Parent Stockholder from pledging any Restricted Securities in connection with such Parent Stockholder and/or any of its affiliates entering into a credit facility or other bona fide borrowing, lending or financing arrangement or any Transfer of Restricted Securities to any third-party pledgees as collateral to secure obligations (or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance) pursuant to borrowing, lending, financing or other arrangements between such third parties (or their affiliates or designees) and such Parent Stockholder and/or its affiliates; provided that, for the avoidance of doubt, any pledgee who receives Restricted Securities following the exercise of remedies shall not be subject to the restrictions set forth in this Section 1(a). As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); provided, however, that notwithstanding anything to the contrary in this Agreement, after the Closing, a Transfer shall not include any Permitted Hedging Transactions; (2) the term “Permitted Hedging Transaction” shall mean convertible securities, derivative securities, options or contracts or instruments used by a Parent Stockholder to manage, hedge, transfer or dispose such Parent Stockholder’s ownership of any Restricted Securities as of the Closing; provided that any transaction that has the effect of increasing a Parent Stockholder’s net long position (as defined in Rule 14(e)(4) under the Exchange Act) relative to their ownership of the Restricted Securities as of the Closing shall not be permitted; (3) the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of a Parent Stockholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Parent Stockholder being an individual, by virtue of laws of descent and distribution upon death of such Parent Stockholder; (C) in the case of a Parent Stockholder being an individual, pursuant to a qualified domestic relations order; (D) with respect to any Parent Stockholder that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Parent Stockholder or an affiliate, advisor or manager of such Parent Stockholder serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Parent Stockholder or any entity that is controlled by a “portfolio company” of a Parent Stockholder constitute a Permitted Transferee), (E) by virtue of applicable law or Parent’s organizational documents upon liquidation or dissolution of Parent; (F) to Acquiror in connection with the consummation of a Liquidity Event; (G) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (H) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Shares or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (I) to a Parent Stockholder’s officers or directors, any affiliate or family member of any of such Parent Stockholder’s officers or directors or any affiliate of such Parent Stockholder, or to any direct or indirect member(s), direct or indirect limited partner(s) or other direct or indirect equity holder(s) of such Parent Stockholder or any of their affiliates; and “Permitted Transferee” shall have correlative meaning; and (4) the term “Parent Stockholder” shall mean Parent (together with its successors and any Permitted Transferee thereof).

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(a)               If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by Parent Stockholders until the end of the Lock-Up Period.

(b)               During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 16, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c)               For the avoidance of any doubt, each Parent Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.

(d)               At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by the Parent Stockholders with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.

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2.                   Representations and Warranties of Parent. Parent represents and warrants to Acquiror as follows:

(a)               Parent is an exempted limited partnership duly formed, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation.

(b)               Parent has the requisite exempted limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted limited partnership action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid, legal and binding agreements of Parent (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against Parent in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)               The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Parent is subject or by which any property or asset of Parent is bound, (ii) if Parent is an entity, conflict with or result in a violation of the organizational documents of Parent, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon Parent or, if Parent is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by Parent of its obligations under this Agreement.

(d)               No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent with respect to Parent’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)               As of the date hereof, there are no Actions pending against Parent, or to the knowledge of Parent threatened against Parent, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Parent of its obligations under this Agreement.

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3.                   Miscellaneous.

(a)               Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.

(b)               Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of Parent are personal to Parent and may not be transferred or delegated by Parent at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Parent.

(c)               Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)               Incorporation by Reference. Parent expressly agrees to be bound by the provisions of Sections 12.01 (Waiver), 12.02 (Notices) (except as to Parent), 12.05 (Expenses), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.11 (Severability), 12.12 (Jurisdiction; Waiver of Trial by Jury), 12.13 (Enforcement), 12.14 (Non-Recourse), 12.15 (Nonsurvival of Representations, Warranties and Covenants) and 12.16 (Acknowledgments) of the Combination Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

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(e)               Notices to Parent. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof), addressed as follows:

Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019

Attn:      Lee Solomon, Partner

John Suydam, Chief Legal Officer

Email:    lsolomon@apollo.com

jsuydam@apollo.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019
Attn:      Taurie Zeitzer

Justin Rosenberg
Email:    tzeitzer@paulweiss.com

jrosenberg@paulweiss.com

(f)                Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and Parent. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(f) shall be void, ab initio.

(g)               Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement or any Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of Parent under any other agreement between Parent and Acquiror or any certificate or instrument executed by Parent in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of Parent under this Agreement.

(h)               Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.

Seaport Global Acquisition Corp.

By:
Name:
Title:

Redwood Holdco, LP

By:
Name:
Title:

[Signature Page to Parent Lock-Up Agreement]

Exhibit D

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [DD MONTH], 2021, by and among Redbox Automated Retail (f/k/a Seaport Global Acquisition Corp.), a Delaware corporation (the “Company”), and the parties listed as Investors on Schedule I hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company and Seaport Global SPAC, LLC (the “Sponsor”) are party to that certain Registration and Shareholder Rights Agreement, dated as of November 27, 2020 (the “Existing Agreement”);

WHEREAS, the Company, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company, have entered into that certain Business Combination Agreement, dated as of May 16, 2021 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, the Investors have agreed to enter into this Agreement pursuant to which, among other things, the Investors will be granted certain registration rights with respect to their Registrable Securities on the terms and subject to the conditions herein; and

WHEREAS, the parties to the Existing Agreement have agreed to amend and restate the Existing Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1	Definitions. Terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 6.2.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company Board: (i) would be required to be made in any Registration Statement or Prospectus filed with the Commission by the Company so that such Registration Statement or Prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

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“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring substantial marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel (other than those delivered to the Company’s transfer agent with respect to the removal of any legend).

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company” is defined in the preamble to this Agreement.

“Company Board” means the board of directors of the Company.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” is defined in Section 2.1.1.

“Form S-1” means a Registration Statement on Form S-1.

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“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” and “Investors” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Lock-Up Period” means the period ending on the earlier of (a) six (6) months after the Closing Date or (b) if the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within and 30-trading day period following the Closing Date.

“Maximum Number of Shares” is defined in Section 2.1.5.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 6.5.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registrable Securities” means (i) all outstanding shares of Class A Common Stock and Acquiror Warrants held by an Investor immediately following the Closing, (ii) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by an Investor immediately following the Closing, including, without limitation, all shares of Class A Common Stock issuable upon exchange or conversion of any Company Common Units or Class B Common Stock or exercise of the Acquiror Warrants, (iii) all shares of Class A Common Stock (including, without limitation, the shares of Class A Common Stock issued or issuable upon the exercise, conversion or exchange of any option, warrant or convertible security, including, without limitation, all shares of Class A Common Stock issuable upon exchange or conversion of any Company Common Units or Class B Common Stock or exercise of the Acquiror Warrants) of the Company otherwise acquired or owned by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) all shares of Class A Common Stock issued to any Investor with respect to such securities referred to in clauses (i) – (iii) by way of any stock split, stock dividend or other distribution, recapitalization, stock exchange, stock reconstruction, merger, amalgamation, consolidation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.5(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission).

“SEC Guidance” means any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

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“Subsequent Shelf Registration” is defined in Section 2.1.3.

“Suspension Event” is defined in Section 3.1.1.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

1.2	Construction; Interpretation. The term “this Agreement” means this Agreement together with Schedule I and Exhibit A hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including Schedule I and Exhibit A hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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2.	REGISTRATION RIGHTS.

2.1	Resale Shelf Registration Rights.

2.1.1	Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission as soon as practicable after the Closing Date, but in any event no later than thirty (30) calendar days after the Closing Date (the “Filing Date”), a Registration Statement for an offering to be made on a delayed or continuous basis registering the resale from time to time by the Investors of all of the Registrable Securities then held by such Investors that are not covered by an effective registration statement on the Filing Date (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors, or, if the Company is ineligible to use Form S-3, on Form S-1. The Company shall use its reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective by the Commission as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event the Company files the Resale Shelf Registration Statement on Form S-1, the Company shall use its reasonable best efforts to convert the Resale Shelf Registration Statement on Form S-1 to a Resale Shelf Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.1.2	Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary Prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3	Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2.1.1 above, the Company shall use its reasonable best efforts to promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period, or to file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Investor. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities at all times during the Effectiveness Period. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form, which may include Form S-1.

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2.1.4	Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Investors and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and use its reasonable best efforts to file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, which may include Form S-1. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors unless the Commission directs, comments or requests that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

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2.1.5	Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a)	If the Company shall receive a request from one or more Investor(s) holding Registrable Securities with an estimated market value of at least $50 million (the requesting Investor(s) shall be referred to herein as the “Requesting Holder(s)”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown at least three (3) Business Days prior to the anticipated filing date of the Prospectus relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)                 subject to the restrictions set forth in Section 2.1.5(d), all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii)              subject to the restrictions set forth in Section 2.1.5(d), all other Registrable Securities that any Investors (all such Investors, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within two (2) Business Days after such Investors receive the Company’s notice of the Underwritten Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)	Promptly after the expiration of the period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c)	The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

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(d)	If the managing Underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that the dollar amount or number of shares of Registrable Securities requested to be included in such Underwritten Takedown exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Underwritten Takedown the Registrable Securities of the Selling Holders (pro rata in accordance with the number of Registrable Securities that each such Selling Holder has requested be included in such Underwritten Takedown, regardless of the number of Registrable Securities held by each such Selling Holder) that can be sold without exceeding the Maximum Number of Shares.

2.1.6	Selection of Underwriters. The Requesting Holder shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. The right of any Investor to include its Registrable Securities in such Underwritten Takedown shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Requesting Holder, and subject to the reasonable approval of the Company.

2.1.7	Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.8	Withdrawal. A Selling Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Takedown pursuant to this Section 2.1 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Takedown prior to the public announcement of such Underwritten Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Takedown prior to a withdrawal under this Section 2.1.8. If all Registrable Securities are withdrawn from an Underwritten Takedown pursuant to this Section 2.1.8, such withdrawn Underwritten Takedown shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

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2.1.9	Block Trade. If the Company shall receive a request from one or more Investor(s) holding Registrable Securities with an estimated aggregate market value of at least $10 million that the Company effect the sale of all or any portion of the Registrable Securities held by such Investors in a Block Trade, then the Company shall, as expeditiously as possible, effectuate the offering in such Block Trade of the Registrable Securities for which such requesting Investor has requested such offering under this Section 2.1.9. Notwithstanding anything herein to the contrary, a Block Trade shall not be counted as an Underwritten Takedown effected pursuant to Section 2.1.5(c).

2.2	Demand Registration.

2.2.1	Request for Registration. At any time and from time to time after the expiration of the Lock-Up Period, one or more Investor(s) who hold Registrable Securities with an aggregate estimated market value of at least $75 million may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number and type of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will, within ten (10) calendar days of the Company’s receipt of the Demand Registration, notify all Investors that are holders of Registrable Securities of the demand, and each such Investor who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within five (5) calendar days after the receipt by the Investor of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month period; provided, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form Registration or, if then available, Form S-3 has become effective; or (b) any Demand Registration at any time if there is an effective Resale Shelf Registration Statement covering all Registrable Securities on file with the Commission pursuant to Section 2.1.

2.2.2	Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective by the Commission, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3	Underwritten Offering. If the Demand Registration has an estimated market value of at least $50 million and the Demanding Holders so elect and such Demanding Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Investor to include its Registrable Securities in such Demand Registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Demanding Holders initiating the Demand Registration, and subject to the reasonable approval of the Company.

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2.2.4	Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Class A Common Stock or other securities which the Company desires to sell and the Class A Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds Maximum Number of Shares, then the Company shall include in such Demand Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of Registrable Securities that each such Demanding Holder has requested be included in such Demand Registration, regardless of the number of Registrable Securities held by each such Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such person, as to which “piggy-back” registration has been requested by the holders thereof, pro rata in accordance with the number of shares of Class A Common Stock or other securities that each such person has requested be included in such Demand Registration, regardless of the number of shares of Class A Common Stock or other securities of the Company held by each such person, that can be sold without exceeding the Maximum Number of Shares.

2.2.5	Withdrawal. A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an underwritten offering pursuant to this Section 2.2 for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such underwritten offering prior to the public announcement of such underwritten offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an underwritten offering prior to its withdrawal under this Section 2.2.5.

2.3	Piggy-Back Registration.

2.3.1	Piggy-Back Rights. If at any time on or after the date of this Agreement, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) filed in connection with issuance of securities in a merger or acquisition transaction, then the Company shall (x) give written notice of such proposed filing to the Investors as soon as practicable but in no event less than ten (10) calendar days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Investors in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Investors may request in writing within five (5) calendar days following receipt of such notice (a “Piggy-Back Registration”); provided that the rights provided under this Section 2.3.1 shall not be available to any Investor at such time as (a) there is an effective Resale Shelf Registration Statement available for the resale of all Registrable Securities pursuant to Section 2.1, (b) such Registration is solely to be used for the offering of securities by the Company for its own account and (c) no other stockholder of the Company is entitled to participate in such Registration. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-Back Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

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2.3.2	Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises, in good faith, the Company and the holders of Registrable Securities participating in such Piggy-Back Registration in writing that the dollar amount or number of shares of Class A Common Stock which the Company desires to sell, taken together with Class A Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the Investors hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such Piggy-Back Registration:

(a)	If the registration is undertaken for the Company’s account: (i) first, the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, pro rata in accordance with the number of Registrable Securities that each such Investor has requested be included in such Piggy-Back Registration, regardless of the number of Registrable Securities held by each such Investor; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

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(b)	If the registration is a “demand” registration undertaken at the demand of persons other than the Investors, (i) first, the Class A Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Registrable Securities, as to which Registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, pro rata in accordance with the number of Registrable Securities that each such Investor has requested be included in such Piggy-Back Registration, regardless of the number of Registrable Securities held by each such Investor; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the Class A Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3	Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration for any or no reason by giving written notice to the Company of such request to withdraw prior to the earlier of the effectiveness of the Registration Statement or the public announcement of such offering. The Company (whether on its own good faith determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

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3.	REGISTRATION PROCEDURES.

3.1	Filings; Information. Whenever the Company is required to effect the Registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof (and including all manners of distribution in such Registration Statement as the Investors may reasonably request and as permitted by law, including distribution of Registrable Securities to an Investor’s members, security holders or partners) as expeditiously as practicable, and in connection with any such request:

3.1.1	Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period. If the filing, initial effectiveness or continued use of any Registration Statement (including a Resale Shelf Registration Statement or Demand Registration Statement) at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Investors, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”); provided, however, that the Company shall not be permitted to exercise a Suspension Event for more than a total of ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days, in any three hundred sixty-five (365)-day period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan or a registration in which the only Class A Common Stock being registered is Class A Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Suspension Event, the Investors agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Investors in writing upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investors such numbers of copies of the Prospectus as so amended or supplemented as the Investors may reasonably request. The Company shall, if necessary, supplement or amend the Resale Shelf Registration Statement or Demand Registration Statement, if required by the registration form used by the Company for the Resale Shelf Registration Statement or Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investors holding a majority of Registrable Securities that are included in such Resale Shelf Registration Statement or Demand Registration Statement.

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3.1.2	Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3	Amendments and Supplements. Until the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act (the “Effectiveness Period”).

3.1.4	Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

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3.1.5	Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6	Agreements for Disposition. The Company shall enter into and perform its obligations under customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such Registration Statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

3.1.7	Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders.

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3.1.8	Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.9	Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. Without limiting the foregoing, the Company shall permit a representative of the Investors (such representative to be selected by a majority of the participating Investors), the Underwriters, if any, and any attorney or accountant retained by such Investors or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement. If an underwritten offering involves Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) to exceed $50 million, the Company will use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in the underwritten offering.

3.1.10	Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

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3.1.11	Earnings Statement. The Company shall use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect).

3.1.12	Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.1.13	The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with such Registration.

3.2	Obligation to Suspend Distribution. Upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3	Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2, any Underwritten Takedown pursuant to Section 2.1.5(a)(i) or Section 2.2.1 and any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or the Underwritten Takedown is consummated, as applicable, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the reasonable fees and expenses of any special experts retained by the Company specifically in connection with such Registration and (ix) the reasonable fees and expenses of one (1) legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders.

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3.4	Information. The Investors shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. The Investors shall keep all information and notices received hereunder confidential.

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1	Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Investor, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement (or allegedly untrue statement) of material fact or omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading made in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus, or summary Prospectus), or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company shall indemnify any broker-dealers or underwriters acting on an Investor’s behalf and the Underwriters, their respective officers, directors and each person who controls such broker-dealers, underwriters or Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the Investors.

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4.2	Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless, to the fullest extent permitted by law, the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder. The selling holders shall indemnify any broker-dealers or underwriters acting on an Investor’s behalf and the Underwriters, their respective officers, directors and each person who controls such broker-dealers, underwriters or Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.

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4.3	Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist with respect to such claim, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel (plus local counsel, to the extent reasonably necessary), which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4	Contribution.

4.4.1	If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to or insufficient to hold harmless any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact was made by, or relates to information supplied by, such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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4.4.2	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3	The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.	UNDERWRITING AND DISTRIBUTION.

5.1	Rule 144. As long as any Investor shall beneficially own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish such Investors with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any such Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell Registrable Securities held by such holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Investor, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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6.	MISCELLANEOUS.

6.1	Other Registration Rights and Arrangements. The Company represents and warrants that, except pursuant to each Subscription Agreement, no person, other than the Investors, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Investors in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.2	Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Investors hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such Investor. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the Investors and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of an Investor under this Agreement may be transferred by such Investor to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

6.3	Amendments and Modifications. Upon the written consent of the Company and Investors holding at least a majority in interest of the Registrable Securities (calculated after giving effect to the issuance of any Registrable Securities upon the conversion, exercise or exchange of any other securities) at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Investor or group of Investors, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Investors (in such capacity) shall require the consent of the Investor or Investors so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party. No course of dealing between any holder or the Company and any other party hereto or any failure or delay on the part of an Investor or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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6.4	Term. This Agreement shall terminate, with respect to any Registrable Securities, upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)); provided, however, that, in each case, the provisions of Section 4 and Section 5 shall survive such termination.

6.5	Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile or email; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

Redwood Holdco, LP
c/o Apollo Management VIII L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019

Attn:	Lee Solomon, Partner John Suydam, Chief Legal Officer
Email:	lsolomon@apollo.com jsuydam@apollo.com

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with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Taurie Zeitzer Justin Rosenberg
Email:	tzeitzer@paulweiss.com jrosenberg@paulweiss.com

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.6	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

6.8	Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

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6.9	Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 6.9 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 6.5 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

6.10	Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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6.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.12	Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[	]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[NAME]:

Address:	[ ] [ ] [ ]

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on __________, 20__, by the undersigned (the “New Holder”) pursuant to the terms of that certain Amended and Restated Registration Rights Agreement dated as of [●], 2021 (the “Agreement”), by and among the Company and the other parties identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring Registrable Securities as a transferee of such Registrable Securities from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:

Print Name:

By:

ACCEPTED AND AGREED:

[                        ]

By:

SCHEDULE I

Seaport Global SPAC, LLC

Redwood Holdco, LP

[owners of equity interests in Redwood Holdco, LP]

Exhibit E

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of the [DD] day of [MONTH], 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (“Seaport”), Redwood Holdco, LP, a Delaware limited partnership (“Seller”), and each of the Persons listed on Schedule A hereto and any additional Person that becomes a party to this Agreement in accordance with Section 7.18 hereof.

RECITALS

WHEREAS, Seaport is party to that certain Business Combination Agreement, dated as of May 16, 2021 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among Seaport, Seller, Redwood Intermediate, LLC, a Delaware limited liability company (“Redwood”) and Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, (i) the Merger Sub will merge with and into Redwood (the “Merger”), with Redwood surviving the Merger as a wholly owned subsidiary (the “Surviving Company”) of Seaport, by virtue of the Merger, former stockholders of Seaport and former unitholders of Redwood will receive newly issued shares of Acquiror Common Stock and (ii) following the consummation of the Merger, Seaport will be renamed “Redbox Automated Retail” (Seaport following the consummation of the Merger, the “Company.”) (Terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement);

WHEREAS, as a result of the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Seller Stockholder (as defined below) and the Sponsor Stockholder (as defined below) will become a stockholder of the Company; and

WHEREAS, it is a condition to the Closing that the parties hereto enter into this Agreement, to be effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Definitions. For purposes of this Agreement:

1.1              “Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a member of the immediate family of such Person; provided, that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor Stockholder and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Stockholder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Stockholder. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.2              “Apollo Funds” shall mean Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.

1.3              “Bylaws” shall mean the Bylaws of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.4              “Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as in effect on the Closing and thereafter from time to time amended in accordance with the terms hereof and thereof and pursuant to applicable law.

1.5              “Company Confidential Information” means any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company.

1.6              “Company Shares” shall mean the Acquiror Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Acquiror Common Stock, including options and warrants.

1.7              “Director” shall mean a member of the Company Board.

1.8              “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9              “HPS Director” shall mean an individual elected as a Director to the Company Board that has been nominated or appointed by the HPS Stockholder pursuant to this Agreement.

1.10          “HPS Stockholder” shall mean HPS Investment Partners, LLC together with its successors and any Permitted Transferee thereof.

1.11          “Initial Sponsor Shares” shall mean the aggregate number of Company Shares beneficially owned by the Sponsor Stockholder immediately following the Closing.

1.12          “Investor Director” shall mean any of the Seller Directors, the Sponsor Directors and the HPS Director.

1.13          “Investor Stockholder” shall mean any of the Seller Stockholder, the Sponsor Stockholder and the HPS Stockholder

1.14          “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and do not conflict with the terms of this Agreement) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the Certificate of Incorporation, (iii) executing agreements and instruments, (iv) causing the members of the Company Board to take such actions (to the extent allowed by Delaware law) and/or (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.

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1.15          “Percentage Interest” shall mean, with respect to any Investor Stockholder at any time, the percentage reflecting the share of such Investor Stockholder’s economic interest in the aggregate issued and outstanding Company Shares.

1.16          “Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate, direct or indirect limited partner, direct or indirect member or direct or indirect stockholder of such Person, (ii) with respect to any Person that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Investor Stockholder or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (iii) in the case of any Person who is an individual, (x) any successor by death or (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Company Shares; provided, however, that “Permitted Transferee” with respect to the HPS Stockholder shall have the meaning ascribed to the term “HPS Permitted Transferee” in that certain Amended and Restated Investor Rights Agreement, dated as of February 22, 2021, by and among Outerwall Holdings, LLC, Sponsor and each of the Holders that are parties thereto.

1.17          “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.19          “Seller Director” shall mean an individual elected to the Company Board that has been nominated or appointed by the Seller Stockholder pursuant to this Agreement.

1.20          “Seller Stockholder” shall mean the Seller together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 7.18.

1.21          “Sponsor Director” shall mean an individual elected to the Company Board that has been nominated or appointed by the Sponsor Stockholder pursuant to this Agreement.

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1.22          “Sponsor Stockholder” shall mean Seaport Global SPAC, LLC together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 7.18.

2.                  Company Board.

2.1              Each Director of the Company shall serve for the time periods set forth in the Certificate of Incorporation or Bylaws. Without limiting the Seller Stockholder’s or the Sponsor Stockholder’s rights pursuant to this Section 2, the Company Board may increase or decrease its size in accordance with the provisions of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws and the organizational documents of the Company’s Subsidiaries, as they may be amended from time to time subject to the terms and conditions of this Agreement, shall not at any time be inconsistent with the terms of this Agreement.

2.2              Subject to the terms and conditions of this Agreement, from and after the Closing:

(a)               for so long as the Percentage Interest of the Seller Stockholder is (i) at least thirty five percent (35%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board four (4) Directors (at least one of which shall be Independent); (ii) at least twenty-five percent (25%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board three (3) Directors (at least one of which shall be Independent); (iii) at least fifteen percent (15%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board two (2) Directors (at least one of which shall be Independent); and (iv) at least five percent (5%), the Seller Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee pursuant to the foregoing clauses (i) through (iv), a “Seller Nominee” and any Seller Nominee that is elected as a Director, a “Seller Director”). No delay by the Seller Stockholder in nominating its Seller Nominee pursuant to this Section 2.2(a) shall impair its right to subsequently nominate its Seller Nominees pursuant to this Section 2.2(a). In the event that the Seller Stockholder has nominated less than the total number of nominees the Seller Stockholder shall be entitled to nominate pursuant to this Section 2.2(a), the Seller Stockholder shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action, to enable the Seller Stockholder to nominate and effect the election or appointment of such additional individuals;

(b)               for so long as the Sponsor Stockholder beneficially owns, in the aggregate, a number of Company Shares equal to or greater than (i) seventy five percent (75%) of the total number of Initial Sponsor Shares, the Sponsor Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board two (2) Directors (at least one of which shall be Independent) and (ii) fifty percent (50%) of the total number of Initial Sponsor Shares, the Sponsor Stockholder shall have the right, but not the obligation, to nominate for election to the Company Board one (1) Director (any such nominee pursuant to the foregoing clauses (i) and (ii), a “Sponsor Nominee.”) In the event that the Sponsor Stockholder has nominated less than the total number of nominees the Sponsor Stockholder shall be entitled to nominate pursuant to this Section 2.2(b), the Sponsor Stockholder shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action to enable the Sponsor Stockholder to nominate and effect the election or appointment of such additional individuals; and

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(c)               for so long as the Percentage Interest of the HPS Stockholder is at least fifty percent (50%) of the Percentage Interest of the HPS Stockholder as of immediately following the Closing, the HPS Stockholder shall have the right, but not the obligation, to (i) nominate for election to the Company Board one (1) Independent Director (any such nominee a “HPS Director Nominee”) and (ii) designate one (1) non-voting observer to the Company Board who is reasonably satisfactory to the Company (any such designee, a “HPS Board Observer”). No delay by the HPS Stockholder in nominating its HPS Director Nominee or designating its HPS Board Observer pursuant to this Section 2.2(c) shall impair its right to subsequently nominate its HPS Director Nominee or designate its HPS Board Observer pursuant to this Section 2.2(c). In the event that the HPS Stockholder has nominated or designated, as applicable, less than the total number of nominees or designees, as applicable, the HPS Stockholder shall be entitled to nominate or designate, as applicable, pursuant to this Section 2.2(c), the HPS Stockholder shall have the right, at any time, to nominate or designate, as applicable, such additional nominees or designees, as applicable, to which it is entitled, in which case, the Company and the Directors shall take all Necessary Action, to enable the HPS Stockholder to nominate and effect the election, designation or appointment of such additional individuals.

2.3              Chairman. The chairman of the Board (the “Chairman”) shall preside over all meetings of the Board. For long as the Seller Stockholder has the right to nominate for election to the Company Board at least two (2) Directors in accordance with Section 2.2(a), the Seller Stockholder shall have the right, but not the obligation, to determine the Director who shall serve as the Chairman.

2.4              Nominating and Corporate Governance Committee. The Company Board shall designate a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) to, among other things and subject to applicable provisions of law, (a) identify individuals qualified to become Directors, consistent with criteria approved by the Company Board, (b) recommend to the Company Board for approval Director nominees, consistent with the Company’s Director qualifications criteria and any other obligations under the Company’s contractual arrangements (including, but not limited to, this Agreement), (c) develop and recommend to the Company Board for approval corporate governance guidelines applicable to the Company and (d) oversee the evaluation of the Company Board. Subject to applicable law and any other law, rule or regulation applicable to the Company (including the rules and regulations of any securities exchange on the which the Company Shares are listed), the majority of the members of the Nominating and Corporate Governance Committee shall consist of Seller Directors for so long as the Seller Stockholder has the right to nominate for election to the Company Board at least one Director in accordance with Section 2.2(a).

2.5              Removal; Resignation. Subject to the Certificate of Incorporation, an Investor Director may be removed from the Company Board only upon the written request of the Investor Stockholder entitled to nominate such individual pursuant to Section 2.2. Any Investor Director may resign at any time upon notice to the Company. If any Investor Stockholder that is entitled to nominate an Investor Director hereunder notifies the Company that such Investor Stockholder desires to remove such Investor Director previously nominated by such Investor Stockholder, with or without cause, then such Director shall be removed from the Company Board and the parties shall take all Necessary Action to cause such removal of such Director, including voting all Company Shares in favor of, or executing a written consent authorizing, such removal.

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2.6              Vacancies. In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal of any Investor Director, each party shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual designated to fill such vacancy and serve as an Investor Director by the applicable Investor Stockholder, that had, pursuant to Section 2.2, designated the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Company Board. Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Investor Stockholder fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the applicable Investor Stockholder makes such designation.

2.7              Expenses; Indemnification; Insurance.

(a)               The Company shall cause the Investor Directors to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company Board and any committees thereof, including travel, lodging and meal expenses.

(b)               For so long as an Investor Director is serving as a Director, (i) the Company shall provide such director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Investor Director as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in such organizational documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(c)               The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and (ii) for so long as Investor Director serves as a Director, maintain such coverage with respect to such Investor Directors; provided that upon removal or resignation of such Investor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

2.8              Further Actions.

(a)               The Company hereby agrees to take all Necessary Action to (i) call, or cause the Company Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as Directors of those individuals so designated in accordance with the provisions of this Article 2 and (ii) include in the slate of nominees recommended by the Company Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing directors the persons nominated pursuant to this Section 2 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such Nominees as it uses to cause other nominees recommended by the Company Board to be elected, including soliciting proxies or consents in favor thereof.

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(b)               Each Investor Stockholder hereby agrees to take all Necessary Action to, and to vote all Company Shares owned or held of record by such Investor Stockholder at any such meeting of stockholders of the Company, or take all actions by written consent in lieu of any such meeting as may be necessary, to cause the Company to elect as Directors those individuals included in the slate of nominees proposed by the Company Board to the Company’s stockholders for each election of Directors, including the Nominees designated in accordance with this Article 2, and to otherwise effect the intent of the provisions of this Article 2.

2.9              Restrictions on Other Agreements. No Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Stockholders that are not parties to this Agreement or otherwise).

3.                  [Intentionally Omitted].

4.                  Certain Other Agreements.

4.1              Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles, subject to Section 4.3 hereof. For each of the Seller Stockholder and the Sponsor Stockholder, (a) in the case of the Seller Stockholder, for so long as the Seller Stockholder has the right to nominate a Seller Nominee, and (b) in the case of the Sponsor Stockholder, for so long as the Sponsor Stockholder has the right to nominate a Sponsor Nominee, the Company shall, and shall cause its Subsidiaries to, (A) permit the Seller Stockholder or the Sponsor Stockholder, as applicable, and, in each case, its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (B) upon the written request of the Seller Stockholder or the Sponsor Stockholder, provide the Seller Stockholder or the Sponsor Stockholder, as applicable, in addition to other information that might be reasonably requested by the Seller Stockholder or the Sponsor Stockholder, as applicable, from time to time, (i) direct access to the Company’s auditors and officers, (ii) quarter-end reports to be provided within 45 days after the end of each quarter, (iii) copies of all materials provided to the Company Board (or committee of the Company Board) at the same time as provided to the Directors (or members of a committee of the Company Board), (iv) access to appropriate officers and Directors of the Company and its Subsidiaries at such times as may be requested by the Seller Stockholder or the Sponsor Stockholder, as applicable, as the case may be, for consultation with the Seller Stockholder or the Sponsor Stockholder, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (v) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Certificate of Incorporation or Bylaws or the organizational documents of any of its Subsidiaries, and to provide the Seller Stockholder or the Sponsor Stockholder, as applicable, with the right to consult with the Company and its Subsidiaries with respect to such actions, (vi) flash data to be provided within ten days after the end of each quarter and (vii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 4.1, the “Information”); provided, that each of the Seller Stockholder and the Sponsor Stockholder may waive, in their sole discretion, in whole or in part, any right to receive all or any portion of the Information contemplated by this Section 4.1 at any time. The Company agrees to consider, in good faith, the recommendations of the Seller Stockholder or the Sponsor Stockholder in connection with the matters on which the Company is consulted as described above. Subject to Section 4.2, any Affiliate of the Seller Stockholder or the Sponsor Stockholder (and any party receiving Information from the Seller Stockholder or the Sponsor Stockholder) who shall receive Information shall maintain the confidentiality of such Information in accordance with Section 4.3, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Seller Stockholder and the Sponsor Stockholder without the loss of any such privilege.

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4.2              Sharing of Information. Individuals associated with each of the Seller Stockholder and the Sponsor Stockholder may from time to time serve on the Company Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive non-public information concerning the Company and its Subsidiaries and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 4.3) share such information with other individuals associated with the Seller Stockholder and the Sponsor Stockholder, as applicable. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling the Seller Stockholder and the Sponsor Stockholder, as applicable, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

4.3              Confidential Information.

(a)               Confidentiality Obligation. Each of the Seller Stockholder and the Sponsor Stockholder agrees that all Company Confidential Information is proprietary and confidential to the Company. The (x) Sponsor Stockholder (on behalf of itself, its Affiliates and its Representatives) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever and (y) the Seller Stockholder (on behalf of itself, its Affiliates and its Representatives) (the Sponsor Stockholder in clause (x) and the Seller Stockholder in clause (y), the “Receiving Party”) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever, except, in the case of each of clauses (x) and (y):

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(i)	to authorized representatives and employees of the Company or its Subsidiaries and as otherwise is proper in the course of performing the Receiving Party’s obligations hereunder or under any other agreement between such Receiving Party and the Company or its Subsidiaries, or as a member of the board of directors of any of the foregoing for the purpose of discharging such member’s fiduciary or other duties to the Company or its Subsidiaries, provided such member acts in good faith and in a manner such member reasonably believes to be in the best interests of the Company or its Subsidiaries;

(ii)	as part of such Receiving Party’s bona fide reporting or review procedures, or in connection with such Receiving Party’s or its Affiliates’ bona fide fund raising or marketing (subject to the recipients thereof being bound by substantially similar confidentiality obligations and use restrictions as set forth herein);

(iii)	in accordance with Section 4.2;

(iv)	to such Receiving Party’s (or any of its Affiliates’) general partners, partners, managing directors, managers, officers, directors, employees, principals, Representatives, agents, auditors, attorneys or other advisors on a “need to know” basis; provided, that the Receiving Party shall notify such Persons of the confidential nature of such Company Confidential Information and its obligations hereunder and instruct such Persons to abide by the confidentiality and use restrictions set forth herein applicable to such Persons (unless such Persons are otherwise already bound by a duty of confidentiality to such Receiving Party),

(v)	to any bona fide prospective purchaser of the Receiving Party or assets of the Receiving Party or its Affiliates or the Company Shares held by such Investor Stockholder, or bona fide prospective merger partner of such Receiving Party or its Affiliates; provided, that such bona fide prospective purchaser or bona fide prospective merger partner agrees to be bound by the provisions of this Section 4.3;

(vi)	in connection with the performance of any party’s obligations under this Agreement; or

(vii)	as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (including as part of any governmental or regulatory investigation or review, or to comply with SEC rules or regulations); provided, that the Receiving Party required to make such disclosure shall, to the extent legally permissible, provide to the Company and the Seller Stockholder prompt written notice of any such requirement and shall cooperate with the Company and the Seller Stockholder in seeking a protective order or other appropriate remedy, to the extent applicable.

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(b)               Compliance of and Liability for Affiliates and Representatives. Each of the Seller Stockholder and the Sponsor Stockholder shall cause their respective Affiliates to abide by and comply with the provisions of this Section 4.3. The Sponsor Stockholder shall with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Stockholder, its Affiliates and its and their Representatives, for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Stockholder, its Affiliates and its and their Representatives. The Seller Stockholder shall, with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Seller Stockholder, its Affiliates, and its and their Representatives. Notwithstanding anything to the contrary herein or otherwise, any liability for breach of this Section 4.3 shall survive the termination of this Agreement and shall continue in effect forthwith. Notwithstanding the foregoing, no Person (including any investment fund managed by the Receiving Party or its Affiliates or any portfolio company of any such investment fund) shall be deemed to be a Representative of the Receiving Party for purposes of this Section 4.3 or have any obligation hereunder unless such Person actually receives Company Confidential Information, from, or on behalf of, the Receiving Party. Further, no Affiliate or portfolio company of the Receiving Party shall be deemed to be a Representative hereunder for purposes of this Section 4.3 solely due to the fact that one of the Receiving Party’s employees who has received or had access to Company Confidential, serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information, to the other directors, officers or employees of such Affiliate or portfolio company.

(c)               For purposes of this Section 4.3, “Company Confidential Information” shall not include, with respect to any Person, information: (A) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Seller Stockholder, their respective Affiliates or the foregoing’s respective Representatives, (B) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Seller Stockholder, their respective Affiliates or the foregoing’s respective Representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (C) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective Representatives in violation hereof or (D) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information.

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5.                  Consent to Certain Actions.

5.1              Subject to the provisions of Section 5.2, and in addition to any other consent or approval that may be required under the Second Amended and Restated Limited Liability Company Agreement of Outerwall Holdings, LLC, dated as of February 22, 2021 (as amended) and the Second Amended and Restated Limited Liability Company Agreement of Redwood Holdco GP, LLC, dated as of February 22, 2021 (as amended), without the prior written approval of Seller Stockholder, the Company shall not, and shall (to the extent applicable) cause each of its Subsidiaries not to:

(a)               amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation, the Bylaws or equivalent organizational documents of its Subsidiaries in a manner that disproportionately adversely affects Seller Stockholder relative to other Investor Stockholders;

(b)               issue additional equity interests of the Company or any of its Subsidiaries, other than (A) any award under any stockholder-approved equity compensation plan, (B) any award under an equity compensation plan approved by a majority of the Seller Nominees, or (C) any intra-company issuance among the Company and its wholly-owned Subsidiaries;

(c)               make any payment or declaration of any dividend or other distribution on any shares of Company Shares or entering into any recapitalization transaction, the primary purpose of which is to pay a dividend;

(d)               merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would constitute a “Change of Control” (or similar term) as defined in the Company’s or its Subsidiaries’ principal credit facilities or note indentures (other than, in each case, transactions among the Company and its wholly-owned Subsidiaries);

(e)               other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any (A) acquisition by the Company or any Subsidiary of the equity interests or assets of any Person, or the acquisition by the Company or any Subsidiary of any business, properties, assets, or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any Subsidiary or the shares or other equity interests of any Subsidiary, in each case where the amount of consideration for any such acquisition or disposition exceeds $[●] in any single transaction, or an aggregate amount of $[●] in any series of transactions during a calendar year;

(f)                undertake any liquidation, dissolution or winding up of the Company;

(g)               incur financial indebtedness, in a single transaction or a series of related transactions, aggregating to more than $[●], except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date hereof or otherwise approved by the Seller Stockholder;

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(h)               terminate the Chief Executive Officer, the Chief Operating Officer or the Chief Strategy Officer of the Company or designate any new Chief Executive Officer, Chief Operating Officer or Chief Strategy Officer of the Company;

(i)                 effect any material change in the nature of the business of the Company or any Subsidiary, taken as a whole; or

(j)                 change the size of the Company Board.

5.2              The approval rights set forth in Section 5.1 shall terminate at such time as Seller Stockholder no longer beneficially owns, in the aggregate, at least thirty three percent (33%) of the outstanding Company Shares.

6.                  Notices. In the event a notice or other document is required to be sent hereunder to the Company, to the Seller Stockholder or to the Sponsor Stockholder, such notice or other document shall be given in writing, shall be either personally delivered to the Company, to the Seller Stockholder or to the Sponsor Stockholder, as applicable, or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company, the Seller Stockholder and the Sponsor Stockholder agrees to receive notice under the Certificate of Incorporation and Bylaws or under the DGCL, or under the organizational documents and applicable entity law of any Subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company, and the Sponsor Stockholder covenants and agrees to keep a current e-mail address on file with the Company for such purpose.

7.                  Miscellaneous.

7.1              GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

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7.2              Binding Effect. This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.

7.3              Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company and the Seller Stockholder; provided, however, that any such amendment, modification, supplement or waiver shall require the consent of the Sponsor Stockholder if such amendment, modification, supplement or waiver (a) would adversely affect the Sponsor Stockholder in any respect or (b) would disproportionately benefit any other Investor Stockholder or confer any benefit on any other Investor Stockholder to which the Sponsor Stockholder would not be entitled; provided, further that, any amendment, modification, supplementation or waiver of Section 2 shall require the consent of the HPS Stockholder if such amendment, modification, supplement or waiver would adversely affect the HPS Stockholder in any respect. Upon obtaining any such consent and without any further action or execution by the Sponsor Stockholder or the HPS Stockholder, (x) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the Seller Stockholder and (y) each other party to this Agreement shall be deemed a party to and bound by such amendment, modification, supplement or waiver.

7.4              Termination. Unless earlier terminated by the mutual agreement of all the parties hereto, this Agreement shall terminate with respect to each of the Seller Stockholder and the Sponsor Stockholder, as applicable, upon such time it ceases to own any Company Shares. Except as otherwise provided herein, if the Seller Stockholder or the Sponsor Stockholder Disposes of all of its Company Shares, the Seller Stockholder and the Sponsor Stockholder, as applicable, shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

7.5              Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). Each party to this Agreement further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages or that there is an adequate remedy at law.

7.6              Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

7.7              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

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7.8              Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

7.9              Submission to Jurisdiction. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Annex I shall be effective service of process for any suit or proceeding in connection with this Agreement. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such party’s consent to jurisdiction and service contained in this Section 7.9 is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

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7.10          Waiver. No course of dealing between or among the Company or its Subsidiaries, the Seller Stockholder and the Sponsor Stockholder (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.11          WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

7.12          Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

7.13          No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 7.15 only, Related Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

7.14          Changes in Company Shares. If, and as often as, there are any changes in the Company Shares by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Shares as so changed.

7.15          No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain Investor Stockholders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Seller Stockholder’s, Apollo Funds’, the Sponsor Stockholder’s or any of the foregoing’s respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and, collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 7.15 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

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7.16          Issuance of Additional Units. If additional Company Shares are issued to the Sponsor Stockholder or the Seller Stockholder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities or loans of the Company (or its Subsidiary, as applicable) exercisable for or exchangeable into Company Shares, such additional Company Shares, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

7.17          Aggregation of Company Shares. All Company Shares beneficially owned by (a) the Seller Stockholder, its Affiliates and their respective Permitted Transferees shall be aggregated together and (b) the Sponsor Stockholder, its Affiliates and their respective Permitted Transferees shall be aggregated together, in each case for purposes of determining the rights or obligations of the Seller Stockholder or the Sponsor Stockholder, respectively, or the application of any restrictions to the Seller Stockholder or the Sponsor Stockholder, respectively, under this Agreement in each instance in which such right, obligation or restriction is determined in respect of or with reference to any Percentage Interest or beneficial ownership of Company Shares, including in connection with any right pursuant to Section 2.2. All rights held by the Seller Stockholder, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the Apollo Funds. All rights held by the Sponsor Stockholder, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the Sponsor Stockholder.

7.18          Assignment.

(a)               Notwithstanding anything to the contrary contained herein, the Seller Stockholder may assign its rights or obligations, in whole or in part, under this Agreement to its Affiliates or any of the Apollo Funds or its Affiliates. In the event that an Affiliate of the Seller Stockholder or any of the Apollo Funds becomes an owner of Company Shares, such Person shall, as a condition to acquiring such Company Shares, become party to this Agreement and Schedule A to this Agreement shall be amended and restated to provide that such Person or a designee of such Person shall have the same rights and obligations of the Seller Stockholder hereunder to the extent of such Person’s ownership of Company Shares.

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(b)               Notwithstanding anything to the contrary contained herein, the Sponsor Stockholder may assign, in connection with a transfer or otherwise permitted hereby, (x) any of its rights or obligations to any Permitted Transferee or (y) any of its rights (other than the rights set forth in Section 2) to any transferee of Company Shares to whom the Sponsor Stockholder Disposes of at least fifty percent (50%) of Company Shares that it holds as of the date of this Agreement (subject to Section 7.15). For the avoidance of doubt, except as set forth in the immediately preceding sentence, the Sponsor Stockholder shall be prohibited from assigning to any Person any right contained in this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

[●]

By:
Name:
Title:

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

[●]

By:
Name:
Title:

[Signatures continued on following page.]

Signature Page to Stockholders Agreement

SCHEDULE A
Investor Stockholders

SELLER STOCKHOLDER:

Redwood Holdco, LP

SPONSOR STOCKHOLDER:

[Seaport Global SPAC, LLC]

HPS STOCKHOLDER:

[HPS Investment Partners, LLC]

ANNEX I

ADDRESSES FOR NOTICE

Exhibit F

SEAPORT GLOBAL ACQUISITION CORP.
2021 OMNIBUS INCENTIVE PLAN

Adopted by the Board of Directors: ___________, 2021
Approved by the Shareholders: ________, 2021

1.                 Purpose. The purpose of the Seaport Global Acquisition Corp. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to (i) attract and retain individuals to serve as employees, consultants or Directors (collectively, the “Service Providers”) of Seaport Global Acquisition Corp., a Delaware corporation (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) and its Affiliates by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align the interests of the Service Providers with those of the Company’s stockholders.

2.                  Effective Date; Duration. The Plan shall be effective as of the date of its adoption by the Board, subject to the approval of the plan by the shareholders of the Company in accordance with the requirements of the laws of the State of Delaware. The expiration date of the Plan, on and after which date no Awards may be granted under the Plan, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3.                  Definitions. The following definitions shall apply throughout the Plan:

(a)               “$” shall refer to the United States dollars.

(b)              “10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

(c)               “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control,” as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(d)              “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.

(e)              “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan (including, in each case, in electronic form), which may, but need not, be executed or acknowledged by a Participant (as determined by the Committee).

(f)                “Award Transfer Program” means any program approved by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee.

(g)               “Beneficial Ownership” has the meaning set forth-in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

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(h)               “Board” means the Board of Directors of the Company.

(i)                “Cause” means, unless the applicable Award Agreement states otherwise, (A) the Participant’s conviction of, or entry of a plea of no contest to a felony (or the equivalent of a felony in a jurisdiction other than the United States), (B) the Participant’s gross negligence or willful misconduct, or a willful failure to perform his or her duties (other than due to physical illness or incapacity), (C) the Participant’s material breach of a material provision of any employment agreement, consulting agreement, directorship agreement or similar services agreement or offer letter or any written agreement between the Participant and the Company or any of its Affiliates, or any non-competition, non-disclosure or non-solicitation agreement with the Company or any of its Affiliates, (D) the Participant’s material violation of any material written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, (E) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates, or (F) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment or service that in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates. Whether Cause exists shall be determined by the Committee in good faith in its sole discretion upon, or within 60 days following, termination of the Participant’s employment or service based on information available to the Committee through such 60-day period. Notwithstanding the foregoing, Cause shall not exist unless the Participant has first received a written notice from the Company which sets forth the circumstances giving rise to Cause and the Participant shall have a period of 30 days to cure (if capable of cure).

(j)                 “Change in Control” means, unless the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:

(i)                 the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;

(ii)              a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;

(iii)              the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; and

(iv)             the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).

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(k)              “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(l)               “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.

(m)             “Common Stock” means the Class A Common Stock of the Company, par value of $0.0001 per share.

(n)              “Company” has the meaning set forth in Section 1 of the Plan and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.

(o)              “Deferred Award” means an Award granted pursuant to Section 13 of the Plan.

(p)              “Director” means any member of the Company’s Board.

(q)             “Disability” means, unless otherwise provided in an Award Agreement, cause for termination of a Participant’s employment or service due to a determination that a Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled.

(r)                “Effective Date” has the meaning set forth in Section 2.

(s)                “Eligible Director” means a Director who satisfies the conditions set forth in Section 4(a) of the Plan.

(t)                “Eligible Person” means any (i) individual classified as employed by the Company or an Affiliate, (ii) Director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate, or (iv) prospective employee, Director, officer, consultant or advisor who has accepted an offer of employment or service and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate.

(u)               “Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any Subsidiary and a Participant.

(v)              “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(w)             “Fair Market Value” means, (i) with respect to a Share of Common Stock on a given date, (x) if the Common Stock is listed on a national securities exchange, the closing sales price of a Share reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date.

(x)              “Grant Date” shall mean the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

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(y)               “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(z)               “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(aa)             “Immediate Family Members” has the meaning set forth in Section 15(b)(ii) of the Plan.

(bb)            “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.

(cc)             “NASDAQ” means the Nasdaq Global Select Market.

(dd)            “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(ee)             “Option” means an Award granted under Section 7 of the Plan.

(ff)               “Option Period” has the meaning set forth in Section 7(c) of the Plan.

(gg)            “Other Cash-Based Award” means an Award granted under Section 10 of the Plan that is denominated and/or payable in cash, including cash awarded as a bonus or upon the attainment of specific performance criteria or as otherwise permitted by the Plan or as contemplated by the Committee.

(hh)            “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

(ii)               “Participant” has the meaning set forth in Section 6(a) of the Plan.

(jj)              “Performance Conditions” means specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis. The Performance Conditions may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Committee shall have the authority to make equitable adjustments to the Performance Conditions as may be determined by the Committee, in its sole discretion.

(kk)             “Permitted Transferee” has the meaning set forth in Section 15(b)(ii)(E) of the Plan.

(ll)              “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.

(mm)           “Released Unit” has the meaning set forth in Section 9(e)(ii) of the Plan.

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(nn)           “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.

(oo)           “Restricted Stock” means an Award of Common Stock, subject to certain specified restrictions, granted under Section 9 of the Plan.

(pp)           “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan.

(qq)            “SAR Period” has the meaning set forth in Section 8(c) of the Plan.

(rr)              “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

(ss)             “Share” means a share of Common Stock.

(tt)              “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(uu)           “Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other company which the Committee determines should be treated as a “Subsidiary.”

(vv)           “Substitute Awards” has the meaning set forth in Section 5(g) of the Plan.

4.                  Administration.

(a)               The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards (including Substitute Awards) to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) implement an Award Transfer Program, (v) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (vi) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (viii) accelerate or modify the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent determined by the Board and/or required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

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(b)               The Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are members of the Board or are otherwise subject to Section 16 of the Exchange Act. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, RSUs or other Awards in the form of rights to Shares, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees or the Board (which may consist of solely one Director) the authority to grant all types of awards, in accordance with applicable law. Any such delegation may be revoked by the Committee at any time.

(c)               As further set forth in Section 15(f) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States or are subject to laws outside the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without stockholder approval if such approval is required by applicable securities laws or regulation or listing guidelines or rules of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

(d)               Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)              No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)                The Board may at any time and from time to time grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(g)               Claims Limitation Period. Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

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5.                  Grant of Awards; Available for Awards; Limitations.

(a)               Awards. The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and, if applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee and as set forth in an Award Agreement.

(b)              Available Shares. Subject to Section 11 of the Plan and subsection (e) below, the maximum number of Shares available for issuance under the Plan shall not exceed [             ]1 (the “Share Pool”) on a fully diluted basis.

(c)               Incentive Stock Options Limit. The maximum number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed [             ].2

(d)               Share Counting. The Share Pool shall be reduced by the number of Shares delivered for each Award granted under the Plan that is valued by reference to a Share of Common Stock; provided, that Awards that are valued by reference to Shares but are required to or may be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards terminate, expire, or are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the Shares subject to such Awards shall again be available for Awards under the Share Pool. In addition, any (i) Shares tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Stock Options granted under the Plan; (ii) Shares reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights; and (iii) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan, or upon the lapse of restrictions on, or settlement of, an Award, shall again be available for Awards under the Share Pool.

(e)               Source of Shares. Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(f)                Substitute Awards. The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of Shares available for Awards (i.e., Substitute Awards will not be counted against the Share Pool); provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan.

(g)               Inducement Grants. Shares subject to Awards that qualify as inducement grants under NASDAQ Listing Rule 5635 or its successor shall not be counted against the Share Reserve.

1      To equal 7.5% on a fully diluted basis.

2      Insert same number as footnote 1.

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6.                  Eligibility.

(a)               Participation shall be for Eligible Persons who have been selected by the Committee or its delegate to receive grants under the Plan (each such Eligible Person, a “Participant”).

(b)              Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

7.                  Options.

(a)               Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are classified as employees of the Company and its Affiliates and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.

(b)               Exercise Price. The exercise price per Share of Common Stock for each Option (that is not a Substitute Award), which is the purchase price per Share underlying the Option, shall be determined by the Committee, and unless otherwise determined by the Committee, or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant, or if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted.

(c)               Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the Option Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such Option prior to the expiration of the Option Period. The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

(d)               Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the exercise price to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the exercise price and such applicable taxes. The exercise price and delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the Option is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes; (B) if permitted by the Award Agreement and/or Committee and applicable law, if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) if permitted by the Award Agreement and/or Committee by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the Option Period, the Fair Market Value of the Common Stock exceeds the exercise price, the Participant has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.

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(e)               Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.

(f)                Non-Exempt Employees. An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

8.                  Stock Appreciation Rights (SARs).

(a)               Generally. Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement.

(b)              Exercise Price. The exercise or hurdle price per Share of Common Stock for each SAR shall be determined by the Committee and, unless otherwise determined by the Committee or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.

(c)              Vesting and Expiration. SARs shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy or a Company-imposed “blackout period,” unless otherwise provided by the Committee, the SAR Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).

(d)              Method of Exercise. No Shares shall be delivered pursuant to any exercise of a SAR until the Participant has paid to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. The delivery of all applicable required withholding taxes shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the SAR is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the SAR Period, the Fair Market Value exceeds the exercise price, the Participant has not exercised the SAR, and the SAR has previously expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e)               Payment. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share of Common Stock on the exercise date over the exercise price, less an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.

(f)                The rules of Section 7(e) and 7(f) shall apply to SARs as if the Award were an Option.

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9.                  Restricted Stock and Restricted Stock Units.

(a)               Generally. Each Restricted Stock and Restricted Stock Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards. No Share of Common Stock shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b)               Director Retainer Fees. To the extent permitted by the Board and subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee or unaffiliated Director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Stock Units or Shares, which shall not count against the Share Pool.

(c)               Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause Share(s) of Common Stock to be registered in the name of the Participant, which may be evidenced in any manner the Committee may deem appropriate, including in book-entry form subject to the Company’s directions or the issuance of a stock certificate registered in the name of the Participant. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock. Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends. Unless otherwise provided by the Committee or in an Award Agreement, an RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

(d)               Restrictions; Forfeiture. Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. Unless otherwise provided by the Committee, in the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a stockholder with respect thereto), and to such Restricted Stock Units, as applicable, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

(e)               Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)                 Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary or Permitted Transferee (via book-entry notation or, if applicable, in stock certificate form) the Shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full Share).

(ii)              Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one Share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may elect to (A) pay cash or part cash and part Common Stock in lieu of delivering only Shares in respect of such Released Units or (B) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Shares would have otherwise been delivered to the Participant in respect of such Restricted Stock Units.

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(f)            Legends on Restricted Stock. Each certificate representing Shares of Restricted Stock awarded under the Plan, if any, shall bear as appropriate a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE SEAPORT GLOBAL ACQUISITION CORP. 2021 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF ______, BETWEEN SEAPORT GLOBAL ACQUISITION CORP. AND __________. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SEAPORT GLOBAL ACQUISITION CORP.

10.              Other Stock-Based Awards and Other Cash-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive future grants of Awards, or other Awards denominated in Common Stock (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Shares (“Other Stock-Based Awards”) and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine. Each Other Stock-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the date of grant. Each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

11.              Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall (other than with respect to Other Cash-Based Awards), to the extent permitted under Section 409A of the Code, make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

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(i)                 adjusting any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the exercise price with respect to any Award and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);

(ii)                providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and

(iii)               cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate exercise price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-Share exercise price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)). Except as otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 11 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award or as it otherwise may determine during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.

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12.              Effect of Termination of Service or a Change in Control on Awards.

(a)           Termination. To the extent permitted under Section 409A of the Code, the Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and to the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s termination of service prior to the end of a performance period or vesting, exercise or settlement of such Award.

(b)           Change in Control. In the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide for: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms and value for such outstanding Awards (in the case of an Option or SAR, the Intrinsic Value at grant of such Substitute Award shall equal the Intrinsic Value of the Award); (iii) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or other performance conditions deemed met at target) or right to exercise such outstanding Awards immediately prior to or as of the date of the Change in Control, and the expiration of such outstanding Awards to the extent not timely exercised by the date of the Change in Control or other date thereafter designated by the Committee; or (iv) in the case of an Option or SAR, cancelation in consideration of a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SARs for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

13.              Deferred Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus, commission or retainer that may be payable to a Participant under any applicable, bonus, commission or retainer plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.

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14.              Amendments and Termination.

(a)           Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation or to avoid adverse tax consequences under Section 409A.

(b)           Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation or to avoid adverse tax consequences under Section 409A; provided, further, that the Committee may, without stockholder approval, (i) reduce the exercise price of any Option or SAR, (ii) cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price) or other Award or cash, (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, and/or (iv) cancel any outstanding Option or SAR that has a per-Share exercise price (as applicable) at or above the Fair Market Value of a Share of Common Stock on the date of cancellation, and pay any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof.

(c)           Company Cancellation Right. Subject to applicable law, if the Fair Market Value for Shares subject to any Option is more than 33% below the Option’s exercise price for more than ninety (90) consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.

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15.              General.

(a)           Award Agreements; Other Agreements. Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.

(b)           Nontransferability.

(i)                 Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law or the Plan, by the Participant’s legal guardian or representative or beneficiary or Permitted Transferee. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or as set forth below in clause (ii), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)                Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; (D) a bank or third party pursuant to an Award Transfer Program; or (E) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee or its delegate advance written notice describing the terms and conditions of the proposed transfer and the Committee or its delegate notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

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(iii)               The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that, as otherwise provided by the Committee, (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant.

(c)           Dividends and Dividend Equivalents. The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(d)           Tax Withholding.

(i)                 The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

(ii)                Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Shares (which Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Shares that would otherwise be available for delivery, provided, that the Board or the Committee has specifically approved such payment method in advance.

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(e)           No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement. No employee, Director of the Company, consultant providing service to the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a Director any rights to continued service on the Board.

(f)            International Participants. With respect to Participants who reside or work outside of the United States or are subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(g)           Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

(h)           Termination of Employment or Service. The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if the Participant’s employment with the Company or its Affiliates terminates, but such Participant continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee Director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

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(i)            No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued or delivered to that person.

(j)            Government and Other Regulations.

(i)                 Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

(ii)                The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(iii)               The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate exercise price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k)           Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(l)            Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(m)          No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(n)           Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

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(o)           Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(p)           Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(q)           Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(r)            Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

(s)           Section 409A of the Code.

(i)                  It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

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(ii)                 Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)                In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(t)            Clawback/Forfeiture. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by applicable law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), if and to the extent—

(i)                  the granting, vesting, or payment of an Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(ii)                 in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; or

(iii)                a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii).

In each instance, the Committee may, to the extent practicable and allowable or required under applicable laws, require Reimbursement relating to any such Award granted to a Participant; provided that the Committee will not seek Reimbursement relating to any such Awards that were paid or vested more than three (3) years prior to the first date of the applicable restatement period. Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act.

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In addition, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. By accepting an Award, the Participant agrees that the Participant is subject to any clawback policies of the Company in effect from time to time.

(u)           No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(v)           No Interference. The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(w)          Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(x)           Whistleblower Acknowledgments. Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its Affiliates of any reporting described in clause (i).

(y)           Lock-Up Agreements. The Committee may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

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(z)            Restrictive Covenants. The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

(aa)         (n)        Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

* * *

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Exhibit G

AMENDED AND RESTATED BYLAWS

OF

REDBOX AUTOMATED RETAIL CORP.

(the “Corporation”)

* * * * *

ARTICLE I.
OFFICES

Section 1.01            Registered Office and Agent. The address of the registered office of the Corporation is 16192 Coastal Highway, in the city of Lewes, County of Sussex, State of Delaware 19958. The name of its registered agent at such address is Harvard Business Services, Inc..

Section 1.02            Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03            Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.
Meetings of Stockholders

Section 2.01            Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office

Section 2.02            Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03            Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.

Section 2.04            Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)                A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05            Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06            Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to the DGCL, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by the DGCL, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b)                Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.07            No Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, the Certificate of Incorporation and these Bylaws, and may not be taken by written consent of stockholders without a meeting.

Section 2.08            Organization. At each meeting of stockholders, the chairman of the Board of Directors, if one shall have been elected, or in the chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09            Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10            Nomination of Directors and Proposal of Other Business.

(a)                Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) with respect to Redwood Parent, L.P., a Delaware limited partnership, and Seaport Global SPAC, LLC, a Delaware limited liability company, in accordance with the procedures set forth in the Stockholders Agreement by and among the Corporation and the stockholders party thereto, dated as of [•], 2021 (the “Stockholders Agreement”) or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. Notwithstanding anything in this Section 2.10 to the contrary, the advance notice procedures set forth in this Section 2.10 shall not apply with respect to the nomination of any director pursuant to and in accordance with the Stockholders Agreement (such a director, a “Designated Director”), and the nomination of a Designated Director shall instead by governed by the procedures set forth in the Stockholders Agreement.

(ii)                   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Business Combination Agreement, dated as of May 16, 2021, by and among the Corporation, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Intermediate, LLC, a Delaware limited liability company, and Redwood Parent, L.P., a Delaware limited partnership, be deemed to have occurred on [●] of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.

(iii)                  A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)                the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)                for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3)                a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)                a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5)                a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)                a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7)                any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8)                such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b)                Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c)                General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)                   No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii)                  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv)                  Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v)                   Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

ARTICLE III.
Directors

Section 3.01            General Powers. Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02            Number, Election and Term of Office. Subject to the Certificate of Incorporation and the Stockholders Agreement, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. Except as otherwise provided in the Certificate of Incorporation and the Stockholders Agreement, each director shall serve for a term expiring on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03            Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04            Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05            Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06            Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07            Special Meetings. Special meetings of the Board of Directors may be called by the chairman of the Board of Directors or the President and shall be called by the chairman of the Board of Directors, President or the Secretary, on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08            Committees. Subject to the Stockholders Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Except as otherwise provided in the Certificate of Incorporation, the Stockholders Agreement, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

Section 3.09            Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10            Remote Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11            Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12            Vacancies. Unless otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term expiring on the date of the next following the annual meeting. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13            Removal. Unless otherwise provided in the Certificate of Incorporation or the Stockholders Agreement, no director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 3.14            Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15            Chairman of the Board of Directors. Subject to the provisions of Section 2.08 herein, the chairman of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided herein and as the Board of Directors may from time to time prescribe. The chairman of the Board may or may not be an officer of the Corporation.

Section 3.16            Lead Independent Director. The Board of Directors may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the chairman of the Board of Directors is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.

ARTICLE IV.
Officers

Section 4.01            Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02            Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03            Delegation of Authority. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.04            Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05            Resignations. Any officer may resign at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06            Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE V.
CAPITAL STOCK

Section 5.01            Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairman or vice chairman of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02            Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.03            Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 5.04            Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05            Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE VI.
General Provisions

Section 6.01            Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)                In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02            Dividends. Subject to limitations contained in the DGCL and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03            Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04            Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05            Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06            Amendments. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation, these Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.

Section 6.07            Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE VII.
Notices

Section 7.01            Form and Delivery. Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Section 7.02            Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.03            Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII.
INTERESTED DIRECTORS

Section 8.01            Interested Directors. No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 8.02            Quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes a contract or transaction described in Section 8.01.

Exhibit H

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[●] CORP.

[__________], 2021

Seaport Global Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Seaport Global Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 24, 2020 (the “Original Certificate”). The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on November 27, 2020 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) which both restates and amends the provisions of the First Amended and Restated Certificate, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Redbox Automated Retail Corp. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The company's registered office in the State of Delaware is 16192 Coastal Highway, in the city of Lewes, County of Sussex, State of Delaware 19958. The Registered Agent in charge thereof is Harvard Business Services, Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [__________] shares, consisting of

(a)        [_________] shares of Class A Common Stock (the “Class A Common Stock”);

(b)        [_________] shares of Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and

(c)        [__________] shares of preferred stock (the “Preferred Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.3 Common Stock.

(a) Voting. Except as otherwise required by the DGCL or this Restated Certificate:

(i)       Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(ii)      Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(iii)     Except as otherwise required in this Restated Certificate or by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iv)     The holders of shares of Common Stock shall not have cumulative voting rights.

(v)      The holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to vote separately as a class upon any amendment to this Restated Certificate (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in an election of directors, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(c) Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the common units (the “LLC Units”) of Redwood Intermediate, LLC, a Delaware limited liability company (“Intermediate”) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Restriction on Issuance of Class B Common Stock. No shares of Class B Common Stock may be issued by the Corporation except to a holder of LLC Units, such that after such issuance the holder of shares of Class B Common Stock holds an identical number of LLC Units and shares of Class B Common Stock.

(f) Restriction on Transfer of Class B Common Stock. A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LLC Units to such Permitted Transferee in compliance with the LLC Agreement. Any purported transfer of shares of Class B Common Stock to any Person other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s LLC Units to such Permitted Transferee shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. For purposes of this Restated Certificate, “LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Intermediate, dated on or about the date hereof, as it may be amended and/or restated from time to time.

(g) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.3 Certain Provisions Related to Sale Rights.

(a) Reservation of Shares of Class A Common Stock for Sales. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting any exchanges pursuant to the applicable provisions of Article [__] of the LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the redemption or exchange of all outstanding LLC Units as a result of any Sale (as defined in the LLC Agreement) pursuant to the applicable provisions of Article [__] of the LLC Agreement (including for this purpose any LLC Units issuable upon the exercise of any options, warrants or similar rights to acquire LLC Units), as applicable (without regard to any restrictions on Sale contained therein). All the shares of Class A Common Stock that are issued upon any such Sale of such LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.

(b) Retirement of Class B Common Stock. In the event that (a) a share of Class A Common Stock is issued as a result of any Sale of an LLC Unit held by a Unitholder pursuant to the applicable provisions of Article [●] of the LLC Agreement or (b) a Redemption by Cash Payment is effected with respect to any LLC Unit held by a Unitholder pursuant to the applicable provisions of Article [●] of the LLC Agreement, a share of Class B Common Stock held by such Unitholder chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by the Corporation.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors of the Corporation which shall constitute the Board of Directors shall initially be 9 and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors.

Section 5.3 Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.

Section 5.4 Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date hereof, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders following the date hereof and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders following the date hereof. Subject to the Stockholders Agreement, for the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the date hereof, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to (i) that certain Stockholders’ Agreement, dated as of [•], 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, Redwood Holdco, LP, a Delaware limited liability partnership, and the other parties thereto, and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Subject to the Stockholders’ Agreement, any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Section 5.4 Removal. Subject to (i) the Stockholders’ Agreement and (ii) the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Section 5.5 Preferred Stock Directors. Notwithstanding the provisions of this Article V, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate (including, but not limited to, any duly authorized certificate of designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such By-Laws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Restated Certificate relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a)               Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Restated Certificate is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2(d), the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

(b)               The right to indemnification conferred upon Indemnitees in this Section 8.2 shall include the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.

(c)               The rights conferred upon Indemnitees in this Section 8.2 shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 8.2(h), shall be an Other Indemnitor.

(d)               To obtain indemnification under this Section 8.2, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 8.2(d), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(e)               If a claim under Section 8.2(a) is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 8.2(d) has been received by the Corporation, or if a claim under Section 8.2(b) is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(f)                If a determination shall have been made pursuant to Section 8.2(d) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 8.2(e). The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 8.2(e) that the procedures and presumptions of this Section 8.2 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Section 8.2.

(g)               The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8.2: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Section 8.2 (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(h)               The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(i)                 The Board of Directors may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

(j)                 If any provision or provisions of this Section 8.2 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 8.2 (including, without limitation, each portion of any paragraph of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 8.2 (including, without limitation, each such portion of any Section of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(k)               For purposes of this Section 8.2: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Section 8.2. Any reference to an officer of the Corporation in this Section 8.2 shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board of Directors or by an officer to whom the Board of Directors has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 8.2.

(l)                 Any notice, request or other communication required or permitted to be given to the Corporation under this Section 8.2 shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE IX

CORPORATE OPPORTUNITY

(a)               In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Apollo and its Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) Apollo and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve Apollo and its Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Apollo and its Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

(b)               In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Restated Certificate to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

(c)               Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(d)               In the event of a conflict or other inconsistency between this Article IX and any other Article or provision of this Restated Certificate, this Article IX shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article IX (other than this Section 9(d)) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, irrespective of whether such employee otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article IX shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) as to any such employee.

(e)               For the avoidance of doubt, subject to Section 9(d), this Article IX is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article IX, and this Article IX shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

(f)                Solely for purposes of this Article IX, (i) “Affiliate” shall mean (a) with respect to Apollo, any person or entity that, directly or indirectly, is controlled by Apollo, controls Apollo, or is under common control with Apollo, but excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (b) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; and (ii) “Apollo” shall mean AP Management IX, L.P.

ARTICLE X

AMENDMENT

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding the foregoing, no provision of Section 4.3(a), Article V, Article VI, Article VII, Article VIII, Article IX, this Article X or Article XI of this Restated Certificate may be altered, amended or repealed in any respect, nor may any provision of this Restated Certificate or the By-Laws inconsistent therewith be adopted, unless in addition to any other vote required by this Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 11.1 Forum. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 11.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit I

SEAPORT GLOBAL ACQUISITION CORP.
Tax Receivable Agreement
Summary of Terms

Parties	Redwood Holdco, LP (the “TRA Holder”) will be entitled to receive payments under the Tax Receivable Agreement (the “TRA”):

Coverage

The TRA will apply to the tax savings, if any, Seaport Global Acquisition Corp. (“Acquiror”) recognizes as a result of the following (“Tax Benefits”):

•      Any depreciation and amortization deductions claimed on an income tax return of Acquiror resulting from tax basis adjustment in Redwood Intermediate, LLC’s (the “Company”) assets (including adjustments pursuant to Sections 732, 734(b), 743(b), 754, 755, and 1012 of the Code) attributable to the TRA Holder’s interest in the Company;

•      the TRA Holder’s share of the Company’s existing tax basis in its assets; and

•      Deductions for imputed interest generated by payments to the TRA Holder.

Payments

Payments under the TRA will equal 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that Acquiror recognizes after the Closing Date (determined by using the applicable assumed combined state and local income tax rate as updated from time to time as necessary based on the Acquiror’s financial and asset profile and relevant jurisdictions in which it is subject to income tax) as a result of the Tax Benefits.

Payments due under the TRA will, with respect to each taxable year, (i) accrue interest at a rate of [SOFR] + [100] basis points from the due date for filing Acquiror’s tax returns to the date of the relevant TRA payment and (ii) be due within five business days after delivery of the Tax Benefit Schedules (as defined in the TRA) to the TRA Holder.

Excess payments made in prior years to the TRA Holder will be netted against future payments to the TRA Holder. The TRA will contain standard language providing that there will be no duplicative payments.

Any shortfalls in ability to make payments in a given year under the TRA will accrue interest, at a rate of [SOFR] + [100] Basis Points if such shortfall is due to the terms of a credit agreement of the Company or its subsidiaries or at a rate of [SOFR] + [500] basis points if such shortfall is for any other reason.

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Term	The TRA will expire upon the earlier to occur of: • the complete utilization of the Tax Benefits; and • an Early Termination Payment (as defined below).

Early Termination Payment

Acquiror will have the option to terminate the TRA with respect to the TRA Holder at any time and the TRA will terminate automatically on a Change of Control (as described below). Upon such termination, the TRA Holder will be entitled to a one-time lump-sum payment equal to the net present value of future payments under the TRA (calculated using a discount rate of at a rate of [SOFR] + [100] basis points) (an “Early Termination Payment”). Such one-time lump-sum payment will be calculated utilizing certain assumptions to be agreed, including (a) that there will be sufficient taxable income to fully utilize the Tax Benefits in the applicable year, (b) that all losses and credits will be fully utilized in the earliest year possible permitted by law, (c) that all non-amortizable assets will be disposed of on the 15th anniversary of the Closing in an amount sufficient to fully utilize the adjusted basis of such assets, (d) federal income tax rates and state and local income tax that will be in effect will be those specified by the Internal Revenue Code of 1986, as amended, and other law as in effect on the Early Termination Date and (e) any outstanding units in the Company owned by the TRA Holder are exchanged for shares of Acquiror Common Stock on the Early Termination Date (as defined in the TRA).

If Acquiror breaches any of its material obligations under the TRA (other than a failure to make TRA payments due to insufficient funds) and such breach is not cured within 20 business days of the TRA Holder providing written notice of such breach, the TRA Holder may elect to receive the Early Termination Payment. Acquiror (and any of its subsidiaries) shall have the right to obtain third party financing to make any payments that become due under this Section.

Change in Law	The TRA Holder will have the right to amend the TRA in the event of certain changes in tax law if such changes would cause the recognition of taxable income to the TRA Holder prior to an exchange of units of the Company for shares in the Acquiror or cause the income recognized under the TRA being treated as ordinary income, or otherwise have a material adverse impact on the TRA Holder; provided that such amendment does not increase any TRA payments due to the TRA Holder.

Certain Restructuring Transactions	If Acquiror transfers one or more assets to a corporation with which it does not file a consolidated income tax return for federal, state, local, or non-U.S. purposes, for purposes of calculating payments due under the TRA, Acquiror will be treated as having disposed of such asset(s) for fair market value in a fully taxable transaction on the date of such transfer.

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Change of Control	A Change of Control will occur on the occurrence of the following: (i) a merger, reorganization, consolidation or similar form of business transaction involving Acquiror unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of Acquiror resulting from consummation of such transaction is held by the TRA Holder or its Affiliates (determined immediately prior to such transaction and related transactions), (ii) a transaction in which the Acquiror, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate, (iii) a transaction in which there is an acquisition of control of the Acquiror by a Person or group of Persons (other than the TRA Holder and its Affiliates), or (iv) a transaction in which individuals who constitute the board as of the date of the IPO (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the board of Acquiror (the “Board”), provided that any person becoming a director subsequent to the Closing Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Acquiror in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Acquiror as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director or the liquidation or dissolution of the corporation.

Transferability	The rights under the TRA will be fully transferable by the TRA Holder, in whole or in part.
Amendment	The TRA may only be amended with the prior approval of (i) the executive committee of the board of directors of Acquiror or, if such executive committee does not exist, the board of directors of Acquiror, and (ii) the TRA Holder.
Subordination	Payments under the TRA shall be subordinate and junior in right of payment to any principal, interest or other amounts due and payable for indebtedness for borrowed money and pari passu with all current or future unsecured obligations of Acquiror that are not the above obligation.

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Exhibit j

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

REDWOOD INTERMEDIATE, LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Redwood Intermediate, LLC, a Delaware limited liability company (the “LLC”), is entered into by Redwood Holdco, LP, a Delaware limited partnership, as the sole member (the “Member”), as of ___, 2021.

WHEREAS, the LLC was formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”) by an authorized person of the LLC, causing the filing of the certificate of formation of the LLC (the “Certificate”) with the Secretary of State of the State of Delaware on July 22, 2016, and the entry into its original limited liability company agreement (as heretofore amended and/or restated, the “Original Agreement”);

WHEREAS, pursuant to Section 21 of the Original Agreement, the Member entered into that certain Second Amended and Restated Agreement (the “Second A&R Agreement) dated as of September 29, 2020;

WHEREAS pursuant to Section 19 of the Second A&R Agreement, the Member has consented to amending and restating the Second A&R Agreement in its entirety as set forth in this Agreement; and

WHEREAS, the Member hereby constitutes the LLC as a limited liability company for the purposes, and on the terms and conditions, set forth in this Agreement.

NOW, THEREFORE, the Member, by executing this Agreement, hereby agrees as follows:

1.                  Name.

(a)               The name of the limited liability company is “Redwood Intermediate, LLC”. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

(b)               The Member hereby continues the LLC as a limited liability company pursuant to the provisions of the Act and acknowledges that the rights, duties and liabilities of the Member shall be as provided in the Act except as provided in this Agreement.

2.                  Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

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3.                  Registered Office; Registered Agent.

(a)               The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.

(b)               The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, United States of America.

4.                  Principal Office. The principal office of the LLC shall be One Manhattanville Road, Suite 201, Purchase, New York 10577, United States of America, or such other place as the Member may determine from time to time. The Member may establish additional offices as it deems necessary.

5.                  Member; Units. The Members shall have limited liability company membership interests in the LLC, which shall be represented by units representing a fractional part of such membership interests (“Units”) issued and outstanding, which may be divided into one or more types, classes, or series. Each type, class, or series of Units shall have the privileges, preference, duties, liabilities, obligations, and rights, including voting rights, if any, as provided in the Act, except as otherwise set forth in this Agreement with respect to such type, class, or series. The Member shall maintain a schedule of the Members, their respective mailing addresses, and the amount and type, class, or series of Units held by them (the "Members Schedule"), and shall update the Members Schedule upon the issuance or transfer of any Units to any new or existing Member in accordance with this Agreement. Units may be issued and held in fractional Units. Ownership of a Unit (or fraction thereof) shall not entitle a holder of Units to call for a partition or division of any property of the Company or for any accounting. Unless the Member otherwise directs, Units will not be represented by certificates. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Annex A.

6.                  Authorized Persons. Laurie D. Medley, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Such filing is hereby ratified and confirmed in all respects. Each person designated by the Member as an authorized person of the LLC (each, an “Authorized Person”) within the meaning of the Act, acting singly and not jointly, is authorized to execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. The Member may revoke the status of any Authorized Person at any time, and may appoint additional Authorized Persons from time to time. Any Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any jurisdiction in which the Member may wish the LLC to conduct business.

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7.                  Management.

(a)               Management of the LLC shall be vested in the Member, who shall manage the LLC in accordance with the Act. The Member shall be vested as a “manager” within the meaning of the Act, and the Member shall have and be subject to all of the duties and liabilities of a “manager” provided in the Act. The Member shall have the sole right to manage the business and affairs of the LLC and all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the LLC, including without limitation, the right to sell all or substantially all the assets of the LLC. All determinations, decisions and actions made or taken by the Member in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member and the Member’s successors, assigns and personal representatives. The LLC is authorized to execute, deliver and perform its obligations under, and the Member or any Officer (as defined below), acting singly, on behalf of the LLC, is authorized to execute and deliver, and perform the LLC’s obligations under, any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as they may consider necessary or advisable in connection with the purposes of the LLC or the management of any entity for which the LLC serves as general partner or member, without any vote or consent of any other person, notwithstanding any other provision of this Agreement.

(b)               The Member may (but need not) adopt procedures relating to meetings of the Member and the taking of actions and may (but need not) exercise its authority hereunder by resolution.

8.                  Delegation of Authority to Officers and Others.

(a)               The Member may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the LLC with such titles and authority as shall be delegated to such persons by the Member from time to time.

(b)               Subject to the provisions of this Agreement, the Officers shall have such rights, powers, authority and responsibilities, general or specific, as may be expressly delegated to them pursuant to this Agreement or as determined from time to time by the Member. Officers shall be subject to removal with or without cause at any time by the Member.

(c)               The Member confirms that all determinations, decisions and actions made or taken by any of the Officers in accordance with this Agreement shall be conclusive and absolutely binding upon the LLC, the Member, and their respective successors, assigns and personal representatives.

(d)               Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Officers as set forth in this Agreement. A certificate of any Officer certifying that such individual is an Officer shall be conclusive evidence that such individual is an Officer, and such individual’s actions as an Officer shall be authorized and binding on the LLC.

9.                  Authorization.

(a)               Notwithstanding any provision of this Agreement to the contrary, the Member and each Officer (with respect to such Officer, solely to the extent acting in accordance with this Agreement and the delegation of authority to such Officer by the Member), acting individually, on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) is hereby authorized, without any vote or consent of any other person or entity, including the Member, except as specified below, to:

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(i)                        subject to any restrictions or requirements as may be set by the Member to open accounts for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) in any bank, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds on deposit in such accounts, and as may be deemed by the Member or an Officer to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer and, in connection therewith, execute any form of required resolution necessary to open any such bank accounts;

(ii)                        prepare and file, or cause to be prepared and filed, for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), an Application for Employer Identification Number on Internal Revenue Service Form SS-4, and to prepare, execute and file with the appropriate authorities such other federal, state or local applications, forms and papers on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) as may be required by law or deemed by the Member or an Officer, to be necessary, appropriate or otherwise in the best interests of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;

(iii)                        pay on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) any and all fees and expenses incident to and necessary to perfect the formation of the LLC or any entity for which the LLC is the general partner, member, manager or other officer;

(iv)                       form, and enter into the constitutional documents of, any other entity which the Member or an Officer determines is necessary or appropriate to form (such determination of the Member or Officer to be conclusively evidenced by the Member’s or such Officer’s execution of such constitutional documents), and any and all amendments thereto and/or restatements thereof, as a general partner, member, manager or other officer thereof, and to exercise all of its rights and perform all of its obligations thereunder; and

(v)                        negotiate, complete, execute, acknowledge and deliver any deeds, receipts, certificates, filings and other documents for and on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), as the Member or Officer, acting alone may, in its, his or her absolute discretion consider:

(A)             contemplated by or incidental to the aforementioned documents, or

(B)              necessary or advisable in connection with the performance by the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) of its obligations under any of the aforementioned documents.

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(b)               Notwithstanding any other provision of this Agreement to the contrary, the LLC, and the Member or any Officer, acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), is hereby authorized to execute and deliver, and to perform its obligations under, the aforementioned agreements, deeds, receipts, certificates, filings and other documents, without any further consent of the Member, but such authorization shall not be deemed a restriction on the power of the LLC, the Member or any Officer acting individually on behalf of the LLC or any entity for which the LLC is the general partner, member, manager or other officer, to enter into, and to perform its obligations under, other agreements on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer). The Member agrees that any Officer may execute the aforementioned agreements, deeds, receipts, certificates, filings and other documents on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer) under any title, including without limitation “Authorized Person,” that such Officer deems appropriate and that any prior acts of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), and the Member or any Officer acting individually on behalf of the LLC (on its own behalf and/or on behalf of any entity for which the LLC is the general partner, member, manager or other officer), consistent with the foregoing authorizations are hereby ratified and confirmed.

10.              Capital Contributions.

(a)               The Member shall have no obligation to make any capital contributions to the LLC, but may make such capital contributions to the LLC as it may deem necessary or advisable in connection with the business of the LLC from time to time.

(b)               The provisions of this Section 10 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the Member (and no such creditor of the LLC shall be a third party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the LLC to make any contribution to the LLC or to issue any call for capital pursuant to this Section 10.

11.              Percentage Interest. The limited liability company interest of the Member in the LLC shall be 100%.

12.              Distributions.

(a)               The Member shall not be entitled to interest on its capital contributions to the LLC or have the right to distributions or the return of any contribution to the capital of the LLC, except for distributions in accordance with this Section 12 or upon dissolution of the LLC in accordance with Section 17. To the fullest extent permitted by law, the Member shall not be liable for the return of any such amounts. Notwithstanding any provision in this Agreement to the contrary, the LLC shall not make a distribution to the Member on account of its interests in the LLC if such distribution would violate the Act or other applicable law.

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(b)               Distributions shall be made either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Member.

13.              Fiscal Year; Tax Matters.

(a)               The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(b)               Proper and complete records and books of account of the business of the LLC, including Annex A, shall be maintained at the LLC’s principal place of business. The Member acknowledges and agrees that the LLC is a domestic entity with one owner and is intended to be classified and treated as a disregarded entity for United States federal, state and local income tax purposes. The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s United States federal income tax returns. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense. The records of the LLC shall be maintained for three years following termination of the LLC.

(c)               The Member hereby agrees to take any measures necessary (or, if applicable, refrain from any action) to ensure that the LLC is treated as a disregarded entity for United States federal, state and local income tax purposes.

14.              Assignments and Transfers of Interests. The Member may transfer all or any portion of its limited liability company interest in the LLC and any and all rights and/or obligations associated therewith to any person at any time. The transferee of an interest in the LLC shall be admitted to the LLC as a member of the LLC upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Member in which it agrees to be bound by the terms of this Agreement. If the transferring Member is the sole member and transfers all of its interest in the LLC, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the LLC.

15.              Admission and Withdrawal of Additional Members. One or more additional member(s) may be admitted to the LLC with the written consent of the Member. The Member may resign from the LLC at any time. Upon the admission to the LLC of any additional member(s), if the LLC then has two or more members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the LLC to be classified as a partnership for United States federal, state and local income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member limited liability company to a limited liability company with two or more members.

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16.              Liability of the Member. The Member, in its capacity as member of the LLC, shall have no liability for the obligations or liabilities of the LLC except to the extent provided in the Act and applicable law. Nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Member, any rights or remedies under or by reason of this Agreement.

17.              Dissolution.

(a)               Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the LLC shall have perpetual existence.

(b)               The LLC shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i)                        the written consent of the Member,

(ii)                        at any time there is no member of the LLC unless the LLC is continued in accordance with the Act, or

(iii)                        the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c)               In the event of dissolution, the LLC shall wind up its affairs (including the sale of the assets of the LLC) in an orderly manner, and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.

18.              Indemnification.

(a)               The Member and its affiliates and its respective partners, members, shareholders, officers, directors, employees and associates and, with the approval of the Member, any agent of any of the foregoing (including their respective executors, heirs, assigns, successors or other legal representatives) (each, an “Indemnified Person”) shall not be liable to the LLC or the Member for any loss or damage occasioned by any acts or omissions in the performance of services under this Agreement, or otherwise in connection with the LLC, its investments, or its operations, unless such loss or damage has occurred solely by reason of the bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such Person’s duties to the LLC or the Member, of such Indemnified Person or as otherwise required by law; provided that nothing in this Agreement shall be construed as waiving any legal rights or remedies which the LLC may have under state or federal securities laws of the United States.

(b)               Each Indemnified Person shall be indemnified to the fullest extent permitted by law by the LLC against any cost, expense (including reasonable attorneys’ fees), judgment or liability incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any judicial, administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been the Member or its having provided services to the LLC; provided that the Indemnified Person shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined (i) in a decision on the merits in any such action, suit or proceeding, or (ii) on a plea of nolo contendere, to have been incurred or suffered by such Indemnified Person solely by reason of the bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard for such Person’s duties to the LLC or the Member, of such Indemnified Person. The right to indemnification granted by this Section 18 shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of such Indemnified Person. The LLC shall pay the expenses incurred by the Indemnified Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Indemnified Person to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. In any suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person or any other person claiming a right to indemnification is not entitled to be indemnified, or to an advancement of expenses, hereunder shall be on the LLC (or the Member acting derivatively or otherwise on behalf of the LLC) unless otherwise required by applicable law. Each Indemnified Person may satisfy any right of indemnity or reimbursement granted in this Section 18 or to which it may be otherwise entitled out of the assets of the LLC only, and the Member shall not be personally liable with respect to any such claim for indemnity or reimbursement. The Member may obtain appropriate insurance on behalf, and at the expense, of the LLC to secure its obligations hereunder.

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(c)               To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the LLC or the Member, an Indemnified Person acting under this Agreement shall not be liable to the LLC or the Member for its good faith reliance on the provisions of this Agreement.

(a)               Each Indemnified Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) of this Agreement and, in particular, the provisions of this Section 18. No amendment to this Agreement shall reduce or restrict the rights to indemnification and advancement of expenses provided to Indemnified Persons under this Section 18 with respect to any events, actions or omissions occurring prior to the date of such amendment.

19.              Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the unanimous written consent of the Member to such effect.

20.              Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

21.              Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

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22.              No Benefit of Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the Member and former or prospective members of the LLC. This Agreement is not intended for the benefit of any other person.

23.              Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

24.              Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MEMBER:

REDWOOD HOLDCO, LP

By:
Name:
Title:

[Signature Page to the Third Amended and Restated Limited Liability Company Agreement

of Redwood Intermediate, LLC]

aNNEX A

Member Name	Address	Amount of Units
Redwood Holdco, LP	One Manhattanville Road, Suite 201 Purchase, New York 10577 United States of America	[●]
Total

Annex A

Exhibit K

MATERIAL TERMS OF THE FOURTH AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT OF THE COMPANY

Term Sheet for Fourth Amended and Restated Limited Liability Company Agreement of Redwood Intermediate, LLC. Capitalized terms used and not otherwise defined herein will have the meaning given such terms in the Business Combination Agreement (the “BCA”), dated as of May 16, 2021, by and among Seaport Global Acquisition Corp., a Delaware corporation (“Acquiror”), Seaport Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Redwood Holdco, LP, a Delaware limited partnership (“Parent”), and Redwood Intermediate, LLC, a Delaware limited liability company (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the BCA.

Company	▪ Redwood Intermediate, LLC, a Delaware limited liability company.
Amendment & Restatement of LLC Agreement	▪ Effective upon completion of the Closing, the limited liability company agreement of the Company shall be amended and restated in its entirety to include the terms set forth in this term sheet and such other commercially customary terms for such structure based upon recent “Up-C” IPOs, provided such terms are reasonably acceptable to Acquiror and the Company (the “Fourth A&R LLC Agreement”).
Company Common Units	▪ Each Company Common Unit shall have identical economic rights and shall be entitled to share in the profits and losses of the Company and to receive distributions as and if declared by the Managing Member. Company Common Units will have no voting rights.
Sole Managing Member	▪ Effective upon completion of the Closing, Acquiror will be admitted as the sole Managing Member of the Company (the “Managing Member”).
Management

▪      The Managing Member will have the sole authority to manage the business, property and affairs of the Company in accordance with the Fourth A&R LLC Agreement and applicable law.

▪      The Managing Member cannot be removed or replaced except by the incumbent Managing Member.

▪      The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

Distributions	▪ The Managing Member may, subject to (i) any restrictions contained in the financing agreements to which the Company or any its Subsidiaries is a party, (ii) having available cash (after setting aside appropriate reserves), and (iii) any mutually agreed upon other restrictions set forth in the Fourth A&R LLC Agreement, make distributions to the members at any time and from time to time. Notwithstanding anything to the contrary, no distribution (including Tax Distributions) or other payment in respect of membership interests shall be required to be made to any member if, and to the extent that, such distribution (including Tax Distributions) or other payment in respect of membership interests would not be permitted under the DLLCA or other applicable law.

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▪      All distributions, including Tax Distributions, will be made to holders of Company Common Units on a pro rata basis based on the number of Company Common Units held by each holder.

▪      Upon the liquidation or winding up of the Company, all net proceeds thereof will be distributed to the holders of Company Common Units on a pro rata basis based on the number of Company Common Units held by each holder.

Tax Distributions	▪ At least two Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due the Company shall make distributions among the holders of Company Common Units on a pro rata basis based on the number of Company Common Units held by each holder in an amount that in the Managing Member’s discretion allows every holder of Company Common Units to satisfy its tax liability with respect to its Company Common Units (“Tax Distributions”). The amount of any Tax Distributions shall be determined assuming that each holder is a corporation, and each holder’s only income is from the Company, which amount shall be calculated based on the projections believed by the Managing Member in good faith to be reasonable projections of the taxable income of the Company for the applicable tax period multiplied by the highest marginal federal, state and local tax rate for a corporation that is resident in the United States applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code. Such amount shall be the same for all holders. If the aggregate amount of Tax Distributions paid for any Fiscal Year is less than the amount that would be calculated as of the end of such Fiscal Year based upon the Company’s actual income for such Fiscal Year, additional Tax Distributions in the amount of such shortfall shall be paid as soon as reasonably practicable after the end of such Fiscal Year.

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Transfer Restrictions

▪      The Fourth A&R LLC Agreement will contain restrictions on transfers of membership interests and will require the prior consent of the Managing Member for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions (including transfers to affiliates), (ii) transfers of Company Common Units by Parent to its direct and indirect equity holders, whether as a distribution, a liquidating distribution or otherwise, and (iii) Sales of Company Common Units for shares of Acquiror Common Stock in accordance with the Sale provisions below.

▪      In no event may any transfer of a Company Common Unit be made by any person if the Managing Member determines in good faith that:

(i)    such transfer is made to any person who lacks the legal right, power or capacity to own such Company Common Unit;

(ii)   such transfer would require the registration of such transferred Company Common Unit or of any class of Unit pursuant to any applicable U.S. federal or state securities laws;

(iii)  such transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable law, or (ii) the Managing Member to become a fiduciary with respect to any existing or contemplated member, pursuant to ERISA, any applicable law, or otherwise;

(iv)  to the extent requested by the Managing Member, the Company does not receive such Assignee’s consent to be bound by this Agreement as an Assignee in a form satisfactory to the Managing Member; or

(v)   such transfer would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

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Put Right for Company Common Units

▪      Following the expiration of any applicable lock-up, by delivering a written notice to the Company with a copy to Acquiror, each holder of the Company Common Units shall be entitled at any time (subject to the availability of an exemption to the registration requirements of the Securities Act or other applicable law or a registration statement then in effect with respect to such issuance and subsequent transfer by such holder) and from time to time, to sell (each, a “Sale”) all or a portion of its Company Common Units, together with the cancellation of an equal number of shares of Acquiror Class B Common Stock, for, at the option of the Company, a number of shares of Acquiror Common Stock equal to the product of (a) the number of Company Common Units to be sold multiplied by (b) the Exchange Rate (as defined below).

▪      The Fourth A&R LLC Agreement will include reasonable procedures for the implementation of Sales, including, without limitation, procedures for the giving of notice of an election of exchange.

Exchange Rate

▪      “Exchange Rate” means, at any time, the number of shares of Acquiror Common Stock for which one Company Common Unit is entitled to be Sold at such time pursuant to the Fourth A&R LLC Agreement. Initially, the Exchange Rate shall be one for one, subject to adjustment pursuant to the Fourth A&R LLC Agreement.

▪      The Fourth A&R LLC Agreement will provide that the Exchange Rate will be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Company Common Units or the Acquiror Class B Common Stock that is not accompanied by a substantively identical subdivision or combination of the Acquiror Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Acquiror Common Stock that is not accompanied by a substantively identical subdivision or combination of the Acquiror Class B Common Stock or the Company Common Units, in each case, to the extent necessary to maintain the economic equivalency in the value surrendered for sale and the value received, as determined by Acquiror in its sole discretion; provided, however, that no adjustment to the Exchange Rate will be made solely as a result of a stock dividend by Acquiror that is effected to maintain the relationship between the Acquiror Common Stock and the Company Common Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of the Acquiror Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Sale, an exchanging holder shall be entitled to receive the amount of such security, securities or other property that such exchanging holder would have received if such Sale had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. These adjustments shall apply to, mutatis mutandis, and all references to “Company Common Units” will be deemed to include, any security, securities or other property of Acquiror or the Company which may be issued in respect of, in exchange for or in substitution of Company Common Units, shares of Acquiror Common Stock or shares of Acquiror Class B Common Stock, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than a Sale) or other transaction.

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Acquiror Common Stock to be Issued

▪      Acquiror shall at all times reserve and keep available out of its authorized but unissued shares of Acquiror Common Stock, solely for the purpose of issuance upon a Sale, such number of shares of Acquiror Common Stock as shall be deliverable upon any such Sale; provided that nothing contained herein shall be construed to preclude Acquiror or the Company from satisfying its obligations in respect of the Sale of the Company Common Units by delivery of shares of Acquiror Common Stock which are held in the treasury of Acquiror or are held by the Company or any of their subsidiaries, by delivery of purchased shares of Acquiror Common Stock (which may or may not be held in the treasury of Acquiror or held by any subsidiary thereof). Acquiror and the Company covenant that shares, if any, of Acquiror Common Stock issued upon a Sale will, upon issuance, have been duly authorized and validly issued and be fully paid and non-assessable.

▪      Acquiror and the Company covenant and agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Acquiror Common Stock to be delivered with respect to any Sale, shares that have been registered under the Securities Act shall be delivered in respect of such Sale. If any Sale in accordance with the Fourth A&R LLC Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the member requesting such Sale, Acquiror and the Company shall use commercially reasonable efforts to promptly facilitate such Sale pursuant to any reasonably available exemption from such registration requirements. Acquiror and the Company shall use commercially reasonable efforts to list the shares of Acquiror Common Stock required to be delivered upon Sale prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Acquiror Common Stock may be listed or traded at the time of such delivery.

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▪ Acquiror shall use its reasonable best efforts to take all reasonable steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, Acquiror of equity securities of Acquiror (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of Acquiror for such purposes that result from the transactions contemplated by this Agreement, by each executive officer (including the chief accounting officer) or director of Acquiror.
Tax Treatment	▪ As required by the Internal Revenue Code and the Treasury Regulations, the parties shall report any Sale consummated hereunder as a taxable sale of Company Common Units and shares of Acquiror Class B Common Stock by an exchanging holder to Acquiror, resulting in a basis step-up to Acquiror under Section 743 of the Code.
“Traditional Method” of Allocation	▪ The parties shall cause the Company to elect the “traditional method” described in Treasury Regulations Section 1.704-3(b) with respect to any assets deemed contributed to the Company by Seller in connection with the transactions contemplated by the Business Combination Agreement.
Dissolution

▪      The Company shall dissolve, and its affairs shall be wound up, upon:

a)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

b)    any event which makes it unlawful for the business of the Company to be carried on by the members;

c)     at any time that there are no members, unless the Company is continued in accordance with the Delaware Act; or

d)    the determination of the Managing Member in its sole discretion; provided that in the event of a dissolution pursuant to this clause (d), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to members in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any class of Units, holders of not less than 90% of the Units of such class consent in writing to a treatment other than as described above;

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▪ provided that, if the dissolution of the Company pursuant to and in accordance with clauses (b) or (d) in this provision would have a material adverse effect on any member, the dissolution of the Company shall require the prior written consent of such member, which consent shall not be unreasonably withheld.
Certain Expenses

▪      The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Managing Member and/or the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company.

▪      The Company shall also bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member, (ii) operating, administrative and other similar costs, to the extent the proceeds are used or will be used by the Managing Member to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member), (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member, (iv) fees and expenses (other than any underwriters’ discounts and commissions that are economically recovered by the Managing Member as a result of acquiring Company Common Units at a discount) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member, (v) other fees and expenses in connection with the maintenance of the existence of the Managing Member, and (vi) all other expenses allocable to the Company or otherwise incurred by the Managing Member, in each case incurred by the Managing Member in connection with operating the Company’s business. For the avoidance of doubt, such distributions or reimbursements may not be used to pay or facilitate dividends or distributions on the securities of Acquiror and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Also for the avoidance of doubt, the Company shall not pay or bear any income tax obligations of Acquiror or the Managing Member or any obligations of Acquiror or the Managing Member under the Tax Receivable Agreement. The Managing Member and certain related persons will also be entitled to customary indemnification rights (including advancement of expenses) in line with recent “Up-C” IPOs.

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